EXHIBIT 99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION


IN RE:                               ss. Chapter 11
                                     ss.
KITTY HAWK, INC.,                    ss. CASE NO. 400-42141-BJH-11
KITTY HAWK AIRCARGO, INC.,           ss. CASE NO. 400-42142-BJH-11
KITTY HAWK CHARTERS, INC.,           ss. CASE NO. 400-42143-BJH-11
KITTY HAWK INTERNATIONAL, INC.,      ss. CASE NO. 400-42144-BJH-11
KITTY HAWK CARGO, INC.,              ss. CASE NO. 400-42145-BJH-11
OK TURBINES, INC.,                   ss. CASE NO. 400-42146-BJH-11
LONGHORN SOLUTIONS, INC.,            ss. CASE NO. 400-42147-BJH-11
AIRCRAFT LEASING, INC.,              ss. CASE NO. 400-42148-BJH-11
AMERICAN INTERNATIONAL               ss. CASE NO. 400-42149-BJH-11
TRAVEL, INC., AND                    ss.
FLIGHT ONE LOGISTICS, INC.           ss. CASE NO. 400-42069-BJH-11
                                     ss.
      Debtors.                       ss. Jointly Administered under
                                     ss. Case No. 400-42141

--------------------------------------------------------------------------------
               FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125
                       IN SUPPORT OF THE DEBTORS' JOINT
                 PLAN OF REORGANIZATION DATED OCTOBER 10, 2000
--------------------------------------------------------------------------------
THIS FINAL DISCLOSURE STATEMENT HAS BEEN PREPARED BY (COLLECTIVELY, THE "DEBTORS," OR "KITTY HAWK") AND DESCRIBES THE TERMS AND PROVISIONS OF THE DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000 (THE "PLAN"). ANY TERM USED IN THIS DISCLOSURE STATEMENT THAT IS NOT DEFINED HEREIN HAS THE MEANING ASCRIBED TO THAT TERM IN THE PLAN. A COPY OF THE PLAN IS INCLUDED HEREIN BEHIND THE DISCLOSURE STATEMENT.

Dated: October 10, 2000

Robert D. Albergotti                  John D. Penn                              Sarah B. Foster
State Bar No. 00969800                State Bar No. 15752300                    State Bar No. 07297500
Haynes and Boone, LLP                 Haynes and Boone, LLP                     Haynes and Boone, LLP
901 Main Street, Suite 3100           201 Main Street, Suite 2200               600 Congress Ave., Suite 1600
Dallas, Texas 75202                   Fort Worth, Texas 76102                   Austin, Texas 78701
Tel. No. (214) 651-5000               Direct Tel. No. (817) 347-6610            Tel. No. (512) 867-8400
Fax No. (214) 651-5940                Direct Fax No. (817) 348-2300             Fax No. (512) 867-8470

COUNSEL TO THE DEBTORS AND THE DEBTORS-IN-POSSESSION

                               TABLE OF CONTENTS
                                                                           PAGE

SUMMARY OF THE PLAN..........................................................1

I.    INTRODUCTION...........................................................2
      A.    Filing of the Debtors' Chapter 11 Reorganization Cases...........2
      B.    Purpose of Disclosure Statement..................................2
      C.    Hearing on Confirmation of the Plan..............................4
      D.    Sources of Information...........................................4

II.   EXPLANATION OF CHAPTER 11..............................................5
      A.    Overview of Chapter 11...........................................5
      B.    Plan of Reorganization...........................................6

III.  VOTING PROCEDURES AND REQUIREMENTS FOR CONFIRMATION....................7
      A.    "Voting Claims" -- Parties Entitled to Vote......................7
      B.    Return of Ballots................................................8
            1.    Voting Record Date.........................................9
            2.    Special Procedures for Ballots of Holders of Senior Notes..9
            3.    Deadline for Submission of Ballots........................10
      C.    Confirmation of Plan............................................10
            1.    Solicitation of Acceptances...............................10
            2.    Requirements for Confirmation of the Plan.................11
            3.    Acceptances Necessary to Confirm the Plan.................12
            4.    Cramdown..................................................12

IV.   BACKGROUND OF THE DEBTORS.............................................13
      A.    Nature of the Debtors' Business.................................13
      B.    Overview of the Debtors' Current Corporate Structure............14
      C.    Creditor Claims Against Multiple Debtors........................15
      D.    Existing and Potential Litigation...............................16
            1.    Claims Against the Debtors................................16
                  a.    Securities Litigation Against the Debtors or
                        Their Officers and Directors........................16
                  b.    Other Claims Against the Debtors....................17
            2.    Claims Held by the Debtors................................17
                  a.    Preference Claims...................................17
                  b.    Potential Avoidance Claims Against the Noteholders..17
            3.    Creditors' Committee's Position Statement on the
                  Debtors' Proposed Settlement with the Noteholders.........21
                  a.    Litigation with International Brotherhood of
                        Teamsters...........................................23
                  b.    Litigation with Conrad Kalitta......................24
                  c.    Miscellaneous Litigation............................24

V.    EVENTS LEADING TO BANKRUPTCY..........................................24

      A.    Events Leading to Chapter 11 Bankruptcy Filing..................24

VI.   PROGRESS DURING BANKRUPTCY AND SIGNIFICANT EVENTS.....................26
      A.    Fort Wayne Hub Improvements.....................................26
      B.    Financial Performance...........................................26
      C.    Revenue Performance Improvement.................................26
      D.    Administrative Consolidation....................................27
      E.    Management Changes..............................................27
      F.    Asset Sales.....................................................27
      G.    Key Contracts...................................................28
      H.    Significant Orders Entered During the Case......................29
      I.    Appointment of Creditors' Committee.............................31
      J.    Professionals' Being Paid by the Estates and Fees to Date.......32
            1.    Professionals employed by the Debtors.....................32
            2.    Professionals employed by the Creditors' Committee........32
            3.    Changes in Professionals Retained.........................32
            4.    Fees to Date..............................................33

VII.  DESCRIPTION OF THE PLAN...............................................33
      A.    Introduction....................................................33
      B.    Consolidation...................................................33
      C.    Position of Northwest Airlines, Mercury Air and Creditors'
            Committee Regarding Plan........................................33
      D.    Designation of Claims and Interests.............................34
            1.    Secured Claims............................................35
            2.    Unsecured Claims..........................................35
            3.    Interests.................................................35
      E.    Treatment of Claims and Interests...............................35
            1.    Administrative Claims.....................................35
                  a.    General.............................................35
                  b.    Payment of Statutory Fees...........................36
                  c.    Bar Date for Administrative Claims..................36
                        (1)   General Provisions............................36
                        (2)   Professionals.................................36
                        (3)   Ordinary Course Liabilities...................36
                        (4)   Contractual Employee Claims...................36
                        (5)   Tax Claims....................................36
            2.    Treatment of Pre-Petition Priority and Secured Tax Claims.36
      F.    Classification and Treatment of Classified Claims and Interests.37
            1.    Class 1 - Bank Claims.....................................37
            2.    Class 2 - Noteholders' Secured Claims.....................38
            3.    Class 3 - Secured Claims Other Than Bank Claims and
                  Claims of the Noteholders.................................38
            4.    Class 4 - Priority Claims.................................39
            5.    Class 5 - Convenience Claims..............................39
            6.    Class 6 - Unsecured Noteholder Claims.....................40

            7.    Class 7 - Other Unsecured Claims..........................40
            8.    Class 8 - Old Common Stock................................43
            9.    Class 9 - Securities Claims...............................44
      G.    Acceptance or Rejection of the Plan.............................44
            1.    Voting Classes............................................44
            2.    Presumed Rejection of Plan................................44
      H.    Manner of Distribution of Property Under the Plan...............44
            1.    Distribution Procedures...................................44
            2.    Distribution of New Common Stock..........................44
            3.    Distributions by Indenture Trustee........................45
            4.    Surrender and Cancellation of Old Securities..............45
            5.    Disputed Claims...........................................45
            6.    Manner of Payment Under the Plan..........................45
            7.    Delivery of Distributions and Undeliverable or
                  Unclaimed Distributions...................................46
                  a.    Delivery of Distributions in General................46
                  b.    Undeliverable Distributions.........................46
                        (1)   Holding and Investment of Undeliverable
                              Property......................................46
                        (2)   Distribution of Undeliverable Property After
                              it Becomes Deliverable and Failure to Claim
                              Undeliverable Property........................46
            8.    De Minimis Distributions..................................46
            9.    Failure to Negotiate Checks...............................46
            10.   Compliance with Tax Requirements..........................46
            11.   Setoffs...................................................47
            12.   Fractional Interests......................................47
      I.    Treatment of Executory Contracts and Unexpired Leases...........47
      J.    Means for Execution and Implementation of the Plan..............47
            1.    Exit Financing............................................47
            2.    Private Placement.........................................48
            3.    Merger of Corporate Entities..............................48
            4.    Board of Directors of the Reorganized Debtor..............48
            5.    Post-Confirmation Management..............................48
            6.    Cancellation of Old Securities............................49
            7.    Authorization and Issuance of New Common Stock............49
            8.    Registration Exemption for Debtor's New Common
                  Stock Distributed to Creditors............................49
            9.    Charter and By-Laws.......................................50
            10.   Corporate Action..........................................50
            11.   Release of Fraudulent Conveyance Claims...................50
            12.   Other Releases by Debtors.................................50
            13.   Preservation of Rights of Action..........................51
            14.   Objections to Claims......................................51
            15.   Retiree Benefits..........................................51
            16.   Exemption from Stamp and Similar Taxes....................52
      K.    Conditions to Effectiveness of the Plan.........................52

            1.    Conditions to Effectiveness...............................52
            2.    Waiver of Conditions......................................52
            3.    No Requirement of Final Order.............................52
      L.    Effects of Plan Confirmation....................................52
            1.    Binding Effect............................................52
            2.    Moratorium, Injunction and Limitation of Recourse For
                  Payment...................................................52
            3.    Exculpation and Limitation of Liability...................53
            4.    Revesting.................................................53
            5.    Other Documents and Actions...............................53
            6.    Post-Consummation Effect of Evidences of Claims or
                  Interests.................................................54
            7.    Term of Injunctions or Stays..............................54
      M.    Confirmability of Plan and Cramdown.............................54
      N.    Retention of Jurisdiction.......................................54

VIII. FEASIBILITY OF THE PLAN...............................................54
      A.    Feasibility.....................................................54
            1.    Business Strategy.........................................54
            2.    Factors Enhancing Kitty Hawk's Future Business Prospects..56
                  a.    Diversified Revenue Base............................56
                  b.    Large Market in an Under-served, Growing Industry
                        Segment.............................................56
                  c.    Efficient, Utilitarian Aircraft Fleet...............56
                  d.    Low Cost Operator of B727-200F......................57
                  e.    Significant Opportunity to Expand Fort Wayne Hub....57
                  f.    Substantial Leverage to Attract Strategic
                        Partner(s)..........................................57
      B.    Alternatives to Confirmation of the Plan........................57
            1.    Dismissal.................................................58
            2.    Chapter 7 Liquidation.....................................58
            3.    Confirmation of an Alternative Plan.......................59
            4.    Christopher Plan..........................................59

IX.   VALUATION OF KITTY HAWK, INC. AND ITS SUBSIDIARIES
      ON A STAND-ALONE BASIS................................................60
      A.    Cautionary Note.................................................60
            1.    Kitty Hawk, Inc...........................................61
            2.    Flight One Logistics, Inc.................................61
            3.    American International Travel, Inc........................61
            4.    Longhorn Solutions, Inc...................................61
            5.    Aircraft Leasing, Inc.....................................61
            6.    Kitty Hawk International, Inc.............................62
            7.    OK Turbines, Inc..........................................62
            8.    Kitty Hawk Charters, Inc..................................62
            9.    Explanatory Note as to Kitty Hawk Aircargo and Kitty
                  Hawk Cargo Valuations.....................................62

X.    DESCRIPTION OF SECURITIES TO BE ISSUED UNDER THE PLAN.................64
      A.    New Common Stock................................................64

      B.    Private Placement...............................................65
      C.    Issuance of the New Common Stock under the Plan.................66
      D.    Post-Confirmation Transfers of the New Common Stock.............66
      E.    Trading in the Over-the-Counter Market..........................67
      F.    Certain Transactions by Stockbrokers............................67

XI.   VALUATION OF NEW COMMON STOCK.........................................67

XII.  RISK FACTORS..........................................................69
      A.    Risks Relating to Confirmation..................................69
            1.    Risks Related to Exit Financing...........................69
            2.    Risks Related to Annual Meeting...........................69
            3.    Risks Related to Private Placement........................69
            4.    Risks Related to Pegasus Aviation Leases..................70
      B.    Kitty Hawk Related Risks........................................70
            1.    Dependence on Significant Customers ......................70
            2.    Employee Relations........................................71
      C.    Aircraft Related Risks..........................................71
            1.    Future Operations Based on Continued Acceptance of
                  Scheduled Airfreight......................................71
            2.    Dependence on Aircraft Availability.......................71
            3.    Capital Intensive Nature of Aircraft Ownership............72
            4.    Aging Aircraft Regulations; Potential Compliance Costs ...72
      D.    Industry Related Risks..........................................73
            1.    Cyclicality and Seasonality of Business...................73
            2.    Volatility of Air Freight Services Market.................73
            3.    Government Regulation.....................................73
                  a.    General.............................................73
                  b.    International Regulation............................73
                  c.    Stock Ownership by Non-U.S. Citizens................74
                  d.    Noise Abatement Regulations.........................74
                  e.    Safety, Training and Maintenance Regulations........74
                  f.    Hazardous Materials Regulations.....................74

XIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................75
      A.    General.........................................................75
      B.    Tax Consequences to the Debtors.................................75
            1.    In General................................................75
            2.    Carryover of Tax Attributes...............................75
                  a.    Net Operating Loss Carryovers.......................75
                  b.    Section 382.........................................75
                  c.    Special Bankruptcy Exception to Section 382.........76
            3.    Reduction of Debtors' Indebtedness........................77
      C.    Tax Consequences To Creditors...................................77
            1.    Claims Constituting Securities............................77
                  a.    Definition of Security..............................77

                  b.    Receipt of Stock or Securities......................78
                  c.    Determination of Character of Gain..................78
                  d.    Tax Basis and Holding Period........................78
                  e.    Market Discount with Respect to Senior Notes........78
            2.    Claims Not Constituting Securities........................79
                  a.    Gain/Loss on Exchange...............................79
                  b.    Tax Basis and Holding Period........................79
            3.    Creditors Receiving Solely Cash...........................79
            4.    Consideration Allocable to Interest or Original Issue
                  Discount..................................................79
            5.    Backup Withholding........................................80

XIV.  CONCLUSION............................................................80

                               INDEX TO APPENDIX

EXHIBIT A:  Projections of Reorganized Debtor's Operations

EXHIBIT B:  Liquidation Analysis

                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF TEXAS
                              FORT WORTH DIVISION

IN RE:                                 ss. CHAPTER 11
                                       ss.
KITTY HAWK, INC.,                      ss. CASE NO. 400-42141-BJH-11
KITTY HAWK AIRCARGO, INC.,             ss. CASE NO. 400-42142-BJH-11
KITTY HAWK CHARTERS, INC.,             ss. CASE NO. 400-42143-BJH-11
KITTY HAWK INTERNATIONAL, INC.,        ss. CASE NO. 400-42144-BJH-11
KITTY HAWK CARGO, INC.,                ss. CASE NO. 400-42145-BJH-11
OK TURBINES, INC.,                     ss. CASE NO. 400-42146-BJH-11
LONGHORN SOLUTIONS, INC.,              ss. CASE NO. 400-42147-BJH-11
AIRCRAFT LEASING, INC.,                ss. CASE NO. 400-42148-BJH-11
AMERICAN INTERNATIONAL                 ss. CASE NO. 400-42149-BJH-11
TRAVEL, INC., AND                      ss.
FLIGHT ONE LOGISTICS, INC.             ss. CASE NO. 400-42069-BJH-11
                                       ss.
      DEBTORS.                         ss. JOINTLY ADMINISTERED UNDER
                                       ss. CASE NO. 400-42141

--------------------------------------------------------------------------------

                       FINAL DISCLOSURE STATEMENT UNDER
                  11 U.S.C. SS. 1125 IN SUPPORT OF THE DEBTORS'
              JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000

                              SUMMARY OF THE PLAN

The Plan provides for the post-confirmation merger of the Debtors into a single Delaware corporation ("Reorganized Kitty Hawk" or the "Reorganized Debtor") which will be called Kitty Hawk Aircargo and for the continuation of the Debtors' core business. The majority of the Debtors' existing secured debt, as well as Administrative and Priority Claims, will be paid from cash on hand, asset sales and the proceeds of a new financing agreement. As part of a settlement with the holders of the Senior Notes, the claims against the Debtors will be consolidated for distribution purposes. The Noteholders will receive 85% of the issued and outstanding shares of stock in Reorganized Kitty Hawk. The other unsecured creditors will be treated in one of the following three ways. First, if an Allowed Unsecured Claim is $500 or less, or if the holder of the Claim elects to reduce it to $500, the Claim will be paid in full in cash. Second, holders of Allowed Unsecured Claims that are not Noteholder Claims, may receive their pro rata share of 15% of the issued and outstanding stock of Reorganized Kitty Hawk. KITTY HAWK'S PROJECTIONS AND VALUE ESTIMATES INDICATE THAT 15% OF REORGANIZED KITTY HAWK SHOULD BE WORTH BETWEEN $20.9 MILLION AND $24 MILLION (OR BETWEEN APPROXIMATELY 29% AND 33% OF THE ESTIMATED GENERAL UNSECURED CLAIMS). See Article X for discussion of valuation and Article XII for discussion of risks. Third, holders of Allowed Unsecured Claims THAT ARE

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               1

NOT NOTEHOLDER CLAIMS may elect to receive a discounted amount of cash in lieu of stock conditioned upon the Reorganized Debtor's ability to raise cash through a Private Placement.

                                      I.

                                 INTRODUCTION

A.    FILING OF THE DEBTORS' CHAPTER 11 REORGANIZATION CASES

      The Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code on May 1, 20001 (the "Petition Date"), in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"). Pursuant to an Order entered by the Bankruptcy Court on the Petition Date, the Debtors' bankruptcy cases were procedurally consolidated and have been jointly administered under Case No. 00-42141-BJH-11. Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties and assets as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.    PURPOSE OF DISCLOSURE STATEMENT

      This Disclosure Statement is submitted in accordance with section 1125 of the Bankruptcy Code for the purpose of soliciting acceptances of the Plan from holders of certain Classes of Claims. The only Creditors whose acceptances of the Plan are sought are those whose Claims are "impaired" by the Plan, as that term is defined in section 1124 of the Bankruptcy Code and who are receiving distributions under the Plan. Holders of Claims that are not "impaired" are deemed to have accepted the Plan.

      The Debtors have prepared this Disclosure Statement pursuant to the provisions of section 1125 of the Bankruptcy Code, which requires that a copy of the Plan, or a summary thereof, be submitted to all holders of Claims against, and Interests in, the Debtors, along with a written Disclosure Statement containing adequate information about the Debtors of a kind, and in sufficient detail, as far as is reasonably practicable, that would enable a hypothetical, reasonable investor typical of Creditors and holders of Interests to make an informed judgment in exercising their right to vote on the Plan.

      Section 1125 of the Bankruptcy Code provides, in pertinent part:

            (b) An acceptance or rejection of a plan may not be solicited after the commencement of the case under this title from a holder of a claim or interest with respect to such claim or interest, unless, at the time of or before such solicitation, there is transmitted to such holder the plan or a summary of the plan, and a written disclosure statement approved, after notice and a hearing, by the court as containing adequate information. The court may approve a disclosure statement without a valuation of the debtor or an appraisal of the debtor's assets.

----------------

      1 With the exception of Flight One Logistics, which filed its voluntary Chapter 11 petition on April 27, 2000.

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               2

                                     * * *

            (d) Whether a disclosure statement required under subsection (b) of this section contains adequate information is not governed by any otherwise applicable nonbankruptcy law, rule, or regulation, but an agency or official whose duty is to administer or enforce such a law, rule, or regulation may be heard on the issue of whether a disclosure statement contains adequate information. Such an agency or official may not appeal from, or otherwise seek review of, an order approving a disclosure statement.

            (e) A person that solicits acceptance or rejection of a plan, in good faith and in compliance with the applicable provisions of this title, or that participates, in good faith and in compliance with the applicable provisions of this title, in the offer, issuance, sale, or purchase of a security, offered or sold under the plan, of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of securities.

      THIS DISCLOSURE STATEMENT WAS APPROVED BY THE BANKRUPTCY COURT ON OCTOBER 4, 2000. Such approval is required by the Bankruptcy Code and does not constitute a judgment by the Bankruptcy Court as to the desirability of the Plan, or as to the value or suitability of any consideration offered thereunder. Such approval does indicate, however, that the Bankruptcy Court has determined that the Disclosure Statement meets the requirements of section 1125 of the Bankruptcy Code and contains adequate information to permit the holders of Allowed Claims, whose acceptance of the Plan is solicited, to make an informed judgment regarding acceptance or rejection of the Plan.

      THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE MATERIAL HEREIN CONTAINED IS INTENDED SOLELY FOR THE USE OF CREDITORS AND HOLDERS OF INTERESTS OF THE DEBTORS IN EVALUATING THE PLAN AND VOTING TO ACCEPT OR REJECT THE PLAN AND, ACCORDINGLY, MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOW TO VOTE ON THE PLAN. THE DEBTORS' REORGANIZATION PURSUANT TO THE PLAN IS SUBJECT TO NUMEROUS CONDITIONS AND VARIABLES AND THERE CAN BE NO ABSOLUTE ASSURANCE THAT THE PLAN, AS CONTEMPLATED, WILL BE EFFECTUATED.

      THE DEBTORS BELIEVE THAT THE PLAN AND THE TREATMENT OF CLAIMS THEREUNDER IS IN THE BEST INTERESTS OF CREDITORS, AND URGE THAT YOU VOTE TO ACCEPT THE PLAN.


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               3

      THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      THIS DISCLOSURE STATEMENT AND THE EXHIBITS TO IT CONTAIN FORWARD-LOOKING STATEMENTS RELATING TO BUSINESS EXPECTATIONS, ASSET SALES AND LIQUIDATION ANALYSIS. BUSINESS PLANS MAY CHANGE AS CIRCUMSTANCES WARRANT. ACTUAL RESULTS MAY DIFFER MATERIALLY AS A RESULT OF MANY FACTORS, SOME OF WHICH KITTY HAWK HAS NO CONTROL OVER. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED
      TO: WORLDWIDE BUSINESS AND ECONOMIC CONDITIONS; RECRUITING AND NEW BUSINESS SOLICITATION EFFORTS; PRODUCT DEMAND AND THE RATE OF GROWTH IN THE AIR CARGO INDUSTRY; THE IMPACT OF COMPETITORS AND COMPETITIVE AIRCRAFT AND AIRCRAFT FINANCING AVAILABILITY; THE ABILITY TO ATTRACT AND RETAIN NEW AND EXISTING CUSTOMERS; JET FUEL PRICES; NORMALIZED AIRCRAFT OPERATING COSTS AND RELIABILITY, AIRCRAFT MAINTENANCE DELAYS AND DAMAGE; REGULATORY ACTIONS, THE DEMAND FOR USED AIRCRAFT AND AVIATION ASSETS, CONTEST FOR CONTROL OF KITTY HAWK; AND KITTY HAWK'S ABILITY TO NEGOTIATE FAVORABLE ASSET SALES. THESE RISK FACTORS AND ADDITIONAL INFORMATION ARE INCLUDED IN KITTY HAWK'S REPORTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSIONS.

C.    HEARING ON CONFIRMATION OF THE PLAN

      The Bankruptcy Court set December 5, 2000, at 10:00 o'clock, a.m. Dallas, Texas Time, as the time and date for the hearing (the "Confirmation Hearing") to determine whether the Plan has been accepted by the requisite number of Creditors and holders of Interests and whether the other requirements for Confirmation of the Plan have been satisfied. Once commenced, the Confirmation Hearing may be adjourned or continued by announcement in open court with no further notice. Holders of Claims against or Interests in the Debtors may vote on the Plan by completing and delivering the enclosed ballot to Lain Faulkner & Co., 400 N. St. Paul Street, Suite 600, Dallas, Texas 75201, Telephone (214) 720-1929, Telecopy (214) 720-1450, Attention: Dennis Faulkner, on or before 5:00 p.m. Dallas, Texas time on November 14, 2000. If the Plan is rejected by one or more impaired Classes of creditors or holders of Interests, the Plan, or a modification thereof, may still be confirmed by the Bankruptcy Court under section 1129(b) of the Bankruptcy Code (commonly referred to as a "cramdown") if the Bankruptcy Court determines, among other things, that the Plan does not discriminate unfairly and is fair and equitable with respect to the rejecting Class or Classes of creditors or holders of Interests impaired by the Plan. The procedures and requirements for voting on the Plan are described in more detail below.

D.    SOURCES OF INFORMATION

      Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtors, their businesses, properties and management, and the Plan have been prepared from information furnished by the Debtors.


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               4

      THE INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECTED TO A CERTIFIED AUDIT AND IS BASED, IN PART, UPON INFORMATION PREPARED BY PARTIES OTHER THAN THE DEBTORS. THEREFORE, ALTHOUGH THE DEBTORS HAVE MADE EVERY REASONABLE EFFORT TO BE ACCURATE IN ALL MATERIAL MATTERS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT ALL THE INFORMATION CONTAINED HEREIN IS COMPLETELY ACCURATE.

      Certain of the materials contained in this Disclosure Statement are taken directly from other readily accessible documents or are digests of other documents. While the Debtors have made every effort to retain the meaning of such other documents or portions that have been summarized, the Debtors urge that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves. In the event of a discrepancy between this Disclosure Statement and the actual terms of a document, the actual terms of such document shall apply.

      The authors of the Disclosure Statement have compiled information from the Debtors without professional comment, opinion or verification and do not suggest comprehensive treatment has been given to matters identified herein. Each creditor and holder of an Interest is urged to independently investigate any such matters prior to reliance.

      The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified, and neither the delivery of this Disclosure Statement nor any exchange of rights made in connection with it shall, under any circumstances, create an implication that there has been no change in the facts set forth herein since the date hereof.

      No statements concerning the Debtors, the value of their property, or the value of any benefit offered to the holder of a Claim or Interest in connection with the Plan should be relied upon other than as set forth in this Disclosure Statement. In arriving at your decision, you should not rely on any representation or inducement made to secure your acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be reported to counsel for the Debtors, Robert D. Albergotti, Esq., Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, (214) 651-5000.

                                      II.

                           EXPLANATION OF CHAPTER 11

A.    OVERVIEW OF CHAPTER 11

      Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor-in-possession attempts to reorganize its business and financial affairs for the benefit of the debtor, its creditors, and other parties-in-interest.

      The commencement of a Chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor in property as of the date the petition is filed. Unless the Bankruptcy Court orders the appointment of a trustee, sections 1101, 1107 and 1108 of the Bankruptcy Code

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               5
provide that a Chapter 11 debtor may continue to operate its business and control the assets of its estate as a "debtor-in-possession," as have the Debtors since the Petition Date.

      The filing of a Chapter 11 petition also triggers the automatic stay, which is set forth in section 362 of the Bankruptcy Code. The automatic stay essentially halts all attempts to collect pre- petition claims from the debtor or to otherwise interfere with the debtor's business or its estate.

      Formulation of a plan of reorganization is the principal purpose of a Chapter 11 case. The plan sets forth the means for satisfying the claims of creditors against and interests of equity security holders in the debtor. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a Chapter 11 case (the "Exclusive Period"). After the Exclusive Period has expired, a creditor or any other party-in-interest may file a plan, unless the debtor files a plan within the Exclusive Period. If a debtor does file a plan within the Exclusive Period, the debtor is given sixty (60) additional days (the "Solicitation Period") to solicit acceptances of its plan. Section 1121(d) of the Bankruptcy Code permits the Bankruptcy Court to extend or reduce the Exclusive Period and the Solicitation Period upon a showing of adequate "cause." The Debtors' Exclusive Period and Solicitation Period were extended by the Bankruptcy Court on September 28, 2000 and will now expire on October 21, 2000 and December 31, 2000 respectively, unless further extended by Court order.

B.    PLAN OF REORGANIZATION

      A plan of reorganization provides the manner in which a debtor will satisfy the claims of its creditors. After the plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote on whether to accept or reject the plan. Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the plan to be confirmed. At a minimum, however, a plan of reorganization must be accepted by a majority in number and two-thirds in amount of those claims actually voting from at least one class of claims impaired under the plan. The Bankruptcy Code also defines acceptance of a plan of reorganization by a class of interests (equity securities) as acceptance by holders of two- thirds of the number of shares actually voted.

      Classes of claims or interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and, thus, are not entitled to vote. Acceptances of the Plan in this case are being solicited only from those persons who hold Claims in an impaired Class (other than Classes of Claims which are not receiving any distribution under the Plan). Holders of Interests in the Debtors will receive no distribution under the Plan and, therefore, are deemed to have rejected the Plan. A Class is "impaired" if the legal, equitable, or contractual rights attaching to the Claims or Interests of that Class are modified. Modification does not include curing defaults and reinstating maturity or payment in full in cash.

      Even if all classes of claims and interests accept a plan of reorganization, the Bankruptcy Court may nonetheless still deny confirmation.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and, among other things, the Bankruptcy Code requires that a plan of reorganization be in the "best interests" of creditors and shareholders and that the plan of

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               6
reorganization be feasible. The "best interests" test generally requires that the value of the consideration to be distributed to claimants and interest holders under a plan may not be less than those parties would receive if that debtor were liquidated under a hypothetical liquidation occurring under Chapter 7 of the Bankruptcy Code. A plan of reorganization must also be determined to be "feasible," which generally requires a finding that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan of reorganization, and that the debtor will be able to continue operations without the need for further financial reorganization.

      The Bankruptcy Court may confirm a plan of reorganization even though fewer than all of the classes of impaired claims and interests accept it. In order for a plan of reorganization to be confirmed despite the rejection of a class of impaired claims or interests, the proponent of the plan must show, among other things, that the plan of reorganization does not discriminate unfairly and that the plan is fair and equitable with respect to each impaired class of claims or interests that has not accepted the plan of reorganization.

      Under section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a class if, among other things, the plan provides: (a) that each holder of a claim included in the rejecting class will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

      The Bankruptcy Court must further find that the economic terms of the plan of reorganization meet the specific requirements of section 1129(b) of the Bankruptcy Code with respect to the particular objecting class. The proponent of the plan of reorganization must also meet all applicable requirements of section 1129(a) of the Bankruptcy Code (except section 1129(a)(8) if the proponent proposes to seek confirmation of the plan under the provisions of section 1129(b)). These requirements include the requirement that the plan comply with applicable provisions of the Bankruptcy Code and other applicable law, that the plan be proposed in good faith, and that at least one impaired class of creditors has voted to accepted the plan.


                                     III.

              VOTING PROCEDURES AND REQUIREMENTS FOR CONFIRMATION

      If you are in one of the Classes of Claims whose rights are affected by the Plan (SEE "Summary of the Plan" below), it is important that you vote. If you fail to vote, your rights may be jeopardized.

A.    "VOTING CLAIMS" -- PARTIES ENTITLED TO VOTE

      Pursuant to the provisions of section 1126 of the Bankruptcy Code, holders of Claims or Interests that are (i) ALLOWED, (ii) IMPAIRED, and (iii) that are RECEIVING OR RETAINING PROPERTY ON ACCOUNT OF SUCH CLAIMS OR INTERESTS pursuant to the Plan, are entitled to vote either for or against the

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               7

Plan (hereinafter, "Voting Claims"). Accordingly, in this Reorganization Case, any holder of a Claim classified in Classes 1, 2, 3, 4, 5, 6, and 7 of this Plan may have a Voting Claim and should have received a ballot for voting (with return envelope) in these Disclosure Statement and Plan materials (hereinafter, "Solicitation Package") since these are the Classes consisting of IMPAIRED Claims that are RECEIVING PROPERTY. Note that holders of Claims against or Interests in the Debtors that are classified in Classes 8 and 9 of this Plan should NOT have received ballots in their Solicitation Packages since they are impaired and are NOT RECEIVING OR RETAINING ANY PROPERTY on account of their Claims or Interests pursuant to the Plan (I.E.,these Classes are deemed to reject the Plan, pursuant to section 1126(g) of the Bankruptcy Code, and their votes need not be solicited, pursuant to section 1126(g) and Bankruptcy Rule 3017(d)).

      As referenced in the preceding paragraph, a Claim must be ALLOWED to be a Voting Claim. The Debtors filed schedules in this Reorganization Case listing Claims against the Debtors. To the extent a creditor's Claim was listed in the Debtors' schedules, and was not listed as disputed, contingent, or unliquidated, it is deemed "allowed." Any creditor whose Claim was not scheduled, or was listed as disputed, contingent or unliquidated, must have timely filed a proof of Claim in order to have an "allowed" Claim. The last day for filing proofs of Claim for amounts owed pre-petition was August 30, 2000. Absent an objection to that proof of Claim, it is deemed "allowed." In the event that any proof of Claim is subject to an objection by the Debtors as of or during the Plan voting period ("Objected-to Claim"), then, by definition, it is not "allowed," for purposes of section 1126 of the Bankruptcy Code, and is not to be considered a Voting Claim entitled to cast a ballot. Nevertheless, pursuant to Bankruptcy Rule 3018(a), the holder of an Objected-to Claim may petition the Bankruptcy Court, after notice and hearing, to allow the Claim temporarily for voting purposes in an amount which the Bankruptcy Court deems proper. Allowance of a Claim for voting purposes, and disallowance for voting purposes, does not necessarily mean that all or a portion of the Claim will be allowed or disallowed for distribution purposes.

      BY ENCLOSING A BALLOT, THE DEBTORS ARE NOT REPRESENTING THAT YOU ARE ENTITLED TO VOTE ON THE PLAN. ADDITIONALLY, BY ENCLOSING A BALLOT FOR EACH DEBTOR, THE DEBTORS ARE NOT REPRESENTING THAT YOU ARE ENTITLED TO VOTE ON A SPECIFIC DEBTOR'S PLAN.

      If you believe you are a holder of a Claim in an impaired Class under the Plan and entitled to vote to accept or reject the Plan, but did not receive a ballot with these materials, please contact Dennis Faulkner, Lain Faulkner & Co., 400 N. St. Paul Street, Suite 600, Dallas, Texas 75201, Telephone (214) 720-1929, Telecopy (214) 720-1450 (the "Solicitation Agent"); or Linda Breedlove, Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, Telephone (214) 651- 5000, Telecopy (214) 651-5940.

B.    RETURN OF BALLOTS

      If you are a holder of a Voting Claim, your vote on the Plan is important. EXCEPT WITH REGARD TO BENEFICIAL HOLDERS OF DEBT SECURITIES THAT MAY BE VOTING THROUGH A RECORD OR NOMINAL HOLDER (SEE DISCUSSION BELOW), completed ballots should either be returned in the enclosed envelope or sent to the Solicitation
Agent:


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               8

      Attn: Dennis Faulkner
      Lain Faulkner & Co.
      400 N. St. Paul Street, Suite 600
      Dallas, TX 75201

      1.    VOTING RECORD DATE

      Pursuant to Bankruptcy Rule 3017(d), September 19, 2000 is the "Voting Record Date" for determining which Noteholders and holders of Old Common Stock may be entitled to vote to accept or reject the Plan. Only holders of record of Claims against the Debtors on that date are entitled to cast ballots.

      2.    SPECIAL PROCEDURES FOR BALLOTS OF HOLDERS OF SENIOR NOTES

      WITH REGARD TO DEBT SECURITIES, any person who is a "record holder" of a debt security (a person shown as the registered holder of a security in the registry maintained by a trustee or registrar of a debt security) on the Voting Record Date -- including any bank, agent, broker or other nominee who holds a debt security of the Debtors in its name (the "Nominal Holder" or "Nominee") for a beneficial holder or holders -- should receive Solicitation Packages for distribution to the appropriate beneficial holders. A Nominee shall, upon receipt of the Solicitation Packages, forward the Solicitation Packages to the beneficial owners so that such beneficial security holders may vote on the Plan pursuant to Code section 1126. The Debtors shall provide for reimbursement, as an administrative expense, of all the reasonable expenses of Nominal Holders in distributing the Solicitation Packages to said beneficial security holders. Nominal Holders will have two options for obtaining the votes of beneficial owners of securities, consistent with usual customary practices for obtaining the votes of securities held in street name: (i) the Nominal Holder may prevalidate the individual ballot contained in the Solicitation Package (by indicating that the record holders of the securities voted, and the appropriate account numbers through which the beneficial owner's holdings are derived) and then forward the Solicitation Package to the beneficial owner of the securities, which beneficial owner will then indicate its acceptance or rejection of the Plan and otherwise indicate his choices to the extent requested to do so on the ballot, and then return the individual ballot directly to the SOLICITATION AGENT in the return envelope to be provided in the Solicitation Package, or (ii) the Nominal Holder may forward the Solicitation Package to the beneficial owner of the securities for voting along with a return envelope provided by and addressed to the NOMINAL HOLDER, with the beneficial owner then returning the individual ballot to the Nominal Holder, the Nominal Holder will subsequently summarize the votes, including, at a minimum, the number of beneficial holders voting to accept and to reject the Plan who submitted ballots to the Nominal Holder and the amount of such securities so voted and shall also disclose any other individual choices made in response to requests in the ballot, in an affidavit (the "Affidavit of Voting Results"), and then return the Affidavit of Voting Results to the Solicitation Agent. By submitting an Affidavit of Voting Results, each such Nominal Holder certifies that the Affidavit of Voting Results accurately reflects votes and choices reflected on the ballots received from beneficial owners holding such securities as of the Voting Record Date.


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               9

      Pursuant to 28 U.S.C. ss.ss. 157 and 1334, 11 U.S.C. ss. 105, and Bankruptcy Rule 1007(i) and (j), the Nominees shall maintain the individual ballots of its beneficial owners and evidence of authority to vote on behalf of such beneficial owners. No such ballots shall be destroyed or otherwise disposed of or made unavailable without such action first being approved by prior order of the Bankruptcy Court.

      3.    DEADLINE FOR SUBMISSION OF BALLOTS

      BALLOTS MUST BE SUBMITTED TO (A) THE SOLICITATION AGENT, OR (B) ALTERNATIVELY, IN THE CASE OF DEBT SECURITIES, TO THE NOMINAL HOLDERS, AND MUST ACTUALLY BE RECEIVED BY EITHER OF THOSE PERSONS, WHETHER BY MAIL, DELIVERY, OR FACSIMILE, BY NOVEMBER 14, 2000, AT 5:00 P.M. DALLAS, TEXAS TIME (THE "BALLOT RETURN DATE"). ANY BALLOTS RECEIVED AFTER THAT TIME WILL NOT BE COUNTED. ANY BALLOT WHICH IS NOT EXECUTED BY A PERSON AUTHORIZED TO SIGN SUCH BALLOT WILL NOT BE COUNTED. IN THE EVENT THAT BALLOTS ARE SUBMITTED TO THE NOMINEES, AFFIDAVITS OF VOTING RESULTS REQUIRED OF THE NOMINEES MUST BE RECEIVED BY THE SOLICITATION AGENT WITHIN ONE (1) BUSINESS DAY AFTER THE BALLOT RETURN DATE, BUT MAY BE SENT BY FACSIMILE TRANSMISSION, PROVIDED THAT AN ORIGINAL, SIGNED AFFIDAVIT OF VOTING RESULTS IS RECEIVED BY THE SOLICITATION AGENT WITHIN FIVE (5) BUSINESS DAYS OF THE BALLOT RETURN DATE.

      IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, CONTACT THE SOLICITATION AGENT OR LINDA BREEDLOVE, HAYNES AND BOONE, LLP, 901 MAIN STREET, SUITE 3100, DALLAS, TEXAS 75202, TELEPHONE (214) 651-5000, TELECOPY
(214) 651-5940.

      THE DEBTORS URGE ALL HOLDERS OF VOTING CLAIMS AND INTERESTS TO VOTE IN FAVOR OF THE PLAN.

C.    CONFIRMATION OF PLAN

      1.    SOLICITATION OF ACCEPTANCES

      The Debtors are soliciting your vote. The cost of any solicitation by the Debtors will be borne by the Debtors. No other additional compensation shall be received by any party for any solicitation other than as disclosed to the Bankruptcy Court.

      NO REPRESENTATIONS OR ASSURANCES, IF ANY, CONCERNING THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THEIR FUTURE BUSINESS OPERATIONS) OR THE PLAN ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE THAT ARE OTHER THAN HEREIN CONTAINED SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS FOR SUCH ACTION AS MAY BE DEEMED APPROPRIATE.

      THIS IS A SOLICITATION SOLELY BY THE DEBTORS AND IS NOT A SOLICITATION BY ANY SHAREHOLDER, ATTORNEY, OR ACCOUNTANT FOR THE DEBTORS. THE REPRESENTATIONS,

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               10

      IF ANY, MADE HEREIN ARE THOSE OF THE DEBTORS AND NOT OF SUCH SHAREHOLDERS, ATTORNEYS, OR ACCOUNTANTS, EXCEPT AS MAY BE OTHERWISE SPECIFICALLY AND EXPRESSLY INDICATED.

      Under the Bankruptcy Code, a vote for acceptance or rejection of a plan may not be solicited unless the claimant has received a copy of a disclosure statement approved by the Bankruptcy Court prior to, or concurrently with, such solicitation. This solicitation of votes on the Plan is governed by section 1125(b) of the Bankruptcy Code. Violation of section 1125(b) of the Bankruptcy Code may result in sanctions by the Bankruptcy Court, including disallowance of any improperly solicited vote.

      2.    REQUIREMENTS FOR CONFIRMATION OF THE PLAN

      At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court shall enter an Order confirming the Plan. For the Plan to be confirmed, section 1129 requires that:

          (i) The Plan comply with the applicable provisions of the Bankruptcy Code;

         (ii) The Debtors have complied with the applicable provisions of the Bankruptcy Code;

        (iii) The Plan has been proposed in good faith and not by any means forbidden by law;

         (iv) Any payment or distribution made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expense in connection with the Plan has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

          (v) The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint plan with the Debtors, or a successor to the Debtors under the Plan; the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and holders of Interests and with public policy; and the Debtors have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of any compensation for such insider;

         (vi) Any government regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtors have approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval;

        (vii) With respect to each impaired Class of Claims or Interests, either each holder of a Claim or Interest of the Class has accepted the Plan or will receive or retain under the Plan on

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               11
account of that Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. If section 1111(b)(2) of the Bankruptcy Code applies to the Claims of a Class, each holder of a Claim of that Class will receive or retain under the Plan on account of that Claim property of a value, as of the Effective Date, that is not less than the value of that holder's interest in the Debtor's interest in the property that secures that Claim;

       (viii) Each Class of Claims or Interests has either accepted the Plan or is not impaired under the Plan;

         (ix) Except to the extent that the holder of a particular Administrative Claim or Priority Claim has agreed to a different treatment of its Claim, the Plan provides that Administrative Claims and Priority Claims shall be paid in full on the Effective Date or the date on which it is Allowed;

          (x) If a Class of Claims or Interests is impaired under the Plan, at least one Class of Claims or Interests that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Interest of that Class; and

         (xi) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

      The Debtors believe that the Plan satisfies all of the statutory requirements of the Bankruptcy Code and that the Plan was proposed in good faith. The Debtors believe they have complied or will have complied with all the requirements of the Bankruptcy Code.

      3.    ACCEPTANCES NECESSARY TO CONFIRM THE PLAN

      Voting on the Plan by each holder of a Claim or Interest is important. Chapter 11 of the Bankruptcy Code does not require that each holder of a Claim or Interest vote in favor of the Plan in order for the Court to confirm the Plan. Generally, to be confirmed under the acceptance provisions of Section 1126(a) of the Bankruptcy Code, the Plan must be accepted by each Class of Claims that is impaired under the Plan by Class members holding at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class actually voting in connection with the Plan; in connection with a Class of Interests, more than two-thirds (2/3) of the shares actually voted must accept to bind that Class. A Class of Interests that is impaired under the Plan accepts the Plan if more than two-thirds (2/3) in amount actually voting vote to accept the Plan. Even if all Classes of Claims and Interests accept the Plan, the Bankruptcy Court may refuse to Confirm the Plan.

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               12

      4.    CRAMDOWN

      In the event that any impaired Class of Claims or Interests, including any of Classes 7A through 7J, does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class that has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or equity interests. "Fair and equitable" has different meanings for holders of secured and unsecured claims and equity interests.

      With respect to a secured claim, "fair and equitable" means either (i) the impaired secured creditor retains its liens to the extent of its allowed claim and receives deferred cash payments at least equal to the allowed amount of its claims with a present value as of the effective date of the plan at least equal to the value of such creditor's interest in the property securing its liens,
(ii) property subject to the lien of the impaired secured creditor is sold free and clear of that lien, with that lien attaching to the proceeds of sale, and such lien proceeds must be treated in accordance with clauses (i) and (iii) hereof, or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under the plan.

      With respect to an unsecured claim, "fair and equitable" means either (i) each impaired creditor receives or retains property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan.

      With respect to equity interests, "fair and equitable" means either (i) each impaired equity interest receives or retains, on account of that equity interest, property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the equity interest; or (ii) the holder of any equity interest that is junior to the equity interest of that class will not receive or retain under the plan, on account of that junior equity interest, any property.

      In the event one or more Classes of impaired Claims or Interests rejects or is deemed to have rejected the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired Class of Claims or Interests.

      The Debtors believe that the Plan does not discriminate unfairly and is fair and equitable with respect to each Class of Claims and Interests that is impaired.

                                      IV.

                           BACKGROUND OF THE DEBTORS

A.    NATURE OF THE DEBTORS' BUSINESS

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               13

      The Debtors have three main businesses. First, they are a leading provider of scheduled air freight services in the U.S., transporting air freight on scheduled routes. Second, the Debtors provide dedicated air lift in the U.S. for its scheduled freight division and customers like the U.S. Postal Service through ACMI contractual arrangements.2 Third, the Debtors are a U.S. air logistics services provider, arranging expedited air freight pick-up and delivery using either their own aircraft and third-party ground delivery services.

      The Debtors' scheduled air freight service provides overnight delivery to and from a number of U.S. cities using its own aircraft and three "wet leased" aircraft. As of March 24, the Debtors owned 105 aircraft and held another 15 under operating leases. The aircraft range in size from the Boeing 747-200 to Mitsubishi MU2s. At March 1, 2000, the Debtors employed approximately 2,290 full-time personnel, of which approximately 426 were involved in sales and administrative functions and approximately 1,864 in maintenance and flight operations, including approximately 727 pilots. The Debtors stopped operating their wide body aircraft (747's and L-1011's) and their DC-8's before they commenced their cases. While the wide body aircraft had been used primarily for international operations, they also provided some airlift capacity for some domestic operations as well. Suspending these operations reduced both the number of aircraft operated by the Debtors as well as the number of employees.

B.    OVERVIEW OF THE DEBTORS' CURRENT CORPORATE STRUCTURE

      The following description identifies the primary business functions of each of the Debtors. The Liquidation Analysis attached as Exhibit "B" reflects the assets, liabilities and claims against each Debtor.

      Kitty Hawk, Inc. is the parent company of each of the other Debtors who are all wholly- owned subsidiaries. Kitty Hawk, Inc. provides executive management, accounting, administrative and financial management for the other Debtors. Kitty Hawk, Inc. is a public company. However, two shareholders control approximately 54% of its stock. M. Tom Christopher owns approximately 34% of the outstanding shares. Conrad A. Kalitta or entities controlled by him own approximately 24% of the shares. On August 9, 2000, Conrad A. Kalitta granted Tilmon J. Reeves an irrevocable proxy to vote Kalitta's 3,899,150 shares of common stock of Kitty Hawk, Inc. only for the election of directors at a stockholders meeting or a consent in lieu of a stockholders meeting. The proxy expires at the earlier of (a) August 8, 2001, (b) if Mr. Reeves ceases to be Kitty Hawk's Chief Executive Officer or (c) if M. Tom Christopher becomes the chairman of Kitty Hawk's board of directors. Mr. Reeves paid $100 for the proxy. Mr. Christopher believes that the sale of the proxy violated a stipulation he reached with the Kitty Hawk that Mr. Kalitta's proxy would not be granted without permission of the Bankruptcy Court. Kitty Hawk disputes that contention and believes that it did not violate its agreement because, among other thing, Kitty Hawk did not acquire the proxy and the proxy was granted after the proposed transactions between Mr. Kalitta Kitty Hawk had been approved by the Bankruptcy Court.

--------
      2 According to the unaudited records, the USPS accounted for 24.0% of the Debtors' revenue.

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               14

      Kitty Hawk Aircargo, Inc. is a Part 121 certificated air carrier operating a fleet of 41 Boeing 727s and five Douglas DC-9s. Many of the 727s are used in Kitty Hawk Cargo's scheduled freight operation, while the remainder are used to service dedicated aircraft contracts for the U.S. Postal Service and BAX Global.

      Kitty Hawk Cargo, Inc. operates scheduled overnight freight service through Kitty Hawk's hub in Ft. Wayne, Indiana. Kitty Hawk Cargo services approximately 50 U.S. cities through 22 airports and serves another 28 cities by truck.

      Kitty Hawk Charters, Inc. is a Part 135 certificated air carrier operating a fleet of 19 Lear jets, one Falcon 20C jet, 8 Beechcraft BE8Ts and two Mitsubishi MU2. Charters serves as Kitty Hawk's same-day, on-demand air logistics service provider.

      Kitty Hawk International, Inc. was a Part 121 certificated air carrier operating a fleet of seven Boeing 747s, six L-1011s and six DC-8s. Three 747s and one L-1011 are used in Kitty Hawk Cargo's scheduled freight operations.3 Its
Part 121 Certificate was sold in September, 2000.

      Longhorn Solutions, Inc. programs and sells aircraft maintenance scheduling software and maintains the information systems of all of the operating subsidiaries

      American International Travel, Inc. manages all of the travel arrangements for the various operating subsidiaries.

      OK Turbines, Inc. buys and sells parts for engines used on small jet aircraft.

      Aircraft Leasing, Inc. is a non-operating entity that owns and leases ten
(10) 727s and five (5) DC-9s to Kitty Hawk Aircargo.

      Flight One Logistics, Inc. is a dormant Michigan corporation.

C.    CREDITOR CLAIMS AGAINST MULTIPLE DEBTORS

      Two creditor groups, the Bank Group and the holders of the Senior Notes, have claims against each of the Debtors. The Bank Group's claim is secured by the inventory and receivables of each of the Debtors. Additionally, the Bank Group has liens on a number of other assets of the Debtors, including fourteen 727s. The Bank Group's claim is approximately $108 million. The Debtors believe that the collateral securing the Bank Group's claim is worth more than the claim and that the Bank Group is fully secured.

      The Senior Notes are a direct obligation of Kitty Hawk, Inc. and are guaranteed by each of the other Debtors. The Senior Note obligation exceeds $350 million. The Senior Notes are secured by the Noteholders' Wide Body Collateral and the Noteholders' 727 Collateral (as defined in the

--------
      3 On April 30, 2000, immediately prior to the Petition Date, Kitty Hawk suspended flight operations of Kitty Hawk International.

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               15

Plan). However, the value of the Noteholders' collateral is insufficient to satisfy the Noteholders' claim. The Debtors and the Noteholders acknowledge that the Noteholders will have a significant unsecured claim ranging from $180 million to $225 million or more. Because the Noteholders have a claim against each Debtor for the full amount of their deficiency claim, the Noteholders are the largest unsecured creditors of each Debtor and, on an entity by entity basis, their Claims dwarf all other Unsecured Claims. The Debtors' opinion regarding the Noteholders' likely deficiency is based on recent appraisals of the Noteholders' collateral. M. Tom Christopher has filed a motion to pursuant to section 506 of the Bankruptcy Code to have the Bankruptcy Court determine the value of the Noteholder's collateral for plan purposes. Pursuant to the settlement with the Noteholders incorporated in the Plan and described in
Section IV, D 2(b) of the Disclosure Statement, the Noteholders have agreed that 15% of the New Common Stock will be distributed to the holders of other unsecured claims regardless of the Noteholders' deficiency claim. Unless the Noteholders' deficiency is materially lower than $180 million, the settlement provides a greater return to unsecureds than they would receive absent the settlement. The distribution of 15% of the New Common Stock results in an estimated recovery to unsecured creditors other than the Noteholders of New Common Stock with a value equal to 30% of their Claims. See Article X infra.

D.    EXISTING AND POTENTIAL LITIGATION

      1.    CLAIMS AGAINST THE DEBTORS.

            A. SECURITIES LITIGATION AGAINST THE DEBTORS OR THEIR OFFICERS AND DIRECTORS. During April through July 2000, four purported class action lawsuits were filed against Kitty Hawk, Inc. and/or certain of its officers and directors in the United States District Court for the Northern District of Texas, Dallas
Division: (i) TODD HOLLEY V. KITTY HAWK, INC., M. TOM CHRISTOPHER AND RICHARD WADSWORTH, No. 3:00-CV-0828-P; (ii) RUSSELL SCHWEGMAN V. M. TOM CHRISTOPHER, CONRAD A. KALITTA, RICHARD R.WADSWORTH, JR. AND KITTY HAWK, INC., No. 3:00-CV-0867-P; (iii) DALE CRANDALL V. M. TOM CHRISTOPHER, CONRAD A. KALITTA, AND RICHARD R. WADSWORTH, JR., No. 3:00-CV-1102- T; and (iv) CHARLES LANDAN AND TRANS AMERICAN AIRLINES, INC. V. M. TOM CHRISTOPHER AND RICHARD R. WADSWORTH, JR., No. 3:00-CV-1623-P. Each of the complaints alleges that the defendants violated the United States securities laws by publicly issuing materially false and misleading statements and omitting disclosure of material adverse information regarding Kitty Hawk's business during the period from April 22, 1999 through April 11, 2000. Among other things, the complaints allege that the defendants materially overstated Kitty Hawk's earnings and financial condition by refusing to disclose that Kitty Hawk had deferred required maintenance and repairs on its aircraft and engines, and by refusing to timely write down the value of Kitty Hawk's obsolete aircraft that were beyond repair. Each of the complaints alleges that as a result of such alleged improper actions, the market price of Kitty Hawk's securities was artificially inflated at the time that the stockholders in the classes acquired those securities. The complaints seek monetary damages for the losses allegedly incurred by the members of the classes on whose behalf these actions are brought and equitable or injunctive relief as permitted by law. In May 2000, the court entered orders in the actions that had named Kitty Hawk as a defendant staying all claims against Kitty Hawk due to its filing for protection under Chapter 11 of the United States Bankruptcy Code. The actions were not stayed as to the individual defendants. In July 2000, the actions were consolidated into a single action. The court has entered an agreed scheduling order that requires a consolidated amended complaint to be

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               16
filed after the court appoints a lead plaintiff. The individual defendants are not required to file a response until after the consolidated amended complaint is filed.

      The Claims against Kitty Hawk, Inc. asserted in these lawsuits are treated as Class 9 Claims.

            B. OTHER CLAIMS AGAINST THE DEBTORS. The Debtors and their subsidiaries are potential and/or named defendants in several other lawsuits, claims and administrative proceedings arising in the ordinary course of business, most of which have been automatically stayed pursuant to section 362(a) of the Bankruptcy Code. While the outcome of such claims, lawsuits or other proceedings against Kitty Hawk cannot be predicted with certainty, the Debtors expect that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial condition of Kitty Hawk or on distributions to be made under the Plan.

      2.    CLAIMS HELD BY THE DEBTORS.

            A. PREFERENCE CLAIMS. During the ninety (90) days prior to the Petition Date, the Debtors made numerous payments and other transfers to creditors on account of antecedent debts. In addition, during the one-year period prior to the filing date, the Debtors made certain transfers to, or for the benefit of, certain "insider" creditors. While most of those payments were made in the ordinary course of the Debtors' business; some of those payments may be subject to avoidance and recovery by the Debtors' estates as preferential and/or fraudulent transfers pursuant to sections 544, 547, 548 and 550 of the Bankruptcy Code. Specifically, the Debtors have identified payments to various creditors totaling millions of dollars that merit investigation to determine whether some or all of those payments are subject to avoidance and recovery by the Debtors. In determining whether to pursue legal remedies for the avoidance and recovery of any transfers, the likelihood of successful recovery must be weighed against the legal fees and other expenses that would likely be incurred by the Debtors. Inasmuch as the Debtors' investigation of such payments is in its initial phase, the Debtors are unable to provide any meaningful estimate of the total amount that could be recovered.

            ANY CREDITOR THAT RECEIVED A PRE-PETITION4 payment from the Debtors after January 30, 2000 or, in the case of insiders, May 1, 1999, is hereby notified that the Reorganized Debtor may sue it to recover those payments if they constitute preferences under section 547 of the Bankruptcy Code.

            B. POTENTIAL AVOIDANCE CLAIMS AGAINST THE NOTEHOLDERS (being settled by the Plan).The Plan proposes and incorporates a settlement of various claims owned by the Debtors regarding the amount and enforceability of the subsidiary guarantees of the Senior Notes (see Section IV, C, "Creditor Claims Against Multiple Debtors"). Under the proposed settlement, the Noteholders allow Other Unsecured Creditors to receive 15% of the New Common Stock, which the Debtors believe is a larger distribution than unsecured creditors would receive if the Noteholders shared pro rata with other unsecured creditors of each Debtor (see Liquidation Analysis, Exhibit "B"). The Noteholders receive 85% of the New Common Stock. The Noteholders will also receive
--------
      4    Payments after the May 1, 2000 Petition Date are not subject to recovery as preferences.

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               17
a release of the Debtors' fraudulent transfer claims as part of the settlement (see "Release of Fraudulent Transfer Claims," p. 50).

      The Noteholders receive a greater recovery on their unsecured claims in these Cases than Other Unsecured Creditors receive because the Noteholders have a claim against each of the Debtors in the full amount of their deficiency claim.(see Section IV, C, "Creditor Claims Against Multiple Debtors"). As a result of having a claim against each Estate, the Noteholders's recovery accumulates and the Noteholders receive a recovery in New Common Stock with an estimated value equal to 64% of their Claims.

      THE PROPOSED SETTLEMENT WITH THE NOTEHOLDERS HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. The Bankruptcy Court will consider approval of the settlement at the hearing on confirmation of the Plan. If the Court finds that the settlement is not in the best interests of the Debtors' creditors, the settlement will not be approved and the Plan (i) may not be confirmed, or (ii) will have to be modified to be confirmed. Generally, the Bankruptcy Court must find that the settlement is fair and equitable after considering the probability of the Debtors' success if it litigates the claims, the complexity, expense, and likely duration of any litigation of the claims, the possible difficulties in collecting on the claims and all other factors relevant to assessing the "wisdom of the proposed compromise." PROTECTIVE COMMITTEE FOR INDEPENDENT STOCKHOLDERS OF TMT TRAILER FERRY, INC. V. ANDERSON (IN RE TMT TRAILER FERRY, INC.), 88 S.Ct. 1157, 1163 (1968).

      Subsidiary guarantees of a parent corporation's debt, such as the Kitty Hawk subsidiaries' guarantees of the Senior Notes, may raise the issue of whether the guaranties are fraudulent transfers under the Bankruptcy Code or applicable non-bankruptcy law. To demonstrate that the guaranties are avoidable, the Debtors must show that (a) each of the subsidiaries received less than reasonably equivalent value in exchange for the guaranty obligation, and (b) the obligation rendered the subsidiaries insolvent or left them with unreasonably small capital. THIS ANALYSIS IS PERFORMED AS OF THE TIME THE OBLIGATION WAS INCURRED, HERE, NOVEMBER 1997.

      In this case, the guarantees also include language that limits the amount of debt guaranteed to an amount just less than the amount that would make the guarantee avoidable as a fraudulent transfer. The Indenture provides as follows:

      Each Guarantor and, by its acceptance of a Note, each Holder confirms that it is the intention of all such parties that the guarantee by each such Guarantor pursuant to its Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each such Guarantor hereby irrevocably agree that the maximum liability of each Guarantor will be $1.00 less than the lesser of (a) the amount which would render the Note Guarantee voidable under either Section 548 or 544(b) of the Bankruptcy Code, (b) the amount permitting avoidance of the Note Guarantee as a fraudulent transfer under any applicable Fraudulent Transfer Act or similar law and (c) the amount permitting the Note Guarantee to be set aside as a fraudulent

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               18
      conveyance under any applicable Fraudulent Conveyance Act or similar law. In addition, if the execution and delivery and/or incurrence evidenced by the Note Guarantee constitutes a "distribution" under the Michigan Business Corporation Act (the "MBCA"), the maximum liability under the Note Guarantee with respect to such Guarantor shall be limited to $1.00 less than the maximum liability which such Guarantor is permitted to incur under Section 345 of the MCBA.

As is clear from this language, if the guarantees would be avoidable as fraudulent transfers, the guarantees are limited to $1.00 less than the amount that would render the guarantee avoidable under fraudulent transfer or fraudulent conveyance theories. The Creditors' Committee has argued that the guarantees may be limited even if the Debtors can not demonstrate that the guarantees rendered the Debtors' insolvent as of November 17, 1997. The Debtors believe that the Creditors' Committee's counsel misinterprets this provision of the Indenture.

      The guarantees also include provisions specifically recognizing the rights of contribution among guarantors. Both contractually and under well-established equitable principles, each Debtor had the right on November 17, 1997 and thereafter to collect from each of the other Debtors if it was called upon to pay on its guarantee of the Senior Notes. As a result of the rights of contribution, so long as the Debtors, on a consolidated basis, were not rendered insolvent or left with unreasonably small capital by the Senior Note obligations, no single Debtor should have been rendered insolvent by becoming obligated on the Senior Notes guaranty since each Debtor would have the right to recover from each of the other Debtors the amounts, or a portion of the amounts, it had paid on the Senior Notes in excess of its share.

      To assess the merits of the Debtors' potential claims to avoid the subsidiary guarantees of the Senior Notes or to limit the amount of debt guaranteed by each subsidiary, the Debtors reviewed the law on fraudulent transfers and the law related to the allocation of liability among co-sureties of a single debt and among co-obligors. The Debtors' counsel, Haynes and Boone, L.L.P., has significant experience in the analyzing and prosecuting fraudulent transfer claims. Sarah Foster is the author of "Let's Remake a Deal: Fraudulent Transfer Laws as a Tool for Restructuring Leveraged Buyouts" and with other members of the Firm, recently conducted a lengthy investigation of claims, including fraudulent transfer claims, against the creditors of three related debtors in the Chapter 11 case of McGinnis Partners' Focus Fund. Ms. Foster and Mr. Penn worked together on behalf of a Chapter 7 Trustee to analyze and pursue fraudulent transfer and other claims in the David Mann case. That estate's claims were settled very favorably.

      In this case, counsel investigated the factual background for the claims by interviewing a number of Kitty Hawk employees who participated in the transactions giving rise to the Senior Notes as well as employees with knowledge of the Debtors' business operations following the Kalitta transactions. Counsel reviewed documentary evidence regarding the transaction, including appraisals, opinions and financial data as of the effective date of the transaction in question, and Debtors' operations following the transactions. Based on their review of the evidence and the issues and their assessment of the merits of the claims, the Debtors proposed a settlement of those claims whereby general unsecured creditors would recover more for their claims than those creditors would

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               19
receive if the guarantees were enforced according to their terms. The settlement also, necessarily, provides less value to the Noteholders' deficiency claims than if the guarantees were fully enforced.

      THE FOLLOWING DESCRIPTION OF THE BENEFITS OF THE SETTLEMENT REPRESENTS THE DEBTORS' POSITION. THIS DISCUSSION DOES NOT REPRESENT THE VIEWS OF THE COURT OR THE CREDITORS' COMMITTEE.

            The Debtors believe that settling these disputes in the Plan is in the best interest of the Debtors and their creditors for a number of reasons.

      (1) The Debtors do not believe that they have a significant likelihood of success on the merits of any avoidance claims. To avoid the guarantees, the Debtors must prove that the guarantees rendered the Debtors insolvent or left them with unreasonably small capital as of November 17, 1997. The Debtors face considerable problems in proving that the Debtors were rendered insolvent or left with unreasonably small capital as a result of the Senior Note transaction. The Debtors used the majority of the Senior Note proceeds to retire debt of the Kalitta companies that the Debtors acquired concurrently with the Note offering. Arms length negotiations resulted in the Kalitta merger. At the time, Kitty Hawk firmly believed that the merger provided value substantially greater than the acquisition cost. Third party appraisals supported the value of the aircraft pledged to Noteholders. Many acquired assets were left unencumbered and thus available to satisfy other creditors' claims. Alex Brown, an investment banking firm, opined that the transaction was fair to Kitty Hawk. Audited financial statements for both Kitty Hawk and the Kalitta Companies for 1995 and 1996 indicate that the companies were solvent. The audited consolidated financial statements for the merged companies as of December 31, 1997, reflect shareholders' equity of $179 million based on assets of $834 million and liabilities of $655 million (including the Senior Note obligations). At the time of the merger, the Debtors raised $38 million in equity and entered into a new secured revolving credit facility providing for borrowings of up to $100 million. Therefore, substantial, contemporaneous, third party assessments of the Debtors' value at the time the Debtors incurred the Senior Note and guaranty obligations will have to be discredited to demonstrate that the consolidated Debtors were rendered insolvent or left with unreasonably small capital as a result of the Senior Note obligation.

      The risk that the Debtors will not succeed on the merits of any fraudulent transfer claim combined with the cost and likely duration of any such litigation supports settlement of the potential claims.

      (2) The Debtors believe the settlement in the plan provides general unsecured with a greater recovery sooner than they would receive from the likely outcome of such litigation. The Debtors' analysis of the scheduled assets and liabilities of the subsidiaries indicates that the settlement will provide each subsidiary's creditors with a significantly higher distribution percentage under the Plan than they would receive if the Debtors pursued the litigation and were unsuccessful. The settlement provides the anticipated benefit of litigation, greater recoveries for unsecured creditors, without the costs and delays of litigation. The settlement provides creditors with the right to receive distributions of New Common Stock with a value equal to approximately 30% of the creditor's claim. In contrast, without the settlement, the most that any creditor of a subsidiary would

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               20
receive would be approximately 12% of its claim and creditors of many of the subsidiaries would receive substantially less.

      (3) The settlement eliminates litigation delay and expense. A fraudulent transfer adversary proceeding would consume a significant amount of time and expense. It is unlikely that a trial would occur within six months. Any significant distribution to unsecured creditors would be delayed since a reserve would have to be created for the total alleged amount of the Noteholders' Claims. The value of the major assets of each subsidiary would be in issue, and the Estates would likely incur significant expenses for forensic appraisals and the depositions of the experts preparing those appraisals. If there were material misrepresentations in 1997 regarding the assets, the possible causes of action for those misrepresentations would be disputed and would require even more expenditures.

      (4) Delaying confirmation to allow the litigation to proceed would materially increase the bankruptcy burdens on the Debtors. The Debtors would still face all of the administrative and reporting burdens of debtors in possession. Expenditures for bankruptcy professionals would continue (at a rate of approximately $1 million per month). The "soft costs" of bankruptcy would also continue and increase as the "light at the end of the tunnel" moved further away: declining employee morale, increasing employee departures, increasingly lower employee productivity, increasing questions by customers regarding Kitty Hawk's ability to survive.

      (5) Settlement also allows Kitty Hawk's management and employees to focus their time, efforts and energies towards Kitty Hawk's future operations instead of being required to devote material amounts of time and energy to events that occurred years before.

      For all these reasons, among others, the Debtors believe the settlement is in the best interests of the Debtors, their estates and should be approved by the creditors.

      3. CREDITORS' COMMITTEE'S POSITION STATEMENT ON THE DEBTORS' PROPOSED SETTLEMENT WITH THE NOTEHOLDERS.

      The Committee's position is that the Debtors did not adequately investigate the merits of the fraudulent transfer claims before negotiating the settlement with (and release of) the Noteholders. The Committee does not believe that the Debtors are receiving fair consideration for releasing the claims for the reasons described below.5

      The Committee believes that creditors existing in November 1997 and after may avail themselves of potential fraudulent transfer actions that could avoid certain Subsidiary guarantees issued in favor of the Senior Noteholders. The Debtors question the potential fraudulent transfer claims because (a) the audited financials show that the Debtors were solvent, in the aggregate, on a balance sheet basis immediately after the transaction in question, (b) the value of the aircraft (as appraised) and other assets received in the transaction exceeded $450 million, (c) the transaction incurred $340 million in debt and raised $40 million in equity capital, and (d) the Company received

--------
      5 On September 6, 2000, the Committee's Motion for it to have authority to prosecute fraudulent transfer litigation was denied.

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               21
a fairness opinion regarding the transaction. The Committee disputes the Debtors' balance sheet asset values as of November, 1997. Kitty Hawk incurred capital expenditures in 1998 and 1999 which exceeded the projections by at least $100 million. The book value of the Debtors' aircraft after the November 19, 1997 acquisition date was approximately $126 million greater than the net book value reported by the entities pre-acquisition. The increase resulted from purchase accounting adjustments requiring a write-up of fixed assets to account for the purchase price (which was significantly less than appraised value). The Committee believes that the write-ups and significant capital expenditures required to maintain the aircraft calls into serious question the accuracy of the appraisals.

      Even if the balance sheet insolvency test is not met, other tests for avoidance can be used (each of which would be an issue of fact for determination by the Bankruptcy Court). First, the Committee believes that some of the Subsidiaries were left with unreasonably small capital as a result of the transaction with the Noteholders. Second, a debtor who is generally not able to pay the its debts as they become due is presumed to be insolvent. Again, the Committee believes that the Company and certain Subsidiaries were unable to pay debts as they became due in late 1999.

      If the Subsidiaries guaranteed an amount equal to the entire net worth of Kitty Hawk and its subsidiaries when the November 1997 merger occurred, this might leave the guarantors insolvent. The Committee is unaware of any case law interpreting the limitation language either as proposed by the Debtors or the Committee, and believes this would be a case of first impression.

      The Committee believes that allocating the Bondholder deficiency in full to each Subsidiary is inappropriate. The Subsidiary guarantees contain language purporting to limit the guaranteed amount to a lesser amount if the guaranty might be a fraudulent transfer. The reduced amount is just less than that which would make the guarantees fraudulent transfers.

      If the Senior Noteholders' deficiency claim is limited to each Subsidiary's Net Worth as of December 31, 1997, the Committee believes that unsecured trade creditors' claims would be 25% of the aggregate Unsecured Claims and to the Senior Noteholders' Claims (assuming a $200,730,000 deficiency claim as alleged by the Debtors) would be 75% of the aggregate Unsecured Claims. The Committee believes that applying the entire $200,730,000 estimated deficiency claim of the Senior Noteholders to each Subsidiary distorts the allocation of the guaranties and the estimated "settlement" proposed by the Debtors' Plan gives no value to the avoidance actions because it is less than the Committee asserts would be available if the guaranties were allocated based on the Subsidiaries' 1997 Net Worth. Under this analysis, on an entity by entity basis, the Committee believes that the available proceeds would be allocated as follows:

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               22

Senior Noteholders' Deficiency Claim (Limited to each Subsidiary's Net Worth as of 12/31/97) (6)

--------
      (6) Source: Information derived principally from Debtor's liquidation analysis and supporting schedules for the Disclosure Statement as well as Debtors' 12/31/97 Consolidating Balance Sheets.

(1) Kitty Hawk Cargo was formed in March 1999 through a combination of AIC and AIF (a division of AIA). For purposes of the above analysis, the Committee assumed that the beginning equity of Kitty Hawk Cargo consisted of the contributed capital reflected per the August 31, 1999 Consolidated balance sheet of $8,318,554 and $6,849,273 for AIC and AIF respectively. Since Kitty Hawk Cargo was formed from assets that were part of AIA in 1997, AIA's Net Worth as of 12/31/97 has been reduced by the portion allocated to Kitty Hawk Cargo.

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               23

                                                                                                              PERCENTAGE
                                                                                                             ALLOCATION OF
                                                                                                           AVAILABLE PROCEEDS
                                                                                                      -----------------------------
                                                     NET
                                                    AMOUNT
                                                  AVAILABLE
                                                 FOR GENERAL          BONDHOLDER       UNSECURED       BONDHOLDER      UNSECURED
                                                  UNSECURED           DEFICIENCY       CREDITORS'      DEFICIENCY      CREDITORS'
                                                  CREDITORS             CLAIM            CLAIMS          CLAIM           CLAIMS
                                                 ------------        ------------     ------------    ------------     ------------
KH, Inc. ....................................    $      5,317        $    200,730     $      2,452            98.8%             1.2%

Kitty Hawk
Cargo .......................................           8,247(1)           15,168            5,588            73.1%            26.9%

Kitty Hawk
Aircargo ....................................          27.878              53,966           26,561            67.0%            33.0%

KH International ............................           3,418(1)           48,197           27,476            63.7%            36.3%

KH Charters .................................          19,589              38,263           10,608            78.3%            21.7%

Longhorn
Solutions ...................................            --                  --                 68            --               --

Aircraft Leasing ............................           8,749               5,451            1,300            80.7%            19.3%

AIT .........................................              28                (230)               2            --                100%

FOL .........................................             (37)                 64             --               100%             0.0%

OKT .........................................             672               1,486               25            98.3%             1.7%
                                                 ------------        ------------     ------------    ------------     ------------
TOTAL: ......................................    $     73,859        $    363,094     $     74,080            74.7%            25.3%

      The Committee believes that the potential benefits of litigation far outweigh the costs. Based on the liquidation analysis attached to the Disclosure Statement, if the guarantees by all Subsidiaries other than Kitty Hawk International are completely avoided and intercompany claims are eliminated, the following could be available for the unsecured creditors (in the event of liquidation):

            Kitty Hawk Cargo         100%
            Kitty Hawk Aircargo      100%
            Kitty Hawk Charters      100%
            Aircraft Leasing         100%
            OK Turbines              100%
            American Int'l Travel    100%
            Kitty Hawk International 4.5%

      The law firm of Haynes and Boone (Debtor's counsel), also represented Kitty Hawk and the Subsidiaries in the November 1997 transaction and issued a legal opinion (with all appropriate qualifications and assumptions) opining on, among other things, that the performance of the Subsidiaries on the guarantees
"will not contravene....any provision of applicable law...." The Committee believes it would be more appropriate for another law firm to determine if a fraudulent transfer action exists and if the proposed settlement is appropriate.

            A. LITIGATION WITH INTERNATIONAL BROTHERHOOD OF TEAMSTERS ("IBT"). The IBT filed an adversary proceeding against International alleging substantial claims based on International abruptly suspending its flight operations. The suit alleges that, although the suspension occurred before the Petition Date, claims under the Collective Bargaining Agreement ("CBA") and under the

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               24

WARN Act are effectively treated as super-priority administrative claims - claims ahead of all other claims in the case.

            The IBT alleges that International owes its flight crews and their union over $9 million under a number of theories. The primary theory is that the amounts owed under the CBA for unpaid salaries and benefits must be paid without regard to their priority if the CBA has not been rejected. If the IBT prevails, the recovery by the IBT would effectively eliminate all of the equity in the International's bankruptcy estate leaving little or no available cash to pay other claims. International vigorously disputes the IBT's position on the priority of its claims.

            B. LITIGATION WITH CONRAD KALITTA. In late May, 2000, Kitty Hawk commenced an arbitration proceeding against Conrad Kalitta based on the 1997 merger of the Kalitta Companies and Kitty Hawk entities. Most of the allegations in the arbitration focus on the condition of the wide body assets and whether the substantially larger maintenance costs and reduced reliability caused significant harm to Kitty Hawk. The arbitration demand alleges that either the operating expenses were too large because the status of the engines was misrepresented or there was an undisclosed material adverse event that harmed the engines. Trial of the arbitration proceeding has been postponed until Spring 2001.

            C. MISCELLANEOUS LITIGATION. The Debtors and their subsidiaries may be potential and/or named plaintiffs in several other lawsuits, claims and administrative proceedings arising in the ordinary course of business. While the outcome of such proceedings cannot be predicted with certainty, the Debtors expect that the potential recovery, as well as the costs of pursuing such claims, will not have a material effect on the financial condition of the Debtors or the distributions to be made under the Plan.

                                      V.

                         EVENTS LEADING TO BANKRUPTCY

A.    EVENTS LEADING TO CHAPTER 11 BANKRUPTCY FILING

      In 1997, Kitty Hawk expanded its level of operations and geographic scope through the acquisition and merger of the Kalitta Companies, several entities engaged in air transportation and aviation-related activities. The acquisition was financed by Kitty Hawk through a public debt offering in the amount of $340 million dollars (the "Senior Notes"). After acquiring the Kalitta Companies, Kitty Hawk commenced integration of the various entities into three units, which at the time of it bankruptcy filing, included:

o Kitty Hawk International ("International"); a FAR Part 121 certificated air carrier, which operated scheduled freight from the U.S. to various countries in the Pacific Rim using a fleet of wide body Boeing747 freighter aircraft ("B747F"), Lockheed L-1011 freighter aircraft ("L-1011F") and a fleet of long-range McDonnell Douglas DC-8 freighter aircraft ("DC- 8F"). Additionally, International operated certain wide body aircraft in support of Kitty Hawk's scheduled overnight airfreight operations located in Fort Wayne, Indiana.

o Kitty Hawk Aircargo, Inc. ("Aircargo"); a FAR Part 121 certificated air carrier engaged primarily in the air transport of domestic freight using a fleet of narrow-body aircraft ("B727- 200F") and to a lesser extent McDonnell-Douglas DC-9 ("DC-9-15F") air freighters. Aircargo's operations were substantially in support of Kitty Hawk's scheduled overnight air freight hub located in Fort Wayne, Indiana.


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DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               25

o Kitty Hawk Cargo, Inc. ("Cargo") which operates Kitty Hawk's scheduled overnight air freight hub in Fort Wayne, Indiana.

o Kitty Hawk Charters, Inc. ("Charters"); a FAR Part 135 certificated air carrier engaged primarily in the on-demand charter aircraft freight and passenger market using a fleet of small jet and turbo-prop aircraft.

o OK Turbines, Inc. ("OK Turbines"); a small turbine engine repair and parts-sales/support operation located in Hollister, California, which supports Charters and other similarly situated small airlines.

      After acquiring the Kalitta Companies, Kitty Hawk proceeded to integrate the operations of the Kalitta Companies with those of Kitty Hawk's. However, in late 1999 and continuing into the first quarter of 2000, Kitty Hawk's financial performance began to deteriorate due to: (i) the unscheduled grounding of several wide body aircraft as a result of maintenance scheduling problems, including premature engine failures, (ii) the unscheduled grounding of aircraft (primarily operated by International) for repair of damage caused by various minor unrelated accidents, (iii) higher than expected maintenance costs, on the wide body fleet during the first quarter of 2000, (iv) the higher than expected fuel expenses for Kitty Hawk's scheduled overnight airfreight operations, and
(v) general softness in customer demand relative to expectations. Kitty Hawk, as a result, experienced a substantial decrease in projected revenues, an increase in expenses and correspondingly, a substantial decrease in cash.

      The bulk of Kitty Hawk's deteriorating operating and financial condition emanated from International. Before and after acquiring the Kalitta companies, International sustained significant losses due primarily to substantial capital expenditures required to operate and maintain an aging fleet (including engines) of B747Fs, L-1011Fs and DC-8Fs and poor overall revenue and operating performance.

      Covenants contained in the Senior Notes mandate compliance with certain maintenance provisions for the aircraft and engines collateralizing this debt. In April 2000, Kitty Hawk projected a cash requirement in excess of $30 million to comply with these maintenance provisions specifically bringing the number of serviceable wide-body engines to required levels. In an effort to improve its liquidity and comply with the terms of the Senior Notes, Kitty Hawk unsuccessfully pursued various asset sales, including sale-leaseback financing on its fleet of owned B727-200F aircraft.

      On April 11, 2000, Kitty Hawk publicly disclosed that as a consequence of the aforementioned events it did not have sufficient cash to pay the $16.9 million semi-annual interest installment on its Senior Secured Notes due May 15, 2000. As a result of this disclosure, general trade creditors, fuel suppliers, and other vendors eliminated payment terms, demanded immediate payment on all outstanding balances, and required pre-payment, deposits, or COD on all future purchases, causing further deterioration of Kitty Hawk's cash position.

      By late April 2000, Kitty Hawk had ceased payments on several of its aircraft leases causing a default on virtually all its lease and loan agreements. Kitty Hawk believed that various creditor actions were imminent, including the seizure of aircraft and other operating assets as well as an involuntary bankruptcy filing.

      On April 30, 2000, Kitty Hawk suspended all flight operations of International, resulting in the grounding of all of the B747F, L-1011F and DC-8F aircraft and the termination of substantially all of International's employees (including all of the flight personnel represented by the International Brotherhood of Teamsters Union).

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               26

                                      VI.

               PROGRESS DURING BANKRUPTCY AND SIGNIFICANT EVENTS

After filing for Chapter 11 protection, Kitty Hawk focused its operations around the core business lines and on the operation of a single aircraft type, the B727-200F. In addition, Kitty Hawk commenced an aggressive program to streamline maintenance, planning, administration and flight operations functions.

A.    FORT WAYNE HUB IMPROVEMENTS

      The operational results for the scheduled overnight freight operation have improved significantly since the shutdown of International. Even though the cessation of service by International reduced Fort Wayne's capacity by about 200,000 pounds per night, the resulting decrease in traffic is approximately 100,000 pounds per night, thereby improving load fact and decreasing cost per pound.

B.    FINANCIAL PERFORMANCE

      The financial results achieved by Kitty Hawk have been significantly improved from those pre-petition. In May 2000, on a fully accrued basis (including various fees and costs related to the Chapter 11 filing), Kitty Hawk earned over $1.0 million. In June 2000, the results were essentially breakeven on a fully accrued basis. Kitty Hawk believes these results are significant since they demonstrate a financial improvement as a result of the suspension of operations at International and the ability of Kitty Hawk to concentrate on its three primary business lines.

      Seasonally, July is a difficult month for Kitty Hawk. Kitty Hawk reported an operating loss before taxes in July of $2.2 million, which is representative of the impact of the 4th of July holiday on its Scheduled Freight business (three fewer revenue nights than normal) and the shut-down of the automotive industry's manufacturing for two weeks in July. The July automotive plant shutdown affects Kitty Hawk's Scheduled Freight business to some degree, and the Kitty Hawk Charters 135 business dramatically. However, adjusting for the costs of bankruptcy, the non-recurring shutdown costs still being incurred, andthe businesses and fleet types that will be sold, the core operations were break-even for the month. This indicates a clear signal that fixed costs are in line, and aside from the holiday, the Scheduled Freight business did very well. The three days of lost freight in the Scheduled Freight business would have produced at least $1.1 million of pre-tax profit under any circumstances.

      August is typically the beginning of the best season of the year for Kitty Hawk, and August 2000 was no exception. After adjusting for the non-recurring expenses and losses related to discontinued business, and adjusting out Kitty Hawk Charters and Longhorn Solutions, Inc.'s operations due to the pending sale of those subsidiaries, Kitty Hawk generated income before taxes of $856 thousand in August of 2000. All indications are that Kitty Hawk is moving forward very well and will be able to meet the financial performance projections attached as Exhibit "A" to this Disclosure Statement.

C.    REVENUE PERFORMANCE IMPROVEMENT

      During June 2000, Kitty Hawk implemented an across-the-board 6 percent price increase to the scheduled hub operation and further improved its yields by increasing the premium rate for its higher yielding "EXPRESS" product and by increasing the surcharge rate on oversized freight.


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DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               27

      During June 2000, Kitty Hawk implemented price increases for two of its single-route contracts with the USPS resulting in approximately 10 percent improvement in revenues for these contracts. The contracts were renewed through October 2000. The third single-route contract, which renews in October 2000, is expected to yield similar increased results for Kitty Hawk.

      During May and June 2000, Kitty Hawk restructured its contract with BAX Global (which was unprofitable prior to the restructure) improving its revenue performance by increasing rates under the ACMI contracts in excess of 10 percent. Restructuring the BAX Global contract also reduced the number of dedicated aircraft from 13 to 7. The contract was extended to December 31, 2001.

D.    ADMINISTRATIVE CONSOLIDATION

      In connection with the suspension of International's flight operations and the Chapter 11 filing, Kitty Hawk commenced a comprehensive review of its various administrative departments for efficiency improvements. Kitty Hawk consolidated all general and administrative personnel to its corporate headquarters in Dallas, Texas, thus eliminating duplicative functions in Ypsilanti, Michigan and Fort Wayne, Indiana. This process is ongoing with continued improvements expected going forward.

E.    MANAGEMENT CHANGES

      In late August, 2000, Susan Hawley decided to leave Kitty Hawk to pursue other interests. Ms. Hawley had played a key role in negotiating and working with the United States Postal Service on Kitty Hawk's account. Upon her departure, Donny Scott, the Vice President for Postal and Ground Operations, assumed Ms. Hawley's responsibilities. He has prior experience with the USPS and Kitty Hawk's Peak Season operations for the USPS. Mr. Scott transitioned successfully into his new Postal responsibilities.

      In August, 2000, John Turnipseed, Vice President-Human Resources, announced his resignation. He was replaced by Jane Perelman, Kitty Hawk's assistant general counsel, an attorney with extensive employment law background, including Board Certification in Labor and Employment Law by the Texas Board of Legal Specialization. Jane Perelman announced her resignation in September, 2000.

F.    ASSET SALES

      Kitty Hawk has embarked on a series of asset sales designed to streamline its operation, eliminate surplus and/or non-strategic assets, and provide the requisite funding to expeditiously exit the Chapter 11 process as follows:

o Kitty Hawk has obtained court approval to sell its authority related to a supplemental type certificate issued by the FAA for certain cargo conversion modifications on B727-200F aircraft. The sale of the supplemental type certificate is for $3.0 million with Kitty Hawk having received a non-refundable deposit of $150,000. The remainder of the sale is expected to close in October 2000.

o Kitty Hawk has reached a preliminary agreement to sell a hangar owned by International and substantially all of Charters and OK Turbines for $22.4 million. The buyer must meet certain conditions in advance of the expected closing in October 2000.

o Kitty Hawk has reached a preliminary agreement to sell its leasehold interests (including the building improvements) in a long-term lease at Honolulu International Airport. The buyer

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               28
      of the leasehold is Fed Ex with an agreed price is $4.45 million. The transaction is subject to various approvals including the State of Hawaii.

o Kitty Hawk has obtained court approval to sell the Part 121 Operating Certificate of International for $200,000. In addition, the agreement provides that the buyer of the certificate will assume a restructured contract for pilots with the International Brotherhood of Teamsters Union. The transaction is subject to certain other conditions including a non-compete agreement by the buyer. This transaction closed in September 2000.

o Kitty Hawk has reached an agreement to sell one of its surplus DC-9-15F aircraft for $2.95 million. The transaction was approved by the Bankruptcy Court on September 27, 2000 and is expected to close in October.

o Kitty Hawk conducted a series of four auctions in August and September 2000 with an internationally prominent aviation auction firm for the liquidation of its surplus aircraft/engine spare parts, ground equipment and other inventory primarily related to the B747F, L-1011F and DC-8F fleet types.

o Kitty Hawk is actively pursuing transactions to sell other surplus assets including: (i) twelve Stage II compliant DC-8F aircraft, (ii) two additional surplus DC-9-15F, and (iii) certain fee- simple real estate located near the airport in Ypsilanti, Michigan.

G.    KEY CONTRACTS

      A significant portion of the Debtors' revenues for its continuing businesses are derived from contracts with BAX Global and the United States Postal Service. Prior to the bankruptcy, in 1998, Aircargo entered into an Agreement to Furnish Fourteen (14) B727-200 Aircraft and Air Cargo Services with BAX. Under the Original Contract, Aircargo agreed to provide and operate for the benefit of BAX fourteen (14) B727-200 aircraft and to provide air cargo services on the routes designated by BAX. The Original Contract is what is known as an ACMI contract. Typically an ACMI contract is entered into between a certified aircraft operator and a lessee, whereby the operator is obligated to provide a properly insured and maintained aircraft together with qualified flight deck crew to the lessee for a specified period of time. The operational and maintenance responsibility for the aircraft remain with the operator. The operator is compensated at a pre-determined rate, which typically covers the operator's direct costs including, crew, maintenance, insurance and ownership plus a mark-up for overhead and profit. Unless otherwise specified, the operator is generally responsible for absorbing increased costs related to flight crews, maintenance, and insurance over the term of the agreement. The lessee is responsible for all other costs, such as fuel, landing and navigation fees, and ground handling.

      Following the bankruptcy, Aircargo and BAX agreed to amend the Original Contract as of July 1, 2000 and to reduce the number of aircraft covered by the Original Contract to seven (7) aircraft: three (3) advanced Boeing 727s and four
(4) non-advanced 727s. The amendments increase the base rate cost of the aircraft to BAX by $40,000 per aircraft per month and change the bonus structure. Although Aircargo and BAX have been performing under the terms of the amended agreement since June, the parties only recently finalized the documentation of the agreement. Aircargo has filed a motion to assume the BAX contract, as amended, and anticipates approval of the agreement.

      The Debtors have a number of contracts with the USPS. Post-petition, the Debtors have rejected a small number of these contracts that it could not service with its existing fleet. However, the Debtors' relationship with USPS has remained strong.


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               29

      Aircargo received AMENDMENT TO TRANSPORTATION SERVICES CONTRACT, amending contract No. CNB 99-01, on September 19th, 2000. This contract provides for, among other things, the Debtors' continued prime contractor status for the C Net peak season line haul/hub/terminal handling/sort operations out of Blytheville, AR ("CNB", or "C Net - Blytheville"). The contract price is $29.3 million, not including pass through direct expenses (landing & parking, de-ice, and fuel). While this contract is $10.1 million less than the 1999 CNB contract, it is above average from a historical perspective, and the Debtors expect to maintain similar profit margins to years past.


CNB HISTORICAL                  AMOUNT         AIRCRAFT     AIR-STOPS (CITIES)
-------------------------- ---------------- --------------- -----------------
1997 Actual                $     25,700,000       24               22
1998 Actual                $     28,900,000       29               26
1999 Actual                $     39,400,000       39               33
2000 Contracted            $     29,300,000       29               24

      CNB is smaller than last year, but is not actually as much smaller as shown due to three (3) wide-body line haul routes being bid separately (Oakland, Los Angeles, Phoenix). This was due to USPS efforts to reduce the total cost of CNB this year, and the Debtors' need to get the CNB contract finalized as early as possible for stability reasons. It is unknown at this time whether or not this will prove effective in reducing costs for the USPS.

      The peak season opportunities with the USPS are not limited to CNB. There are at least three other opportunities, namely CNW (a Western US peak season operation), other single routes, and W Net peak season flying (the Debtors control through the W Net contract flown year-round). These opportunities have not yet been awarded or finalized, and the Debtors' opportunities are as follows:

         o     CNW - is a six (6) aircraft operation this year, down from ten
               (10) last year. The Debtors will be bidding to retain five (5) of these routes that were flown by the Debtors last year.

         o Single routes - there is at least one significant route upon which the Debtors is bidding, Los Angeles to Honolulu, that is currently pending. Other single routes may still come available, as well as the three wide-body routes mentioned above (Oakland, Los Angeles, and Phoenix) going to the Blytheville hub, which the Debtors perceive may not yet be finalized.

         o W Net - peak season flying through the Sacramento (Mather AFB) hub where the Debtors operate W Net. This is additional flying that is captive for the Debtors, which should amount to approximately 4 extra days of flying.

      In summary, the Debtors expect to have a very good peak season with the USPS, and will increase its total revenue above just CNB as the remainder of the contracts are finalized.

      Many of the Debtors' important freight customers do not have an ongoing contracts with the Debtors. Nevertheless, pounds of freight carried per night through the Fort Wayne hub havetended to increase during the case.

H.    SIGNIFICANT ORDERS ENTERED DURING THE CASE

      During these bankruptcy cases, a number of significant Orders were issued by the Court. The most significant Orders are discussed below:


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               30

o May 2, 2000 - ORDER GRANTING JOINT ADMINISTRATION. This Order consolidated the ten cases for administrative purposes but did not substantively consolidate the debtors into one case with only one bankruptcy estate.

o May 3 and June 16, 2000 - CASH COLLATERAL ORDERS. These Orders allow the debtors to use the cash collateral of the Bank Group while reorganizing their affairs. The Orders provide, among other things, that asset sales proceeds from the Bank Group's pre-petition collateral are to be paid to the Bank Group. The Orders also preserve the adequate protection rights and remedies of the Noteholders.

o May, 2000 - ORDER AUTHORIZING RETENTION OF SEABURY ADVISORS, LLC AND SEABURY SECURITIES, LLC. The Bankruptcy Court authorized the Debtors' retention of Seabury Advisors, LLC and Seabury Securities, LLC as financial advisors to the Debtors. Seabury's compensation agreement with Kitty Hawk provides an incentive for successfully reorganizing Kitty Hawk and for obtaining secured debt financing. For secured debt refinancing, the success fee is 1.5% of the loan amount. For reorganizing Kitty Hawk, the success fee is a sliding scale based on the reorganized enterprise value plus the value of certain asset sales. For reorganized enterprises valued between $100 million and $200 million, the success fee is $1.75 million plus 1.5% of the amount over $100 million. Seabury's $150,000 per month retainer is a credit against certain of the success fees.

o May 4, 2000, May 5, 2000 and August 11, 2000 - ORDER AUTHORIZING DEBTORS TO PAY PRE- PETITION SALARIES AND EMPLOYEE BENEFITS. The first two Orders allow the debtors to pay the pre-petition employee claims for all employees that were employed post-petition. The last Order authorized Kitty Hawk International to pay the pre-petition wage and benefit claims for its employees -- provided that the amount paid to any employee did not exceed the $4,300 priority claim limit under the Bankruptcy Code.

o June 16, 2000 - AGREED ORDER ON DEBTORS' MOTION TO ABANDON CERTAIN AIRCRAFT AND ENGINES OF KITTY HAWK INTERNATIONAL. This Order dealt with the "wide body" aircraft securing the Senior Notes. The Order effectively transferred the responsibility and liability for those aircraft to the Noteholders.

o June 23, 2000 - ORDER APPROVING MOTION TO SELL SUPPLEMENTAL TYPE CERTIFICATES. This Order allowed the sale of two Supplemental Type Certificates and associated inventory for $3 million.

o July 7, 2000 - ORDER GRANTING MOTION TO EMPLOY AUCTIONEER AND SELL SURPLUS ASSETS. This Order allowed the Debtors to assemble a substantial amount of surplus property to be auctioned by Starman Brothers. The assets became unnecessary surplus when the Debtors downsized their operations.

o August 4, 2000 - ORDER GRANTING MOTION TO APPROVE SALE OF AIR CARRIER CERTIFICATES AND MISCELLANEOUS ASSETS - This Order allowed Conrad Kalitta to purchase the FAA and DOT certificates of Kitty Hawk International for $200,000.

o August 11, 2000 - ORDER GRANTING MOTION TO MODIFY AND ASSIGN COLLECTIVE BARGAINING AGREEMENT. This Order provided for a modified Collective Bargaining Agreement to be assigned to Mr. Kalitta to govern the prospective labor relations between the startup airline he contemplates and the International Brotherhood of Teamsters. Financially, neither the Order nor the modifications affect the Kitty Hawk International Estate or claims against the Estate.


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               31

o August 3, 2000 - ORDER GRANTING MOTION TO ASSUME LEASE WITH FORT WAYNE AIRPORT AUTHORITY. This Order allowed Kitty Hawk to assume the favorable leases on the hub of its scheduled overnight freight business.

o August 3, 2000 - ORDER ON EMERGENCY MOTION TO REQUIRE THE CALLING OF AN ANNUAL SHAREHOLDERS' MEETING AND ORAL MOTION TO MODIFY EXCLUSIVITY. This Order set the annual meeting of the shareholders of Kitty Hawk for October 31, 2000, the date requested by the Debtors in response to the request by
      M. Tom Christopher that the meeting be held earlier. The later meeting date gives the Debtor time to obtain audited financial statements for 1999 and to solicit proxies in connection with the annual meeting. The Order also terminated the Debtors' exclusive period for filing a plan as to Tom Christopher so that he may file a plan of reorganization for Kitty Hawk at any time. On September 28, the Bankruptcy Court ruled (with Mr. Christopher's agreement) that the annual meeting would be set after the Confirmation Hearing.

o August 28, 2000 - ORDER AUTHORIZING DEBTORS' PAYMENTS AND PERFORMANCE OF OBLIGATIONS UNDER AIRCRAFT EQUIPMENT CONTRACTS PURSUANT TO 11 U.S.C. SS. 1110. The Order authorized certain payments previously made by the Debtors to its aircraft lessors and creditors with purchase money security interests in aircraft and further authorized the Debtors continued performance of its obligations to these parties. If the Debtors had not obtained this relief, they would be subject to having certain aircraft repossessed.

o August 28, 2000 - ORDER GRANTING DEBTORS' MOTION TO APPROVE KEY EMPLOYEE RETENTION PLAN. The Order authorized Kitty Hawk to a retention bonus equal to six (6) month's salary in six monthly installments beginning on the earlier of January 1, 2001or the effective date of a plan of reorganization provided that they remained employed during that time and executed a covenant not to compete with Kitty Hawk through December 2001. The Key Employees listed in the motion were nine (9) executive officers of Kitty Hawk. Two of the nine key employees left Kitty Hawk's employ after the Order was signed, including Susan Hawley.

o September , 2000 - ORDER DENYING MOTION FOR AUTHORITY TO BRING CAUSES OF ACTION ON BEHALF OF THE DEBTORS ARISING FROM FRAUDULENT TRANSFERS. On September 6, 2000, after a contested hearing, the Bankruptcy Court denied the Creditors' Committee's motion requesting authority to file and prosecute a fraudulent transfer adversary proceeding to avoid (set aside) one or more of Kitty Hawk's subsidiaries' guarantee of the debt to the Senior Notes as fraudulent transfers under state law. The Bankruptcy Court denied the Motion without prejudice to reasserting it.

I.    APPOINTMENT OF CREDITORS' COMMITTEE

      The Official Committee of Unsecured Creditors was appointed by the United States Trustee on May 11, 2000. The Creditors' Committee is composed of the following creditors:

Mercury Air Group, Inc.                                                    Zantop International Airlines, Inc.
5456 McConnell Avenue                                                      840 Willow Run Airport
Los Angeles, CA 90066                                                      Ypsilanti, MI 48198-0840
                                                                           [Creditor of Charters]

Heico Corporation                                                          BF Goodrich Aerospace Component & Repair
825 Brickell Bay Dr., Suite 1644                                           5250 NW 33rd Avenue
Miami, FL 33131                                                            Ft. Lauderdale, FL 33309
[Creditor of Aircargo and International]                                   [Creditor of Aircargo and International]

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               32

                                                  Cherry-Air
                                                  4584 Claire Chennault
                                                  Addison, TX 75001
                                                  [Creditor of Charters]

                                                  Chevron Corporation
                                                  2005 Diamond Blvd., Room 2182B
                                                  Concord, CA 94520-5739
                                                  [Creditor of International]
Avfuel Corporation
P. O. Box 1387
Ann Arbor, MI 48106-1387
[Creditor of Aircargo]


The Debtors' books and records are the source of the Debtors' identification of the entity against which each member of the Committee has a claim. The Committee members may assert claims against other Debtors.

J.    PROFESSIONALS' BEING PAID BY THE ESTATES AND FEES TO DATE

      1.    PROFESSIONALS EMPLOYED BY THE DEBTORS

      The Debtors have employed the following professionals:

Haynes and Boone, LLP                   General Counsel
Dickinson Wright, PLLC                  Special Litigation Counsel
Silverberg, Goldman and Bokoff, LLP     Special Regulatory Counsel
Ford & Harrison, LLP                    Special Labor Relations Counsel
Seabury Advisors, LLC                   Financial Advisors
Grant Thorton                           Accountants (audit)
Lain, Faulkner & Co.                    Accountants


      2.    PROFESSIONALS EMPLOYED BY THE CREDITORS' COMMITTEE

Forshey & Prostok, L.L.P.               General Counsel
Schafer and Weiner, PC                  Co-Counsel
Jay Alix and Associates                 Financial Advisors


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DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               33

      3.    CHANGES IN PROFESSIONALS RETAINED

      On September 15, 2000, Kitty Hawk was advised that the Creditors' Committee voted to terminate the representation of Forshey & Prostok, LLP and that it would seek to employ Verner, Liipfert, Bernhard, McPherson and Hand, Chartered as its attorneys. An application to employ the Verner Liipfert firm is currently pending.

      4.    FEES TO DATE

      Through July 31, 2000, the Debtors incurred $2,843,455.39 in fees and expenses to the professionals identified above. Of that amount, $1,926,112.16 has been paid.


                                     VII.

                            DESCRIPTION OF THE PLAN

A.    INTRODUCTION

      A summary of the principal provisions of the Plan and the treatment of Allowed Claims and Interests is set out below. The summary is qualified in its entirety by the Plan.

      The Plan provides for the post-confirmation merger of the Debtors into a single Delaware corporation ("Reorganized Kitty Hawk" or the "Reorganized Debtor") which will be called Kitty Hawk Aircargo and for the continuation of the Debtors' core business. The majority of the Debtors' existing secured debt, as well as Administrative and Priority Claims, will be paid from cash on hand, asset sales and the proceeds of a new financing agreement. As part of a settlement with the holders of the Senior Notes, the claims against the Debtors will be consolidated for distribution purposes. The Noteholders will receive 85% of the issued and outstanding shares of stock in Reorganized Kitty Hawk. The other unsecured creditors will be treated in one of the following three ways. First, if an Allowed Unsecured Claim is $500 or less, or if the holder of the Claim elects to reduce it to $500, the Claim will be paid in full in cash. Second, holders of Allowed Unsecured Claims that are not Noteholder Claims, may receive their pro rata share of 15% of the issued and outstanding stock of Reorganized Kitty Hawk. KITTY HAWK'S PROJECTIONS AND VALUE ESTIMATES INDICATE THAT 15% OF REORGANIZED KITTY HAWK SHOULD BE WORTH BETWEEN $20.9 MILLION AND $24 MILLION (OR BETWEEN APPROXIMATELY 29% AND 33% OF THE GENERAL UNSECURED CLAIMS). See Article X for discussion of valuation and Article XII for discussion of risks. Third, holders of Allowed Unsecured Claims that are not Noteholder claims may elect to receive a discounted amount of cash in lieu of stock conditioned upon the Reorganized Debtor's ability to raise cash through a Private Placement.

B.    CONSOLIDATION

      The Plan does NOT substantively consolidate the Debtors. Although the Plan consolidates claims against the various Debtors for distribution purposes, the Plan does not consolidate them for voting or other purposes. A creditor's vote on the Plan will be considered only with the votes of other creditors of the same Debtor for purposes of determining whether a class of creditors has accepted or rejected the Plan. If, for example, the holders of Other Unsecured Claims against Cargo vote to reject the Plan, the Debtors will have to demonstrate that the Plan is fair and equitable as to those creditors and meet the other criteria for forcing a class of creditors to accept their treatment under the Plan despite their rejection of the Plan. The votes of the creditors of Cargo will not be combined with the votes of creditors of another Debtor for purposes of determining whether the creditors of Cargo have accepted the Plan.

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C.    POSITION OF NORTHWEST AIRLINES, MERCURY AIR AND CREDITORS' COMMITTEE
REGARDING PLAN

      Northwest Airlines, Inc. ("Northwest") and Mercury Air Group, Inc. ("Mercury"), creditors of certain of the Debtors, have objected to the Plan, intend to vote against it, and submit that the Plan should be rejected by the holders of the Other Unsecured Claims.

      At the hearing on approval of the Disclosure Statement, Northwest and Mercury argued that the Plan cannot be confirmed as a matter of law, among other reasons, because the Plan (i) provides for improper releases of third parties;
(ii) unfairly discriminates against the holders of Other Unsecured Claims; and
(iii) violates bankruptcy law and the absolute priority rule by providing existing equity with an exclusive right to purchase stock in the Reorganized Debtor, without having to pay fair market value for such interests. The Court overruled Northwest's and Mercury's objections to the Plan at the hearing on approval of the Disclosure Statement, but fully preserved all such objections for the hearing on confirmation of the Plan. The Debtors modified the Plan to eliminate the violation of the absolute priority rule. Northwest and Mercury intend to vigorously assert their objections at the Confirmation Hearing.

      Northwest and Mercury's two major objections to the Plan can be summarized as follows. First, Northwest and Mercury believe that the Plan does not treat holders of Other Unsecured Claims fairly in relation to the unsecured Claims of the Noteholders. Under the Plan, the Noteholders receive nearly six times more shares of the Reorganized Debtor than the holders of Other Unsecured Claims and majority control of the Reorganized Debtor, when the Noteholders' unsecured claims are projected to exceed the Allowed Other Unsecured Claims by only approximately three times.The Debtors explain the reason for this discrepancy on page 18 of this Disclosure Statement.

      Second, Northwest and Mercury believe that the Plan is not in the best interests of holders of Other Unsecured Claims in most of the Debtors because such creditors could receive a significantly higher return in cash (rather than stock) in a Chapter 7 liquidation than proposed under the Plan.

      Based upon the foregoing, Northwest and Mercury believe that holders of Other Unsecured Claims should vote against the Plan.

      Northwest and Mercury believe that the Debtors have not adequately disclosed the basis for the releases contained in the Plan, the claims which are being released, or the benefits that the Debtors estates will receive in exchange for these releases.

      Northwest and Mercury also believe that Debtors fail to adequately disclose the discharge, injunction, and exculpation of liability in sections
10.2 and 10.3 of the Plan, provided to certain insiders, the Creditors Committee and its counsel, the Unofficial Noteholders' Committee and its counsel and the Indenture Trustee and its counsel, not only as to the Debtors' claims against these parties, but also as to claims which may be asserted by all third parties, even if such third parties do not vote in favor of the Plan.

      Under these provisions, to the extent that you do not vote against the Plan and the Plan is ultimately confirmed by the Court, any claims that you may have against certain insiders and the Creditors Committee and its professionals, the Unofficial Noteholders' Committee and its counsel and the Indenture Trustee and its professionals, the Indenture Trustee will be discharged and forever released without your consent.


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D.    DESIGNATION OF CLAIMS AND INTERESTS

      The following is a designation of the classes of Claims and Interests under this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims described in Article 3 of this Plan have not been classified and are excluded from the following classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of that class, and is classified in another class or classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other class or classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Interest is not in any Class. Notwithstanding anything to the contrary contained in this Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or Allowed Interest. The Plan consolidates distributions to creditors of each of the Debtors as part of a settlement. Classes are considered separately among the Debtors for voting purposes and jointly among the Debtors for distribution purposes. The treatment provided for each Class shall be the same for each of the Debtors as if Claims against each Debtor had been separately classified.

      CLASS                                     STATUS

1.    SECURED CLAIMS

      Class 1: Bank Claims                      Impaired - entitled to vote

      Class 2: Noteholders' Secured Claims      Impaired - entitled to vote

      Class 3: Secured Claims Other Than Bank   Impaired - entitled to vote
               Claims and Claims of the
               Noteholders

2.    UNSECURED CLAIMS

      Class 4: Priority Claims                  Impaired - entitled to vote

      Class 5: Convenience Claims               Impaired - entitled to vote

      Class 6: Unsecured Noteholder Claims      Impaired - entitled to vote

      Class 7: Other Unsecured Claims           Impaired - entitled to vote

3.    INTERESTS

      Class 8: Old Common Stock                 Impaired - deemed to have
                                                rejected, not entitled to vote

      Class 9: Securities Claims                Impaired - deemed to have
                                                rejected, not entitled to vote

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E.    TREATMENT OF CLAIMS AND INTERESTS

      1.    ADMINISTRATIVE CLAIMS.

            A. GENERAL. Subject to the bar date provisions herein, unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (a) the Effective Date or as soon as practicable thereafter, (b) the Allowance Date, and (c) such other date as is mutually agreed upon by the Debtors and the holder of such Claim; PROVIDED, HOWEVER, that Administrative Claims that represent liabilities incurred by the Debtors in the ordinary course of their business during the Reorganization Cases shall be paid by Reorganized Kitty Hawk in the ordinary course of business and in accordance with any terms and conditions of any agreements relating thereto. Payments on Administrative Claims shall be made by the Reorganized Debtor.

            B. PAYMENT OF STATUTORY FEES. All fees payable pursuant to 28 U.S.C.ss.1930 shall be paid in Cash equal to the amount of such Administrative Claim when due.

            C.    BAR DATE FOR ADMINISTRATIVE CLAIMS.

                  (1) GENERAL PROVISIONS. Except as provided below in Sections 3.1(c)(iii), 3.1(c)(iv) and 3.1(c)(v), requests for payment of Administrative Claims must be Filed no later than forty-five (45) days after the Effective Date. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, any of their affiliates or any of their respective property.

                  (2) PROFESSIONALS. All professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any professional or any other entity for making a substantial contribution in the Reorganization Case) shall File and serve on Reorganized Kitty Hawk and the Creditors' Committee an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the Effective Date. Objections to applications of professionals for compensation or reimbursement of expenses must be Filed and served on Debtors and the professionals to whose application the objections are addressed no later than seventy (70) days after the Effective Date. Any professional fees and reimbursements or expenses incurred by the Reorganized Debtor subsequent to the Effective Date may be paid without application to the Bankruptcy Court.

                  (3) ORDINARY COURSE LIABILITIES. Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such liabilities shall be paid by the Reorganized Debtor as soon as practicable after the Effective Date.

                  (4) CONTRACTUAL EMPLOYEE CLAIMS. Holders of Claims under employment contracts approved by the Court shall not be required to File any request for payment of such Claims and such Claims shall be paid in full on the Effective Date.

                  (5) TAX CLAIMS. All requests for payment of Administrative Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and

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including the Petition Date through and including the Effective Date
("Post-Petition Tax Claims") and for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) 45 days following the Effective Date; and (ii) 90 days following the filing with the applicable governmental unit of the tax return for such taxes for such tax year or period. Any holder of any Post-Petition Tax Claim that is required to File a request for payment of such taxes and does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against any of the Debtors, Kitty Hawk, or their respective property, whether any such Post-Petition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. To the extent that the holder of a Post-Petition Tax Claim holds a lien to secure its Claim under applicable state law, the holder of such Claim shall retain its lien until its Allowed Claim has been paid in full.

      2. TREATMENT OF PRE-PETITION PRIORITY AND SECURED TAX CLAIMS. Each holder of an Allowed Pre-Petition Tax Claim or Security Tax Claim shall be paid by the Reorganized Debtor, pursuant to the provisions of Section 1129(a)(4)(c) of the Bankruptcy Code, in equal quarterly installments commencing on the first day of the first full month following the Effective Date (or the Allowance Date, if later) with the final payment of the remaining unpaid balance to be made on the sixth anniversary of the assessment of the tax, together with interest thereon at 8% per annum from and after the Effective Date until the date of final payment. The Reorganized Debtor may prepay any Pre-Petition Priority Tax Claim or Secured Tax Claim without penalty or premium, or may pay any Allowed Pre-Petition Priority Tax Claim or Secured Tax Claim on such terms as the holder of the Allowed Claim and the Debtors may agree. To the extent that the holder of a Pre-Petition Priority Tax Claim or the liens of each holder of a Pre-Petition Secured Tax Claim shall remain in full force and effect until the Pre-Petition Secured Tax Claim is paid in full. Failure by the Reorganized Debtor to timely make a payment on an Allowed Pre-Petition Priority Tax Claim or Secured Tax Claim shall be an event of default. If the Reorganized Debtor fails to cure a default within twenty (20) days after service of written notice of default from the holder of the Allowed Pre- Petition Secured Tax Claim, then the holder of such Allowed Pre-Petition Priority Claim or Secured Tax Claim may enforce the total amount of its Claim, plus interest as provided in this Plan, against the Reorganized Debtor in accordance with applicable state or federal laws.

F.    CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

      1.    CLASS 1 - BANK CLAIMS.

            a. CLASSIFICATION: Class 1 consists of all Allowed Secured Bank Claims. Allowed Secured Bank Claims shall be subclassified so that the holders of the Allowed Secured Bank Claims shall have a Claim against each Debtor whose property secures the Allowed Secured Bank Claims.

            b. TREATMENT: Class 1 is impaired and the members of Class 1are entitled to vote on the Plan. The holders of the Allowed Secured Bank Claims may vote their Claims in each Case of a Debtor whose property secures the Allowed Secured Bank Claims. The Allowed Secured Bank Claims shall be satisfied as set forth herein or in such other manner as is acceptable to the Debtors and the holders of the Allowed Secured Bank Claims. All payments of the Bank Claims made prior to the Effective Date shall be deemed to be paid indefeasibly. Any portion of the Bank Claims unpaid as of the Effective Date shall be paid in full in cash on the Effective Date. Notwithstanding anything else contained in the Plan or the Confirmation Order, or any amendments thereto, and notwithstanding the confirmation of the Plan, Wells Fargo, as Agent ("Agent") for the Bank Group and as the holder of the Bank Claims, and the members of the Bank Group, shall be entitled to all of the liens, protections, benefits, and priorities granted to it or confirmed by the (1) Second Amended and Restated Credit Agreement (as may have been amended, modified, supplemented, extended, renewed or restated from time to time) dated November 19, 1997; (2)

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
Revolving Credit Note from Kitty Hawk, Inc. and it subsidiaries payable to the order of Wells Fargo Bank, N.A. in the original principal amount of $100 million; (3) Term Loan Note from Kitty Hawk and its subsidiaries to Wells Fargo, in the original principal sum of $45.9 million; and (4) any security agreement, deposit or other agreement evidencing a security interest, right of setoff or obligation owing to a member of the Bank Group and the Final Order Authorizing Use of Cash Collateral and Granting Adequate Protection and any subsequent financing orders (the "Financing Documents"). All such liens, protections, benefits, and priorities granted to Wells Fargo or the Bank Group in such Financing Documents shall continue until the Bank Claims are indefeasibly paid in full and satisfied, which Claims (i) are payable in their entirety, (ii) include unpaid principal and accrued but unpaid interest and fees as specified in the contract to the date of indefeasible payment of the Bank Claims, and
(iii) are secured by reason of the first, valid, prior, and perfected liens and security interest granted under or in connection with, the Financing Documents. Within five business days before the Effective Date, the Bank Group shall provide the Debtors with a statement of all amounts constituting Bank Claims as of the Effective Date (the "Pay-off Amount"). If the Debtors dispute the Pay-off Amount, both the Debtors and the Bank Group agree that the Bankruptcy Court may determine the Pay-off Amount on an expedited basis. Upon payment of the Pay-off Amount, the Bank Group shall release all of its liens or assign such liens as directed by the Debtors. Notwithstanding the foregoing, all rights of the Bank Group pursuant to Section 13.2 of the Second Amended Credit Agreement shall survive the indefeasible payment in full of the Bank Claims as unsecured obligations of Kitty Hawk. The Bank Claims are finally allowed and are not subject to subordination or reconsideration.
      With respect to any claims related to the Financing Documents, or the Agent's or Bank Group's actions related to the Debtors or the Financing Documents, the Agent or Bank Group, and each of their representatives, shall have no liability to the Debtors or any third party (including creditors of any Debtors) and shall not be deemed to have been in control of the operations of the Debtors or to be acting as a "responsible person" or "owner or operator" with respect to the operation or management of the Debtors.

      The Debtors have agreed to the release set forth above in exchange for the Bank Group's agreement to release its liens, despite certain continuing obligations of the Debtors to the Bank Group under the Financing Documents. The Debtors believe that the Bank Claims are valid and enforceable and that the Bank Group's liens are properly perfected, enforceable first priority liens.

      2.    CLASS 2 - NOTEHOLDERS' SECURED CLAIMS

            a. CLASSIFICATION: Class 2 consists of all Allowed Secured Claims of the Noteholders. The Allowed Class 2 Claims shall be subclassified so that the holders of the Allowed Class 2 Claims shall have a Claim against each Debtor whose property serves as the Noteholders' Wide Body Collateral or the Noteholders' 727 Collateral.

            b. TREATMENT: Class 2 is impaired, and the members of Class 2 are entitled to vote on the Plan. The Noteholders may vote their Allowed Class 2 Claims in the case of each Debtor whose property serves as the Noteholders' Wide Body Collateral or the Noteholders' 727 Collateral. On the Effective Date, the Reorganized Debtor shall satisfy the Noteholders' Secured Claim that is secured by the Noteholders' 727 Collateral (i) through the payment to the Noteholders of cash equal to the current value of the 727 Collateral, which the Debtors, Indenture Trustee, and an Unofficial Committee of Noteholders have agreed is $55 million, (ii) by the delivery to the Indenture Trustee of the Net Proceeds of the Engines, and (iii) by the payment of the Noteholders' Fees by no later than the sixth month anniversary of the Effective Date. To the extent that the Noteholders' Wide Body Collateral and the Engines have not been liquidated and the net proceeds paid to the Indenture Trustee prior to the Effective Date, at the option of the Noteholders, acting through the Indenture Trustee, (i) KHI shall convey the Wide Body Collateral and Engines to the Indenture Trustee, or
(ii) Reorganized Kitty Hawk shall liquidate the remaining Wide Body Collateral and Engines in

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cooperation with the Indenture Trustee and its agents and deliver the Net
Proceeds to the Indenture Trustee pursuant to the Bankruptcy Court's Orders. The Bankruptcy Court shall retain jurisdiction to enter Orders (i) approving the sale of Wide Body Collateral and Engines and (ii) confirming to purchasers that such sale is free and clear of liens, claims and any other interest in such property that arose before the Confirmation Date.

      3. CLASS 3 - SECURED CLAIMS OTHER THAN BANK CLAIMS AND CLAIMS OF THE NOTEHOLDERS.

            a. CLASSIFICATION: Class 3 consists of all Allowed Secured Claims other than the Bank Claims and the Claims of the Noteholders. Each secured creditor shall be treated as a separate sub-class of Class 3.

            b. TREATMENT: Class 3 is impaired, and the members of Class 3 are entitled to vote on the Plan. Holders of Allowed Class 3 Claims may vote their Claims in the Case of each Debtor whose property secures their Claims. At the Debtors' option, on the Effective Date (a) the Plan may leave unaltered the legal, equitable, and contractual rights of the holder of an Allowed Secured Claim, OR (b) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Secured Claim to demand or receive accelerated payment from the Debtors after the occurrence of a default, the Debtors may cure any such default, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, reinstate the maturity of such Claim as such maturity existed before such default, compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and otherwise leave unaltered the legal, equitable or contractual rights to which such Claim entitles the holder, all pursuant to section 1124 of the Bankruptcy Code, OR (c) the Debtors may either (i) pay an Allowed Secured Claim in full, in cash, OR (ii) the Debtors may deliver to the holder of an Allowed Secured Claim the property securing such Claim, OR (iii) at Kitty Hawk's election and direction, Reorganized Kitty Hawk may deliver to the holder of an Allowed Secured Claim deferred cash payments in accordance with the requirements of section 1129(b)(2)(A)(II) of the Bankruptcy Code, in all of such events, the value of such holder's interest in such property shall be determined (A) by agreement of the Reorganized Debtor and the holder of such Allowed Secured Claim or (B) if they do not agree, by the Bankruptcy Court, OR (d) the Debtors may assume and assign the contract or agreement governing an Allowed Secured Claim pursuant to section 365(b) of the Bankruptcy Code, OR (e) the Debtors may pay an Allowed Secured Claim in such manner as may be agreed to by the holder of such Claim.

      4.    CLASS 4 - PRIORITY CLAIMS.

            a. CLASSIFICATION: Class 4 consists of all non-tax Priority Claims.

            b. TREATMENT: Class 4 is impaired and, accordingly, the members of Class 4 are entitled to vote on the Plan. The treatment set forth below shall be the same for each holder of an Allowed Priority Claim against each of the Debtors and each holder of an Allowed Priority Claim may vote in the case of the Debtor liable on such Claim. Unless otherwise agreed to by the parties, each holder of an Allowed Claim in Class 4 will be paid the Allowed amount of such Claim in full in cash by the Reorganized Debtor on or before the later of (a) the first practicable date after the Effective Date, (b) the Allowance Date, and
(c) such other date as is mutually agreed upon by the Reorganized Debtor and the holder of such Claim.

      5.    CLASS 5 - CONVENIENCE CLAIMS

            a. CLASSIFICATION: Class 5 consists of Allowed Convenience Claims. Allowed Convenience Claims shall be subclassified based on the Debtor liable on such Claim.

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            b. TREATMENT: Class 5 is impaired and, accordingly, the members of
Class 5 Claims are entitled to vote on the Plan. The holder of Allowed Class 5 Claims against more than one Debtor may vote their Allowed Class 5 Claims in the case of each Debtor that is liable on such Claims. However, if more than one Debtor is liable on the same Class 5 Claim, the holder of such claim shall be paid no more than $500 on account of such Claim and such payment shall be in full satisfaction of all Debtors' liability on such Claim. Each holder of an Allowed Unsecured Claim(s) that is $500 or less, or that is more than $500, but the holder of which elects on the Ballot to have its Allowed Unsecured Claim(s) reduced to $500 and treated as a single Allowed Class 5 Convenience Claim, shall receive, on the Effective Date or as soon thereafter as practicable, payment from the Debtors in cash in an amount equal to the lesser of $500 or the allowed amount of such Claim(s). Creditors electing to reduce their Claims to $500 waive the remainder of other Claims and shall not be entitled to any other distribution in this Plan or from the Debtors.

      6.    CLASS 6 - UNSECURED NOTEHOLDER CLAIMS

            a. CLASSIFICATION: Class 6 consists of all Allowed Unsecured Claims of Noteholders. Allowed Class 6 Claims shall be subclassified based on the Debtor(s) liable on such Claim.

            b. TREATMENT: Class 6 is impaired and, accordingly, the members of Class 6 are entitled to vote on the Plan. The holders of Allowed Class 6 Claims shall be entitled to vote their Claims in the Case of each Debtor that is liable on such Claim. Nevertheless, holders of Allowed Unsecured Claims in Class 6 (including each subclass of Class 6) shall receive a Pro Rata distribution of the Class 6 Stock Distribution based on the proportion that their Allowed Class 6 Claim (counted once only) bears to all Allowed Class 6 Claims (with each Allowed Class 6 Claim counted only once) and such distribution shall be in full satisfaction of all Debtors' liability on such Claim.

      7.    CLASS 7 - OTHER UNSECURED CLAIMS

            7.1   CLASS 7A

            (a) CLASSIFICATION: Class 7A consists of all Allowed Other Unsecured Claims against Kitty Hawk, Inc.

            (b) TREATMENT: Class 7A is impaired and, accordingly, the members of Class 7A are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7A shall receive a Pro Rata distribution of the Class 7A Stock Distribution. Holders of Class 7A Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7A Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7A Claimant's shares of New Common Stock, the number of the Class 7A Claimant's shares that will be redeemed shall equal the product of (a) the Private Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7A Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

            7.2   CLASS 7B

            (a) CLASSIFICATION: Class 7B consists of all Allowed Other Unsecured Claims against Cargo.


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            (b) TREATMENT: Class 7B is impaired and, accordingly, the members of
Class 7B are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7B shall receive a Pro Rata distribution of the Class 7B Stock Distribution. Holders of Class 7B Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7B Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7B Claimant's shares of New Common Stock, the number of the Class 7B Claimant's shares that will be redeemed shall equal the product of (a) the Private Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7B Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

            7.3   CLASS 7C

            (a) CLASSIFICATION: Class 7C consists of all Allowed Other Unsecured Claims against Aircargo.

            (b) TREATMENT: Class 7C is impaired and, accordingly, the members of Class 7C are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7C shall receive a Pro Rata distribution of the Class 7C Stock Distribution. Holders of Class 7C Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7C Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7C Claimant's shares of New Common Stock, the number of the Class 7C Claimant's shares that will be redeemed shall equal the product of (a) the Private Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7C Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

            7.4   CLASS 7D

            (a) CLASSIFICATION: Class 7D consists of all Allowed Other Unsecured Claims against International.

            (b) TREATMENT: Class 7D is impaired and, accordingly, the members of Class 7D are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7D shall receive a Pro Rata distribution of the Class 7D Stock Distribution. Holders of Class 7D Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7D Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7D Claimant's shares of New Common Stock, the number of the Class 7D Claimant's shares that will be redeemed shall equal the product of (a) the Private Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7D Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

            7.5   CLASS 7E

            (a) CLASSIFICATION: Class 7E consists of all Allowed Other Unsecured Claims against Charters.

            (b) TREATMENT: Class 7E is impaired and, accordingly, the members of Class 7E are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7E shall

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receive a Pro Rata distribution of the Class 7E Stock Distribution. Holders of
Class 7E Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7E Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7E Claimant's shares of New Common Stock, the number of the Class 7E Claimant's shares that will be redeemed shall equal the product of (a) the Private Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7E Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

            7.6   CLASS 7F

            (a) CLASSIFICATION: Class 7F consists of all Allowed Other Unsecured Claims against Longhorn Solutions.

            (b) TREATMENT: Class 7F is impaired and, accordingly, the members of Class 7F are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7F shall receive a Pro Rata distribution of the Class 7F Stock Distribution. Holders of Class 7F Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7F Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7F Claimant's shares of New Common Stock, the number of the Class 7F Claimant's shares that will be redeemed shall equal the product of (a) the Private Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7F Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

            7.7   CLASS 7G

            (a) CLASSIFICATION: Class 7G consists of all Allowed Other Unsecured Claims against Aircraft Leasing.

            (b) TREATMENT: Class 7G is impaired and, accordingly, the members of Class 7G are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7G shall receive a Pro Rata distribution of the Class 7G Stock Distribution. Holders of Class 7G Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7G Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7G Claimant's shares of New Common Stock, the number of the Class 7G Claimant's shares that will be redeemed shall equal the product of (a) the Private Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7G Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

            7.8   CLASS 7H

            (a) CLASSIFICATION: Class 7H consists of all Allowed Other Unsecured Claims against American International Travel.

            (b) TREATMENT: Class 7H is impaired and, accordingly, the members of Class 7H are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7H shall receive a Pro Rata distribution of the Class 7H Stock Distribution. Holders of Class 7H Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized

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Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7H Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7H Claimant's shares of New Common Stock, the number of the Class 7H Claimant's shares that will be redeemed shall equal the product of (a) the Private
Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7H Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

            7.9   CLASS 7I

            (a) CLASSIFICATION: Class 7I consists of all Allowed Other Unsecured Claims against Flight One Logistics.

            (b) TREATMENT: Class 7I is impaired and, accordingly, the members of Class 7I are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7I shall receive a Pro Rata distribution of the Class 7I Stock Distribution. Holders of Class 7I Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7I Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7I Claimant's shares of New Common Stock, the number of the Class 7I Claimant's shares that will be redeemed shall equal the product of (a) the Private Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7I Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

            7.10  CLASS 7J

            (a) CLASSIFICATION: Class 7J consists of all Allowed Other Unsecured Claims against OK Turbines.

            (b) TREATMENT: Class 7J is impaired and, accordingly, the members of Class 7J are entitled to vote on the Plan. Holders of Allowed Other Unsecured Claims in Class 7J shall receive a Pro Rata distribution of the Class 7J Stock Distribution. Holders of Class 7J Claims may elect by so indicating on their Ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Private Placement Proceeds at a price of $1.50 per share. To the extent that a Class 7J Claimant elects to have its New Common Stock redeemed and the Private Placement Proceeds are insufficient to redeem all of such Class 7J Claimant's shares of New Common Stock, the number of the Class 7J Claimant's shares that will be redeemed shall equal the product of (a) the Private Placement Proceeds divided by 1.5 (i.e. the total number of shares that can be redeemed) TIMES (b) the number of shares that the Class 7J Claimant wishes to redeem divided by the total number of shares of New Common Stock that all Claimants in Class 7A through 7J elect to redeem.

      VALUE OF DISTRIBUTIONS TO OTHER UNSECURED CREDITORS. The Debtors and their Financial Advisors estimate that the enterprise value of the Reorganized Debtor is $150 million (SEE DISCUSSION IN SECTION XI OF THIS DISCLOSURE STATEMENT). Fifty (50) million shares are being distributed to Class 7 under the Plan. Each holder of an Allowed Class 7 Claim will receive its Pro Rata share of 15% of the New Common Stock. Fifteen percent of $150 million in value is $22 million in value. Thus, if, for example, the total amount of Allowed Class 7 Claims is $71 million, each creditor in Class 7 will recover approximately 30% of its Claim in New Common Stock. Holders of Allowed Class 7 Claims who elect to have the Reorganized Debtor redeem their shares will have the shares redeemed at $1.50 per share, which is a 50% discount from the estimated value of each share of New Common Stock.


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      8.    CLASS 8 - OLD COMMON STOCK

            a. CLASSIFICATION: Class 8 consists of all Interests in Old Common Stock.

            b. TREATMENT: Holders of Interests in Class 8 will receive no distribution under the Plan and are deemed to have rejected the The Old Common Stock will be canceled on the Effective Date.

      9.    CLASS 9 - SECURITIES CLAIMS

            a. CLASSIFICATION: Class 9 consists of all Allowed Securities
Claims.

            b. TREATMENT: Holders of Class 9 Claims shall be treated with the same priority as the Old Common Stock pursuant to Section 510(b) of the Code and will receive no distribution under the Plan.

G.    ACCEPTANCE OR REJECTION OF THE PLAN

      1. VOTING CLASSES. The holders of Claims in Classes 1, 2, 3, 4, 5, 6 and 7 are impaired and shall be entitled to vote to accept or reject the Plan.

      2. PRESUMED REJECTION OF PLAN. The holders of Interests and Claims in Classes 8 and 9 are not being solicited to accept or reject the Plan and will be deemed to have rejected the Plan.

H.    MANNER OF DISTRIBUTION OF PROPERTY UNDER THE PLAN

      1. DISTRIBUTION PROCEDURES. Except as otherwise provided in the Plan, all distributions of Cash and other property shall be made by the Reorganized Debtor on the later of the Effective Date or the Allowance Date, or as soon thereafter as practicable. Distributions required to be made on a particular date shall be deemed to have been made on such date if actually made on such date or as soon thereafter as practicable. No payments or other distributions of property shall be made on account of any Claim or portion thereof unless and until such Claim or portion thereof is Allowed.

      2. DISTRIBUTION OF NEW COMMON STOCK. The Reorganized Debtor shall distribute all of the New Common Stock to be distributed under the Plan. The initial distribution of New Common Stock on account of Allowed Claims shall be on the Effective Date or as soon thereafter as practicable. The Reorganized Debtor may employ or contract with other entities to assist in or perform the distribution of New Common Stock. On each Quarterly Surplus Distribution Date, the Reorganized Debtor shall distribute to holders of Allowed Class 6 and Class 7 Claims, in accordance with the terms of the Plan, all shares in the Class 6 Stock Reserve Surplus Account and the Class 7 Stock Reserve Surplus Account, PROVIDED HOWEVER, that if, in the Reorganized Debtor's judgment, the aggregate value of the shares remaining in the Class 6 Stock Reserve Surplus Account or the Class 7 Stock Reserve Surplus Account is less than can be economically distributed, the Reorganized Debtor may elect to hold such shares and distribute them on the next Quarterly Surplus Distribution Date. All distributions on account of Class 6 Claims shall be made by the Reorganized Debtor to the Indenture Trustee. The Reorganized Debtor shall pay all reasonable fees and expenses of the Indenture Trustee and/or the Depository Trust Corporation or Cede & Co. in acting as distribution agent as and when such fees and expenses become due without further order of the Bankruptcy Court.

      To the extent that a Class 6 Claim is a Disputed or undetermined Claim on the Effective Date, the distribution of New Common Stock allocable to the Disputed or undetermined portion of

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such Claim shall be deposited in the Class 6 Stock Reserve Account. To the extent that a Class 7 Claim is a Disputed or undetermined Claim on the Effective Date, the distribution of New Common Stock allocable to the Disputed or undetermined portion of such Claim shall be deposited in the Class 7 Stock Reserve Account.

      To the extent that a Class 6 or Class 7 Claim is Allowed after the Effective Date, the holder thereof shall be entitled to receive the New Common Stock reserved with respect to the Allowed amount of such Claim (including Shares representing distributions of Debtor's shares from the Class 6 Stock Reserve Surplus Account or the Class 7 Stock Reserve Surplus Account).

      3.    DISTRIBUTIONS BY INDENTURE TRUSTEE.

      Subject to any liens it may assert under the Indenture for the recovery of expenses, and subject to Section 6.4 of the Plan, the Indenture Trustee shall distribute to the record Noteholders, as appearing on the books and records of the Indenture Trustee on the Distribution Date, all cash and New Common Stock received by the Indenture Trustee under the Plan. In the event a record Noteholder is a depository or custodian for legal or beneficial owners of the Notes (such party being a "Custodian") and is unwilling to receive distributions on behalf of such owners of the Notes then the Indenture Trustee shall obtain from such Custodian a list of the parties for whom, as of the Distribution Date, it serves as custodian and/ depository and (i) the Indenture Trustee shall directly distribute to such owners of Notes their Pro Rata share of Cash received by the Indenture Trustee on Account of Class 2 Claims (subject to the lien of the Indenture Trustee) and (ii) the Indenture Trustee shall furnish to the Debtors such information as the Indenture Trustee has or may reasonably obtain that will permit the Debtors to issue New Common Stock to the owners of the Notes as appearing in the records of the Custodian, certificates for which the Debtors will forward directly to the owners. As of the close of business on the Distribution Date, the transfer ledgers with respect to the Senior Notes shall be closed and the Debtors, the Reorganized Debtor, and the Indenture Trustee shall have no obligation to recognize any transfer of the Senior Notes occurring thereafter.

      4.    SURRENDER AND CANCELLATION OF OLD SECURITIES.

      As a condition to receiving the New Securities distributable under the Plan, the record holders of Senior Notes shall surrender their Senior Notes, if held in certificate form, to the Indenture Trustee. When a holder surrenders its Senior Notes to the Trustee, the Indenture Trustee shall hold the instrument in "book entry only" until such instruments are canceled. Any holder of Senior Notes whose instrument has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such instrument, deliver to the Indenture Trustee: (a) evidence satisfactory to the Indenture Trustee of the loss, theft, mutilation or destruction of such instrument, and (b) such security or indemnity that may be reasonably required by the Indenture Trustee to hold the Indenture Trustee harmless with respect to any such representation of the holder. Upon compliance with the preceding sentence, such holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument. Any holder of a Senior Note which has not surrendered or have been deemed to surrender its Senior Notes within two years after the Effective Date, shall have its Claim as a holder of Senior Notes disallowed, shall receive no distribution on account of its Claim as a holder of Senior Notes, and shall be forever barred from asserting any Claim on account of its Senior Notes. Any New Common Stock issued and held for distribution on account of such disallowed claims of holders of Senior Notes shall be returned to the Reorganized Debtor and shall be deposited in the Stock Reserve Surplus Account.

      As of the Effective Date, all Senior Notes shall represent only the right to participate in the distributions provided in the Plan on account of such Senior Notes.


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      5. DISPUTED CLAIMS. Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of any Disputed Claim until such Claim becomes an Allowed Claim, and then only to the extent that it becomes an Allowed Claim.

      6. MANNER OF PAYMENT UNDER THE PLAN. Cash payments made pursuant to the Plan shall be in U.S. dollars by checks drawn on a domestic bank selected by the Reorganized Debtor, or by wire transfer from a domestic bank, at Reorganized Debtor's option, except that payments made to foreign trade creditors holding Allowed Claims may be paid, at the option of Reorganized Debtor in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. All distributions of Cash on account of Class 2 Claims shall be made to the Indenture Trustee. Upon receipt of such Cash, the Indenture Trustee shall distribute the cash as provided in Section 6.3 of the Plan.

      7. DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS.

            A. DELIVERY OF DISTRIBUTIONS IN GENERAL. Except as provided in
Section 6.9(b) of the Plan for holders of undeliverable distributions, distributions to holders of Allowed Claims shall be distributed by mail as follows: (a) except in the case of the holder of a Senior Note, (1) at the addresses set forth on the respective proofs of claim filed by such holders; (2) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtor after the date of any related proof of claim; or (3) at the address reflected on the Schedule of Assets and Liabilities Filed by the Debtors if no proof of claim or proof of interest is Filed and the Reorganized Debtor have not received a written notice of a change of address; and (b) in the case of the holder of the Senior Notes, as provided in Sections 6.3 and 6.4 of the Plan.

      B. UNDELIVERABLE DISTRIBUTIONS.

                    (1) HOLDING AND INVESTMENT OF UNDELIVERABLE PROPERTY. If the distribution to the holder of any Claim other than the holder of Senior Notes is returned to the Reorganized Debtor as undeliverable, no further distribution shall be made to such holder unless and until the Reorganized Debtor is notified in writing of such holder's then current address. Subject to Section 6.7(b)(ii) of the Plan, undeliverable distributions shall remain in the possession of the Reorganized Debtor pursuant to this Section until such times as a distribution becomes deliverable.

                    Unclaimed Cash (including interest, dividends and other consideration, if any, distributed on or received for undeliverable New Common Stock) shall be held in trust in a segregated bank account in the name of the Reorganized Debtor, for the benefit of the potential claimants of such funds, and shall be accounted for separately. Undeliverable New Common Stock shall be held in trust for the benefit of the potential claimants of such securities by the Reorganized Debtor in a number of shares sufficient to provide for the unclaimed amounts of such securities, and shall be accounted for separately.

                    (2) DISTRIBUTION OF UNDELIVERABLE PROPERTY AFTER IT BECOMES DELIVERABLE AND FAILURE TO CLAIM UNDELIVERABLE PROPERTY. Any holder of an Allowed Claim other than a holder of a Senior Note who does not assert a claim for an undeliverable distribution held by the Reorganized Debtor within one (1) year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under this Plan. In such cases, any New Common Stock shall be deposited in the Stock Reserve Surplus Account.

      8. DE MINIMIS DISTRIBUTIONS. No Cash payment of less than twenty-five dollars ($25.00) shall be made to any holder on account of an Allowed Claim unless a request therefor is made in writing to the Reorganized Debtor.

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      9. FAILURE TO NEGOTIATE CHECKS. Checks issued in respect of distributions under the Plan shall be null and void if not negotiated within 60 days after the date of issuance. Any amounts returned to the Reorganized Debtor in respect of such checks shall be held in reserve by the Reorganized Debtor. Requests for reissuance of any such check may be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such voided check is required to be made before the second anniversary of the Effective Date. All Claims in respect of void checks and the underlying distributions shall be discharged and forever barred from assertion against the Reorganized Debtor and their property.

      10. COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

      11. SETOFFS. Unless otherwise provided in a Final Order or in the Plan, the Debtors may, but shall not be required to, set off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever the Debtors may have against the holder thereof or its predecessor, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Claims the Debtors may have against such holder or its predecessor.

      12. FRACTIONAL INTERESTS. The calculation of the percentage distribution of New Common Stock to be made to holders of certain Allowed Claims as provided elsewhere in this Plan may mathematically entitle the holder of such an Allowed Claim to a fractional interest in such New Common Stock. The number of shares of New Common Stock to be received by a holder of an Allowed Claim shall be rounded to the next lower whole number of shares. The total number of shares of New Common Stock to be distributed to a class of Claims shall be adjusted as necessary to account for the rounding provided for in this Section. No consideration shall be provided in lieu of the fractional shares that are rounded down and not issued.

      For purposes of applying this Section, the holders of Allowed Claims under or evidenced by Senior Notes shall, in the case of Senior Notes held in street name, mean the beneficial holders thereof as of the Distribution Date.

I.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      The Plan constitutes and incorporates a motion by the Debtors to reject, as of the Confirmation Date, all pre-petition executory contracts and unexpired leases to which the Debtors are a party, except for any executory contract or unexpired lease that (i) has been assumed or rejected pursuant to a Final Order,
(ii) is the subject of a pending motion for authority to assume the contract or lease Filed by the Debtors prior to the Confirmation Date, or (iii) is identified in the Plan Supplement as an executory contract or lease that Debtors intend to assume. Assumption by any of the Debtors shall constitute assumption by the Reorganized Debtor as the successor to each of the Debtors. The filing of the Plan Supplement shall constitute a motion by Debtors to assume, effective on the Effective Date, the executory contracts and leases identified therein. With respect to leases and executory contracts not previously assumed, the Plan Supplement shall set forth a cure amount in accordance with section 365(b)(1) of the Bankruptcy Code for each unexpired lease and executory contract to be assumed. Unless the non-debtor parties timely object to such amount, the confirmation of the Plan shall constitute consent to the approval of the assumption of such executory contracts and unexpired leases and a determination that such cure amount is sufficient under section 365(b)(1) of the Bankruptcy Code. To the extent that there is a dispute regarding the Reorganized

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Debtor's ability to meet the requirements of section 365 of the Code for assumption, the Reorganized Debtor shall make the cure payments required by section 365(b)(c) following the entry of a Final Order resolving the dispute and approving assumption.

      The Plan also establishes a bar date for filing claims for rejection under the Plan of an executory contract or unexpired lease.

J.    MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

      1. EXIT FINANCING. On the Effective Date, the Reorganized Debtor shall enter into a loan agreement providing available funds in a sufficient amount, when combined with the Debtors' available resources, to fund the Reorganized Debtor's obligations under the Plan and to meet its ongoing business needs (the "Exit Financing"). Simultaneously with the closing of the Exit Financing transaction, the Reorganized Debtor will satisfy the Allowed Secured Claims of the Bank Group from Cash on hand and a portion of the proceeds of the Exit Financing, and the Bank Group shall, at the option of the Reorganized Debtor, either release its liens on the property of the Reorganized Debtor or assign the liens as directed by the Reorganized Debtor. The exit lender shall be granted a lien on assets of the Reorganized Debtor.

      The Debtors are seeking approximately $110 million in exit debt financing, comprised of a $60 million term loan and a $50 million revolver. To date, the Debtors have received four proposals. The Debtors anticipate negotiating all terms and conditions of the lending proposals to provide the Debtors with the most advantageous credit facility. Upon selecting a lender, the Debtors will be subjected to due diligence by the lender. In some cases, a lender requires a fee before conducting due diligence.

      Each proposal provides for a term loan secured by the Debtors' B727 aircraft and a revolver to be secured by receivables, rotable parts and inventory. The Debtors contemplate negotiating a term of at least three (3) years for the term loan. Based on the proposals, the Debtors believe that the blended interest rate on the lending facilities will be in a range in excess of 9.5%. As would be expected, each proposal calls for commitment fees, closing fees, annual fees, and unused revolver availability fees. The Debtors believe that the interest rates and fees they are able to negotiate will be similar to those incurred by other corporations emerging from bankruptcy.

      2. PRIVATE PLACEMENT. The Debtors shall use commercially reasonable efforts to sell up to five (5) million shares of New Common Stock through the Private Placement. The price per share placed will be $3 or more. The sale(s) will close on the Effective Date or as soon thereafter as possible.

      3. MERGER OF CORPORATE ENTITIES. Prior to the Effective Date, Aircargo will form a wholly-owned subsidiary in Delaware, named Kitty Hawk Aircargo, Inc. On the Effective Date, American International Travel, Aircraft Leasing, Cargo, Charters, Flight One Logistics, International, Longhorn Solutions and OK Turbines will merge with and into Kitty Hawk, with Kitty Hawk being the surviving corporation in each of the mergers. In addition, Kitty Hawk Aircargo, Inc. (the Texas corporation) will merge with and into Kitty Hawk Aircargo, Inc. (the Delaware corporation), with Kitty Hawk Aircargo, Inc. (the Delaware corporation) being the surviving corporation in the merger. Immediately after the foregoing mergers, Kitty Hawk will merge with and into Kitty Hawk Aircargo, Inc. (the Delaware corporation), with Kitty Hawk Aircargo, Inc. (the Delaware corporation) being the surviving corporation in the merger. As a result of the mergers, Kitty Hawk Aircargo, Inc. (the Delaware corporation) will succeed to all of the assets, liabilities and rights of the Debtors.

      4. BOARD OF DIRECTORS OF THE REORGANIZED DEBTOR. On the Effective Date, the existing directors of Kitty Hawk, Inc. shall be deemed removed from office pursuant to the operation of the

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Confirmation Order. On the Effective Date, the Reorganized Debtor will amend its bylaws to provide that the board of directors of the Reorganized Debtor shall be comprised of seven (7) members, five (5) of which shall be selected by the Noteholders and two (2) of which shall be selected by the Debtor. All such selections shall be by written designation filed as a Plan Document by the selecting Person. Any director not so selected on a timely basis shall be designated by the Debtor on the Confirmation Date, subject to approval of the Court. Such amended bylaws shall provide that all such directors shall serve for a one-year term and shall not be subject to removal other than for cause during the first year following the Effective Date. Such amended bylaws shall provide that thereafter directors shall be elected at annual meetings of the shareholders of the Reorganized Debtor in accordance with the bylaws of the Reorganized Debtor and applicable law.

      5. POST-CONFIRMATION MANAGEMENT. Kitty Hawk's current officers, who, except as noted, are anticipated to continue in the same jobs post-confirmation:

      o Tilmon J. Reeves - Chairman of the Board and Chief Executive Officer. Mr. Reeves has extensive experience in the airline and airfreight industries with a number of companies, including Emery and American Airlines.

      o James R. Craig - Vice President and General Counsel. Mr. Craig was Kitty Hawk's outside counsel for many years and has been its Vice President and General Counsel since 1998.

      o Jack A. ("Drew") Keith - Chief Financial Officer. Mr. Keith, formerly Kitty Hawk's lender while Wells Fargo employed him, joined Kitty Hawk in September, 1999 and became the Chief Financial Officer in April 2000.

      o Toby Skaar - Vice President of Scheduled Freight for Kitty Hawk Cargo. Mr. Skaar manages Kitty Hawk's scheduled overnight freight system.

      o Clark Stevens - President of Kitty Hawk Aircargo. Mr. Stevens is responsible for all of the ongoing aircraft operations (which excludes the operations of Kitty Hawk Charters and Kitty Hawk International).

      o Donny Scott - Vice President-Ground Operations. Mr. Scott manages all ground handling operations for the U.S. Postal Service and will be assuming responsibility for ground handling operations at Kitty Hawk's Fort Wayne, Indiana hub operation.

      o Davis Green - Vice President-Sales for Kitty Hawk Aircargo. Mr. Green is responsible for all of Kitty Hawk's sales efforts (excluding the U.S. Postal Service and Kitty Hawk Charters).

      o Jessica Wilson - Chief Accounting Officer. Ms. Wilson is the longest serving employee in Kitty Hawk's accounting department and is responsible for maintaining the accuracy of Kitty Hawk's accounting records.

      6. CANCELLATION OF OLD SECURITIES. On the Effective Date, all Old Securities shall be terminated and canceled, and the indenture or statements of resolution governing such Old Securities shall be rendered void. Notwithstanding the foregoing, such termination will not impair the rights and duties under such indenture as between Indenture Trustee and the beneficiaries of the trust created thereby including, but not limited to, the right of the Indenture Trustee to receive payment of its fees and expenses, to the extent not paid by Kitty Hawk, from amounts distributable to holders of Senior Notes.


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      7. AUTHORIZATION AND ISSUANCE OF NEW COMMON STOCK. The Confirmation Order
shall provide for the authorization of 65 million shares of stock in the Reorganized Debtor, of which 55 million shall be the New Common Stock (the issued and outstanding shares of the Reorganized Debtor). The remaining 10 million authorized shares shall be reserved and shall not be distributed without action by the Board of Directors selected in the manner described in Section 8.4 of the Plan.

      8. REGISTRATION EXEMPTION FOR DEBTOR'S NEW COMMON STOCK DISTRIBUTED TO CREDITORS. The Confirmation Order shall provide that the distribution of the New Common Stock to holders of Allowed Claims pursuant to the Plan and the Amended Certificate of Incorporation shall be exempt from any and all federal, state and local laws requiring the registration of such security, to the extent provided by section 1145 of the Bankruptcy Code.

      9. CHARTER AND BY-LAWS. The certificate of incorporation of the Reorganized Debtor shall read substantially as set forth in the Amended Certificate of Incorporation. The by-laws of the Reorganized Debtor shall read substantially as set forth in the Amended By-Laws.

      10. CORPORATE ACTION. Upon entry of the Confirmation Order, the following shall be and be deemed authorized and approved in all respects: (i) the filing by the Reorganized Debtor of the Amended Certificate of Incorporation, (ii) the Amended By-Laws, (iii) the mergers contemplated by Section 8.3 of the Plan, and
(iv) the issuance of the New Common Stock. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Kitty Hawk shall file with the Secretary of State of the State of Delaware, in accordance with applicable state law, the Amended Certificate of Incorporation which shall conform to the provisions of the Plan and prohibit the issuance of non- voting equity securities. On the Effective Date, the matters provided under the Plan involving the capital and corporate structures and governance of the Reorganized Kitty Hawk, including the mergers effectuated pursuant to Section 8.3 of the Plan, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to applicable state laws without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Kitty Hawk. On the Effective Date, the Reorganized Debtor shall be authorized and directed to take all necessary and appropriate actions to effectuate the transactions contemplated by the Plan and the Disclosure Statement in the name of and on behalf of the Reorganized Kitty Hawk.

      11. RELEASE OF FRAUDULENT CONVEYANCE CLAIMS. On the Effective Date, in consideration of the compromise with the holders of the Senior Notes incorporated into this Plan and more fully described in Section IV, D, 2, b of the Disclosure Statement, which settlement results in a greater distribution to holders of Allowed Unsecured Claims that are not Noteholder Claims than they would receive if the Senior Note guarantees were enforced, Reorganized Kitty Hawk, on its own behalf and as representative of the Debtors' Estates, releases the Indenture Trustee and the Noteholders, their predecessors and successors in interest, from all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law or in equity, based in whole or in part on an allegation that any of the Debtors' obligations on the Senior Notes, including any guaranty liabilities, are avoidable or unenforceable.

      12. OTHER RELEASES BY DEBTORS. (a) On the Effective Date, the Reorganized Debtor, on its own behalf and as representative of the Debtors' Estates, in consideration of services rendered in the Reorganization Case and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, releases unconditionally, and is hereby deemed to release unconditionally, each of the Debtors' officers and directors identified below (the "Released Officers and Directors"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the

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Debtors (before, on or after the Petition Date), the Reorganization Case, or the
Plan; PROVIDED, HOWEVER, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior and shall not apply to any claims or causes of action against Conrad Kalitta, the Kalitta Companies or any entity owned or controlled by either; PROVIDED FURTHER,
HOWEVER, nothing in the Plan or the Confirmation Order shall constitute a release of any obligations, whether based on contract, statute or other applicable law, of present or former officers and directors of the Debtors in respect of the Debtors' confidential or proprietary information or of their agreements, obligations or undertakings not to engage in activities that are competitive with the Debtors' businesses.
 .

      The Released Officers and Directors include the following people:

      OFFICERS:
      Tilmon J. Reeves              Chief Executive Officer
      Drew Keith                    Vice President and Acting Chief Financial
                                    Officer
      James R. Craig                Vice President and General Counsel
      Ted J. Coonfield              Vice President
      John Turnipseed               Vice President - Human Resources
      Michael Clark                 Vice President - Security

      DIRECTORS:
      M. Tom Christopher            Lewis S. White
      Tilmon J. Reeves              Steve Wood
      Ted Coonfield                 Bruce Martin
      Philip J. Sauder              Tom Kincaid
      Thomas J. Smith

      The Debtors are not aware of any causes of action that the Debtors could assert against the Released Officers and Directors. Moreover, the Debtors are not aware of any facts that suggest that the Debtors may have claims against the Released Officers and Directors that should be investigated. The consideration for the releases provided for herein is, INTER ALIA, the valuable services the Released Officers and Directors provided to the Debtors and the cooperation they continue to provide to the Debtors.

      This is a release of claims held by the Debtors. It does not release third party claims such as the recission claims asserted by certain class action plaintiffs.

      13. PRESERVATION OF RIGHTS OF ACTION. Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Kitty Hawk shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold against any entity, including, without limitation, any claims, rights or causes of action arising under sections 544 through 551 or other sections of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory. The Reorganized Debtor shall retain and may enforce the rights of each of the Debtors to object to Claims on any basis, including 11 U.S.C. ss. 502(d). The Reorganized Debtor may pursue those rights of action, as appropriate, in accordance with what is in the best interests of the Reorganized Debtor.

      14. OBJECTIONS TO CLAIMS. Except as otherwise provided for with respect to applications of professionals for compensation and reimbursement of expenses under Section 3.1(c)(ii) of the Plan, or as otherwise ordered by the Bankruptcy Court after notice and a hearing, objections to Claims, including Administrative Claims, shall be Filed and served upon the holder of such Claim or Administrative Claim not later than the later of (a) one hundred twenty (120) days after the

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Effective Date, and (b) one hundred twenty (120) days after a proof of claim or request for payment of such Administrative Claim is Filed, unless this period is extended by the Court. Such extension may occur ex parte. After the Effective Date, the Reorganized Debtor shall have the exclusive right to object to Claims.

      15. RETIREE BENEFITS. On or after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Kitty Hawk will continue to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114, at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

      16. EXEMPTION FROM STAMP AND SIMILAR TAXES. The issuance and transfer of Debtors' New Common Stock as provided in this Plan shall not be taxed under any law imposing a stamp tax or similar tax in accordance with 11 U.S.C.ss. 1146(c).

K.    CONDITIONS TO EFFECTIVENESS OF THE PLAN

      1. CONDITIONS TO EFFECTIVENESS. Except as expressly waived by the Debtors, the following conditions must occur and be satisfied on or before the Effective
Date:

            (a) the Confirmation Order shall have been signed by the Court and duly entered on the docket for the Reorganization Cases by the clerk of the Court in form and substance acceptable to the Debtors;

            (b) the Confirmation Order shall have become an Effective Confirmation Order and not have been stayed, modified, reversed or amended; and

            (c) the Debtors have secured exit financing in a sufficient amount, when combined with the Debtors' available resources, to fund the Reorganized Debtor's obligations under the Plan and to meet its ongoing business needs.

      2. WAIVER OF CONDITIONS. The Debtors and any co-Plan proponent may waive any condition set forth in Article 9 of the Plan at any time, without notice, without leave of or order of the Court, and without any formal action other than proceeding to consummate the Plan; provided however, that the Debtors may not waive the condition set forth in 9.1(c) without the consent of the Bank Group.

      3. NO REQUIREMENT OF FINAL ORDER. So long as no stay is in effect, the Debtors' Effective Date of the Plan will occur notwithstanding the pendency of an appeal of the Confirmation Order or any Order related thereto. In that event, the Debtors or Reorganized Debtor may seek dismissal of any such appeal as moot following the Effective Date of the Plan.

L.    EFFECTS OF PLAN CONFIRMATION

      1. BINDING EFFECT. The Plan shall be binding upon all present and former holders of Claims and Equity Interests, and their respective successors and assigns, including the Reorganized Debtors.

      2. MORATORIUM, INJUNCTION AND LIMITATION OF RECOURSE FOR PAYMENT. Except as otherwise provided in the Plan or by subsequent order of the Bankruptcy Court, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date, all Persons or entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors are permanently enjoined from taking any of the following actions against the Estates, the Reorganized

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Debtors, the Creditors' Committee, the Indenture Trustee, and the Unofficial
Noteholders' Committee or any of their property on account of any such Claims or Equity Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor other than through a proof of claim or adversary proceeding; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; PROVIDED, HOWEVER, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

      This provision enjoins the enumerated actions against the Debtors on claims that have been discharged or treated pursuant to Section 1141 of the Bankruptcy Code. The provision expands the discharge of Section 1141 to include the Creditors' Committee, the Indenture Trustee and the Unofficial Noteholders' Committee. The purpose of expanding the injunction is to prevent lawsuits against the Committees and the Indenture Trustee on matters that are forever resolved by the Plan. None of the Creditors' Committee, the Indenture Trustee or the Unofficial Noteholders' Committee has provided any consideration for the inclusion of this language. This provision will be removed or limited to the Debtors if the Court finds that the Plan cannot be confirmed with this provision included.

      3.    EXCULPATION AND LIMITATION OF LIABILITY.

      None of the Indenture Trustee and any professional Persons retained by it; the Official Committee of Unsecured Creditors or any professional Persons retained by it; the Unofficial Noteholders' Committee, its members and any professional Persons retained by it; the Debtors and the professional Persons employed by the Debtors; any of their affiliates nor any of their officers, directors, partners, associates, employees, members of agents (collectively, the "Exculpated Persons"), shall have or incur any liability to any person for any act taken or omission made in good faith in connection with or related to the Bankruptcy Cases or actions taken therein, including negotiating, formulating , implementing, confirming or consummating the Plan, the Disclosure Statement, or any contract, instrument, or other agreement or document created in connection with the Plan. The Exculpated Persons shall have no liability to any Creditors or Equity Security Holders for actions taken under the Plan, in connection therewith or with respect thereto in good faith, including, without limitation, failure to obtain Confirmation of the Plan or to satisfy any condition or condition, or refusal to waive any condition or conditions, precedent to Confirmation or to the occurrence of the Effective Date. Further, the Exculpated Persons will not have or incur any liability to any holder of a Claim, holder of an Interest, or party-in-interest herein or any other Person for any act or omission in connection with or arising out of their administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as finally determined by the Bankruptcy Court, and in all respect such person will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

      This provision essentially releases any claim that any party has against the Debtors, the Unofficial Committee, the Indenture Trustee for the Senior Notes, and the Unofficial Noteholders' Committee and professional Persons retained by them for actions related to the Bankruptcy Cases, other than claims arising out of gross negligence or willful misconduct. This provision is common in reorganization plans and is designed to prevent harrassment suits by parties who are dissatisfied with the treatment provided in a Plan. None of the Creditors' Committee, the Indenture Trustee or the Unofficial Noteholders' Committee has provided any consideration for the inclusion of this language. This provision will be removed if the Court finds that the Plan cannot be confirmed with this provision included.


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      4. REVESTING. On the Effective Date, the Reorganized Debtor will be vested with all the property of the respective estates of the Debtors free and clear of all Claims and other interests of creditors and equity holders, except as provided herein; provided, however, that the Debtors shall continue as debtors in possession under the Bankruptcy Code until the Effective Date, and, thereafter, the Reorganized Debtor may conduct its business free of any restrictions imposed by the Bankruptcy Code or the Court.

      5. OTHER DOCUMENTS AND ACTIONS. The Debtors, the Debtors-In-Possession, and Reorganized Kitty Hawk may execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.

      6. POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS. Senior Notes, Old Common Stock certificates, and other evidences of Claims against or Interests in the Debtors shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

      7. TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided, all injunctions or stays provided for in the Reorganization Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

M.    CONFIRMABILITY OF PLAN AND CRAMDOWN.

      The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code if any impaired class does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. In that event, the Debtor reserves the right to modify the Plan to the extent, if any, that Confirmation of the Plan under section 1129(b) of the Bankruptcy Code requires modification.

N.    RETENTION OF JURISDICTION.

      The Plan provides for the Bankruptcy Court to retain the broadest jurisdiction over the reorganization case as is legally permissible so that the Bankruptcy Court can hear all matters related to the consummation of the Plan and the claims resolution process. The Plan specifically retains jurisdiction for the Bankruptcy Court to enter orders (a) approving the sale of the Noteholders' Wide Body Collateral and (b) confirming that such sale is free and clear of all liens, claims and interests in property that arose before the Confirmation Date.


                                     VIII.

                            FEASIBILITY OF THE PLAN

A.    FEASIBILITY

      Kitty Hawk carefully reviewed its options for future operations. In doing so, it charted a course that should provide it with stable operations in the upcoming years. Its strategy for future operations is grounded in fundamental business strategies - sound capitalization (through avoiding excessive debt), concentration in an area with demonstrated growth potential, streamlined operations (operating a single type of aircraft) and conservative financial forecasting. These "fundamentals" should keep Kitty Hawk from a "round trip" back into bankruptcy court.

      The projections for Reorganized Kitty Hawk's future operations, as well as the assumptions supporting these projections, are set forth in Exhibit "A."

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      1.    BUSINESS STRATEGY

      Kitty Hawk's business strategy is based upon the premise of the following macroeconomic trends:

      o     Increasing Demand for Airfreight

            The primary demand drivers of air cargo growth are: (i) globalization of trade and "just-in-time" inventory management, (ii) manufacturer outsourcing of shipping and logistics functions, (iii) consumer demand for foreign goods, (iv) diversity of geographical regions served and product transported, (v) increased trade spurred by floating exchange rates, and (vi) continued expansion of free trade. According to Boeing's 1998/1999 World Air Cargo Forecast,7 global airfreight, as measured by freight ton-miles, has grown at an eight percent CAGR since 1980. The air cargo market within the U.S. is forecast to average 4.9 percent in the period 1998 through 2007 and 5.0 percent for the period 1998 through 2017.

      o     Increased Requirement for Time-definite Delivery

            The projected growth in airfreight demand is partially attributable to overall changes in business and new air cargo-eligible commodities, such as those resulting from on- line and customer-direct retail sales. Reliability and time-definite delivery have joined price and speed, traditional factors considered in shipping by air, to become significant factors in bolstering demand. Moreover, airfreight has evolved from an "airport-to-airport" service to a "door-to-door" service, requiring the effective integration of ground and air logistics as part of an overall production process. The requirement for time-definite delivery, which effectively has fueled the growth of the small-package and overnight segment of the airfreight industry, is now impacting the heavyweight sector.

      o     Increasing Demand for Dedicated Air Freighter Capacity

            Although over half of all airfreight is presently transported on scheduled passenger aircraft, freighter aircraft continue to increase their share of total world cargo capacity relative to cargo transportation in passenger aircraft. Bolstering this trend is the projected slower passenger traffic growth relative to growth in airfreight, which translates into slower growth in the scheduled passenger aircraft fleet and consequently in lower-hold cargo capacity. Increasingly important has been the trend toward the ubiquitous use of smaller aircraft by the scheduled passenger airlines, including regional jets, which reduces cargo capacity. As passenger load factors and passenger related baggage rises, space available for freight is reduced.

      Kitty Hawk's business strategy includes the following primary lines of business:

      o     Scheduled Airfreight Overnight System

            A growing number of U.S. shippers require expedited time-definite heavyweight shipments. Kitty Hawk believes that the heavyweight segment of the U.S. expedited cargo market is currently underserved and that the marketplace will increase its

-----------------------------
                  (7) Boeing (provider of the Boeing 1998/1999 World Air Cargo
            Forecast) is one of several widely accepted sources who forecast global airfreight trends. The Seabury Group consulted several sources to determine the validity of certain of its assumptions used in the Plan and determined that each source provided forecasts with similar results.

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            demand for a provider focused solely on the heavyweight,
            time-definite freight market. Asset-based/integrated carriers, such as Airborne, FedEx, UPS, USPS (referred to collectively as the "Integrated Carrier(s)") have been able to garner a larger share of the heavyweight airfreight market because they presently offer the only time-definite service available to shippers.

            Kitty Hawk differentiates its scheduled overnight freight operations in the marketplace with time-definite systems that enable freight forwarders to provide superior performance with respect to the features of service that are most critical to shippers of heavyweight freight: highly reliable and scheduled on-time delivery, superior customer service, track and trace service and reasonable prices. Kitty Hawk expects to expand its position as the critical component to freight forwarders, enabling them to increase their share of the total U.S. domestic expedited cargo market against further encroachment by the Integrated Carriers.

      o     United States Postal Service "USPS"

            Kitty Hawk has historically performed a variety of services for the USPS, ranging from regularly scheduled delivery throughout the year to special contracts to meet increased demand during the holiday season during the fourth quarter of the calendar year. Kitty Hawk's USPS contracts generally allow it to pass-through fuel costs, landing charges and other variable costs. Accordingly, Kitty Hawk is not generally at risk of loss in the event that these variable costs increase during the term of these fixed-price arrangements.

      o     ACMI Services

            Freighter aircraft continue to increase their share of total world cargo capacity relative to cargo transportation in passenger aircraft. As a result of this trend Kitty Hawk believes that there is an increasing demand for dedicated airlift in support of shippers. As of August 1, 2000, Kitty Hawk has seven Boeing 727-200F aircraft dedicated to BAX Global pursuant to ACMI contracts. Although Kitty Hawk does not necessarily intend to increase the number of aircraft devoted to this business line, it expects to obtain higher rate for the ACMI Service provided by upgrading all of the aircraft in its ACMI business to higher gross weight B727-200F powered by JT8D-15 engines.

      2.    FACTORS ENHANCING KITTY HAWK'S FUTURE BUSINESS PROSPECTS

            A.    DIVERSIFIED REVENUE BASE

            Kitty Hawk plans to maintain revenue diversification through participation in three complementary core markets segments of the airfreight industry: (i) scheduled overnight airfreight, (ii) USPS and (iii) ACMI Services. Kitty Hawk believes that its diversification strategy allows it to mitigate risk by placing a portion of its fleet under contract at fixed rates (i.e. USPS and ACMI Services).

            B.    LARGE MARKET IN AN UNDER-SERVED, GROWING INDUSTRY SEGMENT

            Kitty Hawk believes that the heavyweight freight segment of the U.S. expedited cargo market is currently being underserved because much of the existing freight service is dependent upon operational systems designed for other types of traffic (i.e. small packages). Kitty Hawk expects to enhance its position as critical component to the freight forwarder market, enabling intermediaries

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such as freight forwarders to protect and expand their share of the total U.S.
domestic expedited cargo market against further encroachment by the Integrated Carriers.

            C.    EFFICIENT, UTILITARIAN AIRCRAFT FLEET

            Kitty Hawk expects to conduct its operations with a fleet of company-operated B727- 200F aircraft. The B727-200F is considered to be one of the most versatile and cost-effective freighter aircraft in its category. By focusing its operation on a single aircraft type Kitty Hawk expects to improve overall efficiencies, through reduced maintenance costs, reduced flight crew and maintenance personnel training and reduced spare part inventories. In operating a common aircraft type, Kitty Hawk believes it will also be able to streamline hub operations for its scheduled airfreight services, which is expected to improve overall customer service.

            D.    LOW COST OPERATOR OF B727-200F

            Kitty Hawk believes that it is one of the lowest cost operators of the B727-200F in cargo operations. The table set forth below summarizes cockpit crew and maintenance costs on a per block hour basis for select U.S. operators of the B727-200F for the calendar year ending December 31, 1999.

                       Costs Per Block Hour of Operation

                            FEDERAL
                 DHL        EXPRESS    EXPRESS ONE       UPS       KITTY HAWK
------------ ------------ ------------ ------------ ------------- ------------
Cockpit Crew $     86      $ 1,569     $   897      $   1,439     $   473
------------ ------------ ------------ ------------ ------------- ------------
Maintenance     1,466        1,432       1,312          3,669       1,179
------------ ------------ ------------ ------------ ------------- ------------
Daily Block       5.1          2.7         8.1            1.7         3.9
Hour
Utilization
------------ ------------ ------------ ------------ ------------- ------------
Number of           6           70           3              8          38
B727-200F
Aircraft in
Fleet
------------ ------------ ------------ ------------ ------------- ------------
      Source:  Department of Transportation Form 41

            E.    SIGNIFICANT OPPORTUNITY TO EXPAND FORT WAYNE HUB

            Based on its current level of operations, Kitty Hawk's typical throughput utilizes approximately 50 percent of the facility's capacity. By 2005, Kitty Hawk expects to increase utilization to 65 percent of capacity. Fort Wayne International Airport provides Kitty Hawk with access to a 12,000 foot lighted runway equipped for full instrument approach which allows for flights to be operated anywhere on the globe using all current and prospective freighter aircraft in service.

            F.    SUBSTANTIAL LEVERAGE TO ATTRACT STRATEGIC PARTNER(S)

            Kitty Hawk believes its scheduled overnight airfreight operations are ideally suited to complement the requirements of strategic alliance partners such as an international airfreight carrier, freight forwarders and surface transport cargo operators. Kitty Hawk's new facility in Fort Wayne is capable of handing transoceanic freighter services from across the Atlantic and Pacific Rim.

            Kitty Hawk believes that there is a strategic fit with surface-based freight carriers. Fort Wayne is geographically positioned such that more than 65 percent of the total U.S. and

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Canadian population are within 650 miles. Access to global and coastal markets is provided in record time. Fort Wayne is currently served by two major rail freight services operated by Norfolk Southern Rail Road and Conrail. Additionally, 43 trucking firms operate terminal in Fort Wayne, and serve all states as well as Canada and Mexico.

B.    ALTERNATIVES TO CONFIRMATION OF THE PLAN

      There are three possible consequences if the Plan is rejected or if the Bankruptcy Court refuses to confirm the Plan: (a) the Bankruptcy Court could dismiss the Debtors' Chapter 11 bankruptcy cases, (b) the Debtors' Chapter 11 bankruptcy cases could be converted to liquidation cases under Chapter 7 of the Bankruptcy Code or (c) the Bankruptcy Court could consider an alternative plan of reorganization proposed by some other party.

      1.    DISMISSAL

      If the Debtors' bankruptcy cases were to be dismissed, the Debtors would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. The Bank Group would immediately exercise its rights as a secured creditor to foreclose and liquidate the Debtors' most valuable assets. The Noteholders would similarly exercise their rights with respect to the Noteholders' 727 Collateral. Dismissal would force a race among other creditors to take over and dispose of any remaining assets. In the event of dismissal, even the most diligent unsecured creditors would likely fail to realize any significant recovery on their claims.

      2.    CHAPTER 7 LIQUIDATION

      If the Plan is not confirmed, it is possible that the Debtors' Chapter 11 cases will be converted to cases under Chapter 7 of the Bankruptcy Code, in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. Whether a bankruptcy case is one under Chapter 7 or Chapter 11, secured creditors, Administrative Claims and Priority Claims are entitled to be paid in cash and in full before unsecured creditors receive any funds.

      If the Debtors' Chapter 11 cases were converted to Chapter 7, the present Priority Claims may have a priority lower than priority claims generated by the Chapter 7 cases, such as the Chapter 7 trustee's fees or the fees of attorneys, accountants and other professionals engaged by the trustee.

      The Debtors believe that liquidation under Chapter 7 would result in far smaller distributions being made to Creditors than those provided for in the Plan. Conversion to Chapter 7 would give rise to (a) additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee; (b) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations; and (c) a failure to realize the going concern value of the Debtors' assets. In a Chapter 7 liquidation, it is likely that general unsecured creditors would receive a significantly smaller distribution on their claims. The Liquidation Analysis attached as Exhibit "B" reflects the likely distribution to unsecured creditors in the event of an orderly liquidation of the Debtors in Chapter 11. In a Chapter 7, additional administrative claims would likely reduce distributions. Additionally, the Liquidation Analysis assumes that the Bank Claims will be paid equitably out of the proceeds of each Debtors' estate that has assets pledged to the Bank Group. In reality, the proceeds of the first assets that sell would be used to pay the Bank Claims so that one Debtor may bear a disproportionate share of repaying the Bank Claims and distributions to its unsecured creditors would be materially reduced. The following chart compares distributions under the Plan with the distributions in an orderly

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Chapter 11 liquidation with the Bank Claims allocated proportionately to asset value among the Debtors.

                               RECOVERY IN ORDERLY
                                LIQUIDATION ON AN              ESTIMATED
                               UNCONSOLIDATED BASIS       RECOVERY UNDER PLAN
DEBTOR                      (EXPRESSED AS % OF CLAIM)  (EXPRESSED AS % OF CLAIM)
------                      -------------------------  -------------------------

Kitty Hawk                              2.62%                     30%
Kitty Hawk Cargo                        4.00%                     30%
Kitty Hawk Aircargo                    12.27%                     30%
Kitty Hawk International                1.50%                     30%
Kitty Hawk Charters                     9.27%                     30%
Longhorn Solutions*                     0.00%                     30%
Aircraft Leasing                        4.33%                     30%
American International Travel*          0.00%                     30%
Flight One Logistics*                   0.00%                     30%
OK Turbines                             0.33%                     30%

*These entities have few unsecured creditor claims.


      3.    CONFIRMATION OF AN ALTERNATIVE PLAN.

      If the Plan is not confirmed, it is possible that the Debtors or a third party would file and pursue confirmation of an alternative plan. The Debtors believe the Plan provides the best prospect for reorganizing the Debtor and maximizing creditor recoveries that can be achieved quickly. The Debtors believe that any material delay in the Debtors' exit from bankruptcy will harm its business and lessen creditor recoveries. By exiting bankruptcy quickly, the Debtors will eliminate the expense of being in bankruptcy (currently approximately $1 million per month). A quick confirmation will also assist the Debtors in maintaining the confidence of their key customers.

      4.    CHRISTOPHER PLAN

      On August 31, 2000, M. Tom Christopher filed a plan of reorganization (the "Christopher Plan") and a disclosure statement regarding the Christopher Plan. The disclosure statement for the Christopher Plan describes the Christopher Plan as follows:

      The Christopher Plan(8) contemplates that an investor group will provide approximately $25,000,000.00 in new capital to the company in exchange for issuance of a majority interest in the Reorganized Debtor's New Common Stock. The proceeds of this investment will be utilized by the Reorganized Debtor for payments due on the Effective Date of the Christopher Plan, as well as for working capital purposes. In addition to the capital infusion from the investor group, the Reorganized Debtors will execute new credit facilities which will replace the existing Wells Fargo facility. The proceeds from this new financing will be utilized to pay in full the claim of Wells Fargo Bank as agent. Funds from the capital infusion and from the new financing in addition to cash on hand will be further utilized by the Reorganized Debtor to make a cash payment of between $50 and $55 million on the Effective Date to the 9.95% Senior Secured Noteholders in exchange for release of
---------------------
            (8) For consistency in this Disclosure Statement, the Christopher Plan is referred to as the "Christopher Plan" in this document even though it internally refers to itself as the "Plan."

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      the liens held by the Senior Secured Noteholders on the Debtors' B727
      Assets. In satisfaction of the balance of the Senior Secured Noteholders Secured Claim, the Reorganized Debtor will issue a new Senior Secured Note in the amount of $100,000,000.00. This Note will mature on December 31, 2004, and will feature a non-collateral payment of 9.95% of the outstanding balance of the note, paid semi- annually. The new note will be collateralized by the remaining Wide Body Assets which will be liquidated in an orderly fashion throughout the life of the new note. It is anticipated that this liquidation will be completed in approximately 18-24 months. The proceeds of the sales of all of the Wide Body Collateral will be distributed to the Senior Secured Noteholders on a pro rata basis in satisfaction of the New Wide Body Note. The unsecured claim of the Senior Secured Noteholders will be satisfied by a cash payment of $15,000,000.00 made on the Effective Date and the issuance of a $50,000,000 note with a maturity of December 31, 2004 payable in semi-annual installments. From the capital sources identified above, General Unsecured Creditors will receive a cash payment of $15,000,000.00 on the Effective Date of the Christopher Plan, and a note for an additional $15,000,000.00 to be paid in equal semi-annual installments over a two year period. Additionally, unsecured creditors will be entitled to certain additional payments up to the full amount of their Allowed Unsecured Claims if certain performance criteria are achieved by the Reorganized Debtor post confirmation.9

      Neither the Christopher Plan nor its related disclosure statement identify the potential investor or source of exit financing.

      The Debtors do not believe that the Christopher Plan can be confirmed over the objection of the Noteholders. The Noteholders currently oppose the Christopher Plan. In an Objection of Indenture Trustee and Unofficial Committee of Noteholders to the Official Unsecured Creditors' Committee Motion to Adjourn the Hearing on the Adequacy of the Debtor's Disclosure Statement, the Noteholders stated that the Christopher Plan impermissibly discriminates against the Noteholders and that the Trustee and the Noteholders' Committee "expect that the Noteholders will vote en masse to reject the Christopher Plan."


                                      IX.

              VALUATION OF KITTY HAWK, INC. AND ITS SUBSIDIARIES
                            ON A STAND-ALONE BASIS

A.    CAUTIONARY NOTE.

      The Debtors have presented a substantial amount of their financial information upon the assumption that there would be cooperation between the Debtors, on the one hand, and the Wells Fargo Bank Group and the Senior Noteholders, on the other in regard to their rights in collateral. Among other things, in its Liquidation Analysis (Exhibit B), the Debtors have allocated the assets available to pay the Wells Fargo Bank Group among all Wells Fargo obligors on a proportionate basis. In an adversarial context, the Debtors believeWells Fargo would seek to realize upon its most liquid collateral first, resorting to tangible collateral for only the unpaid balance. If Wells Fargo proceeded against its more liquid collateral first, it could substantially impair the stand-alone going concern viability of both Kitty Hawk Cargo and Kitty Hawk Aircargo unless alternative financing was immediately available. The subsequent analysis assumes either cooperation from the Wells Fargo Bank Group or entry of court orders, limiting as necessary for stand-alone viability, the right
---------------------------------
            (9) Christopher Plan's Disclosure Statement, Section VIII, A., page 17.

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of the Wells Fargo Bank Group in applying proceeds to its debt. Moreover, this analysis assumes a relatively high recovery by the Senior Noteholders from their wide body and 727 collateral; hence a Class 6 deficiency claim of $200,730,000. In a stand-alone scenario, the net credit to the Senior Note obligation from collateral dispositions could be substantially less than the credits on such Notes in the event of a less controlled, less orderly collateral disposition. For example, the Noteholders could conduct auctions of the aircraft and could likely have substantially fewer proceeds. This in turn would increase the amount of their claims in all Cases, particularly Kitty Hawk Cargo and Kitty Hawk Aircargo. A larger Class 6 Noteholder claim would correspondingly reduce the share of Class 7 creditors in any distribution at the entity level. Finally, this analysis assumes that the reorganizable Debtors will emerge from bankruptcy during either November or December of 2000.

      1. KITTY HAWK, INC. owns 100% of the stock of each of the subsidiaries. Based on the debt levels and asset values of each of these subsidiaries, Kitty Hawk, Inc.'s investment in its subsidiaries is of little or no value. Since Kitty Hawk, Inc. has no operations; it would not be a candidate for a stand-alone reorganization. Kitty Hawk, Inc. had limited cash on the petition date and has not generated any cash from operations and the cash is assumed to be consumed by administrative expenses in its Chapter 11 proceeding. Kitty Hawk, Inc. had petition date assets consisting of intercompany claims against several of its subsidiaries, a leasehold interest in the Fort Wayne, Indiana airport cargo facility, and a leasehold interest in an office building and aircraft hangar/maintenance facility at DFW Airport, TX, pursuant to a ground lease with the DFW Airport Authority. Under a stand-alone outcome, Kitty Hawk, Inc.'s assets would be liquidated and the proceeds distributed to its Creditors. On a liquidation basis, the Debtors estimate that the amount available for distribution to unsecured creditors of Kitty Hawk, Inc. would be $5,196,000 for a recovery of 2.62% of their claims. SEE LIQUIDATION ANALYSIS ATTACHED AS EXHIBIT B TO DISCLOSURE STATEMENT.

      2. FLIGHT ONE LOGISTICS, INC. is a non-operating company with no operations, assets or liabilities.

      3. AMERICAN INTERNATIONAL TRAVEL, INC. no longer has any operations, assets, or personnel. As a stand-alone entity, American International Travel, Inc. would have no value for distribution to prepetition creditors.

      4. LONGHORN SOLUTIONS, INC. owns software utilized by airlines for maintenance tracking, parts and material tracking and purchasing, and airline records. The value of this software is limited, and the company has only one customer utilizing its software other than Kitty Hawk Aircargo, Inc. Longhorn has no working capital and, without the infusion of new capital, does not have an ability to operate on a stand-alone basis. Under a stand-alone analysis, Longhorn would liquidate its limited assets and distribute the proceeds to its creditors. On a liquidation basis, Longhorn Solutions has no money available for distribution to unsecured creditors. SEE LIQUIDATION ANALYSIS ATTACHED AS EXHIBIT B TO DISCLOSURE STATEMENT.

      5. AIRCRAFT LEASING, INC. owns aircraft that are operated by Kitty Hawk Aircargo, Inc. Since Aircraft Leasing, Inc. is not an FAA certificated air carrier, it cannot operate aircraft even on an ACMI basis. As such, Aircraft Leasing has no option on a stand-alone basis other than to relinquish to the holders of Senior Notes its ten (10) 727 aircraft (or alternatively to sell them), to sell or lease its 4 DC-9 aircraft and to deliver the proceeds of such sale or lease to its creditors. Aircraft Leasing has no material creditors other than the Wells Fargo Bank Group and the Holders of the Senior Notes. On a stand-alone basis, Aircraft Leasing would dispose of its aircraft and deliver the proceeds to secured and unsecured creditors. In this case, it is anticipated that all of the 727 proceeds and all but a de minimus amount of the proceeds of the sale of the DC-9's would be distributed to the holders of Senior Notes. On a liquidation basis, the Debtors estimate that the

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
amount available to unsecured creditors of Aircraft Leasing would be $8,060,000 for a recovery of 4.33% of their claims. SEE LIQUIDATION ANALYSIS ATTACHED AS EXHIBIT B TO DISCLOSURE STATEMENT.

      6. KITTY HAWK INTERNATIONAL, INC., the former operator of the wide-body aircraft, has sold its FAR Part 121 operating certificate. Unless it were to able to acquire a new operating certificate and to regain operational control of its wide body fleet, Kitty Hawk International has no prospect of reorganization in any configuration comparable to its pre-petition operations. To return to stand-alone operations would require a very substantial capital infusion. Thus, on a stand-alone basis, there is no going concern value to Kitty Hawk International. The only practical course for Kitty Hawk International is to dispose of or abandon its wide body aircraft for the account of the holders of Senior Notes and to use collection of its accounts receivables to reduce its indebtedness to the Wells Fargo Bank Group. Kitty Hawk International's remaining assets, which consist primarily of two parcels of real estate, one fee simple and one leasehold, would be sold and proceeds distributed to its priority and unsecured creditors. The results for creditors in such event are indicated in the Debtors' Liquidation Analysis. On a liquidation basis, the Debtors estimate that the amount available for distribution to unsecured creditors of Kitty Hawk International would be $3,855,000 for a recovery of 1.50% of their claims. SEE LIQUIDATION ANALYSIS ATTACHED AS EXHIBIT B TO DISCLOSURE STATEMENT.

      7. OK TURBINES, INC. continues to operate and is viable as a stand-alone entity. OK Turbines has been marketed for sale, and has been allocated a value of $2.4 million by the prospective purchaser in its contract for purchase of OK Turbines and Kitty Hawk Charters. The distribution of sales proceeds is indicated in the Debtors' Liquidation Analysis. On a liquidation basis, the Debtors estimate that the amount available for distribution to unsecured creditors of OK Turbines would be $632,000 for a recovery of .33% of their claims. SEE LIQUIDATION ANALYSIS ATTACHED AS EXHIBIT B TO DISCLOSURE STATEMENT.

      8. KITTY HAWK CHARTERS, INC. continues to operate and is viable as a stand-alone entity. This company has been marketed for sale, and has been allocated a value of $19.9 million by the prospective purchaser in its contract for purchase of Kitty Hawk Charters and OK Turbines. Therefore, the market place has determined the stand-alone value of Charters. The distribution of sales proceeds is indicated in the Debtors' Liquidation Analysis. On a liquidation basis, the Debtors estimate that the amount available for distribution to unsecured creditors of Kitty Hawk Charters would be $18,568,000 for a recovery of 9.27% of their claims. SEE LIQUIDATION ANALYSIS ATTACHED AS EXHIBIT B TO DISCLOSURE STATEMENT.

      9. EXPLANATORY NOTE AS TO KITTY HAWK AIRCARGO AND KITTY HAWK CARGO VALUATIONS.10 Kitty Hawk Aircargo, Inc. and Kitty Hawk Cargo, Inc. are the entities whose ongoing operations form the cornerstone for Kitty Hawk's plan of reorganization. Both entities could be viable on a stand-alone basis. However, the following analysis maintains the benefits of a consolidated group, as it simply allocates the respective operating income and expenses, and overhead expenses, pursuant to Kitty Hawk's consolidated plan of reorganization. Thus it does not take into account increased costs and expenses that would likely be born by each of the two entities if they were truly separated. For example, both entities benefit in terms of employee benefits costs, insurance rates, working capital interest expense, facility rent, utilities, and equipment costs, etc., on a combined basis. Additionally, certain overhead costs, including senior management,
--------
      10 The combined values of Kitty Hawk Aircargo and Kitty Hawk Cargo are less than the $140 million to $160 million estimated values of the Reorganized Debtor because the Reorganized Debtor benefits from being able to use the value of the Debtors other than Kitty Hawk Aircargo and Kitty Hawk Cargo to facilitate its reorganization. As a result, the Reorganized Debtor takes on less debt to pay plan obligations and to maintain sufficient operating capital. The combined stand-alone value of Kitty Hawk Aircargo and Kitty Hawk Cargo is $111.8 million. The combined liquidation value that would be available to unsecured creditors of the other Debtors is approximately $37.5 million. When this amount is added to the $111.8 million combined value of Kitty Hawk Aircargo and Kitty Hawk Cargo, the total falls within the range of values for the Reorganized Debtor.

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sales/marketing/customer service, accounting management and audits, human resources, legal support and contract administration, billing, credit and collections, board of director costs and expenses, computer system and software licensing costs, etc., are less when shared on an allocated basis rather than purchased separately by each of the two entities. Therefore, if the two entities were actually separated, the Debtors believe that their respective costs would be higher, and thus their respective values would be less, but this has not been quantified at this time.

      Kitty Hawk Aircargo, Inc. is the FAR Part 121 operator of the Boeing 727 aircraft and DC 9 aircraft. Kitty Hawk Aircargo is an integral part of the Debtor's plan of reorganization. It is assumed that Kitty Hawk Aircargo will own and operate all the B727 aircraft, will not continue to operate DC 9's, and will retain the BAX Global contract, all the USPS business, and continue to provide 15 aircraft to Kitty Hawk Cargo at market rates. In order to do so, Kitty Hawk Aircargo would have to replace the ten (10) 727 aircraft that it currently operates, but which are owned by Aircraft Leasing. This stand-alone analysis assumes that replacement aircraft could be obtained at costs comparable to the cost currently being incurred by Aircargo for the use of the ten (10) Aircraft Leasing 727's. This stand-alone analysis suggests a year one EBITDA of $32.5 million could be generated providing an enterprise value (using a multiple of EBITDA of 6.0) of $194.9 million, less proforma net debt of $130.4 million necessary to support the business, which produces an equity value of $64.3 million.

      Unsecured Creditors in Class 7C hold claims totaling approximately $26,591,000 and holders of Claims in Class 6 (Noteholder deficiency claims) are projected to have a deficiency claim in Class 6 of $200,730,000. If holders of Claims in these classes were to share prorata in the equity value of a stand-alone Aircargo, they would own, respectively, 12% and 88% of the equity of Reorganized stand-alone Aircargo. In order for this stand-alone scenario to be realized, the Wells Fargo Bank Group would need to agree or be compelled to forebear from seeking to satisfy its $108 Million secured claim from the assets of Aircargo. Moreover, this outcome depends upon Aircargo being able to seamlessly replicate the functionality it enjoys from its being part of the currently combined enterprise.

      Kitty Hawk Cargo, Inc. is the operator of the Scheduled Freight business out of the Fort Wayne, Indiana overnight freight hub.

      It is assumed that Kitty Hawk Cargo will continue to operate the Scheduled Freight business as it is currently structured, will continue to obtain most of its aircraft from Kitty Hawk Aircargo at current rates, and would be able to obtain adequate working capital financing. The stand-alone reorganization analysis of Kitty Hawk Cargo suggests year one EBITDA of $23.1 million could be generated providing an enterprise value (using a multiple of EBITDA of 3.2) of $74 million. Subtracting proforma stand-alone net debt of $26.5 million necessary to support the business produces a net worth of $47.5 million.

      Unsecured creditors in Class 7B hold claims totaling approximately $5,588,000. Claims in Class 6 (Noteholder deficiency claims) are estimated to aggregate $200,730,000. If holders of Claims in these classes were to share prorata in the equity value of a stand-alone Kitty Hawk Cargo, they would own, respectively, 3% and 97% of the equity of Reorganized stand-alone Cargo. In order for this stand-alone scenario to be realized, the Wells Fargo Bank Group would need to agree or be compelled to forebear from seeking to satisfy its $108 Million secured claim from the assets of Cargo. Moreover, this outcome depends upon Cargo being able to seamlessly replicate the functionality it enjoys from its being part of the currently combined enterprise.


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DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               64

                                      X.

             DESCRIPTION OF SECURITIES TO BE ISSUED UNDER THE PLAN

A.    NEW COMMON STOCK

      The Reorganized Debtor will have 65,000,000 shares of common stock, par value $.01 per share, authorized pursuant to its Certificate of Incorporation ("New Common Stock"). On the Effective Date, or as soon thereafter as practicable, Reorganized Debtor will issue approximately 55,000,000 shares of New Common Stock pursuant to the Plan. Of these shares, 50,000,000 will be distributed to Class 6 and Class 7. The remaining 5,000,000 shares will be available for purchase through the Private Placement. The 10,000,000 shares of New Common Stock not distributed on the Effective Date or as soon thereafter as practicable, will be reserved for future issuance, as determined by the Board of Reorganized Kitty Hawk. No fractional shares will be issued pursuant to the Plan. The shares of New Common Stock will be fully paid and non-assessable. The Certificate of Incorporation limits the aggregate voting power of non-U.S. persons to 22 1/2% of the votes voting on or consenting to any matter.

      Holders of shares of New Common Stock:

      o are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders;

      o do not have the right to cumulate their votes in the election of directors;

      o have no redemption, conversion or preemptive rights or other rights to subscribe for securities of Reorganized Debtor;

      o upon the liquidation, dissolution or winding up of Reorganized Debtor, are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all of Reorganized Debtor's debts and liabilities and the preferential rights of any series of preferred stock then outstanding; and

      o have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of preferred stock and after any provision for any required sinking or purchase funds for series of preferred stock.

      The rights, preferences and privileges of holders of New Common Stock are subject to the rights, preferences and privileges granted to the holders of any series of preferred stock which the Reorganized Debtor may issue in the future.

      The Certificate of Incorporation and bylaws of Reorganized Debtor include provisions that could have anti-takeover effects. The provisions are intended to enhance the likelihood of continuity and stability in the composition of and in the policies formulated by, the board of directors. These provisions also are intended to help ensure that the board of directors, if confronted by a surprise proposal from a third party that has acquired a block of New Common Stock, will have sufficient time to review the proposal, to develop appropriate alternatives to the proposal and to act in what the board of directors believes to be the best interests of the Reorganized Debtor and its stockholders.

      The following is a summary of the provisions contained in the Certificate of Incorporation and bylaws.

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      NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL. The Certificate of
Incorporation provides that the board of directors will fix the number of members of the board of directors to consist of at least one member (plus such number of directors as may be elected from time to time pursuant to the terms of any series of preferred stock that may be issued and outstanding from time to time). The bylaws provide that the board of directors, acting by majority vote of the directors then in office, may fill any newly created directorship or vacancies on the board of directors.

      SPECIAL MEETINGS. The bylaws and Certificate of Incorporation provide that special meetings of stockholders may be called by a majority of the board of directors, the chairman of the board of directors, or by any holder or holders of at least 25% of any class of the Reorganized Debtor's outstanding capital stock then entitled to vote at the meeting.

      ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES. The bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of the Reorganized Debtor, including the nomination of candidates for election as directors. The procedure provides that a written notice of proposed stockholder business at any annual meeting must be received by the Secretary of the Reorganized Debtor not more than 90 days nor less than 60 days before the first anniversary of the prior year's annual meeting or, in the event of a special meeting, not more than 10 days after the notice of the special meeting.

      Notice to Reorganized Debtor from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person's written consent to being named in a proxy statement as a nominee and to serving as a director if elected.

      The chairman of a meeting of stockholders may determine that a person is not nominated in accordance with the nominating procedure, in which case such person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business has not been properly brought before such meeting in accordance with the bylaw procedures, such business will not be conducted at the meeting. Nothing in the nomination procedure or the business will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the foregoing procedures.

      RESTRICTIONS ON FOREIGN DIRECTORS, OFFICERS AND VOTING. The Reorganized Debtor's Certificate of Incorporation limits the aggregate voting power of non-U.S. persons to 221/2% of the votes voting on or consenting to any matter. Furthermore, the bylaws do not permit non-U.S. citizens to serve as directors or officers of the Reorganized Debtor.

B.    PRIVATE PLACEMENT

      Through the Private Placement, the Reorganized Debtor hopes to sell up to 5,000,000 shares of New Common Stock . The New Common Stock sold through the Private Placement will be exempt from registration under section 5 of the Securities Act of 1933 by virtue of section 4(2) of the Securities Act of 1933. The Debtors will not sell shares of New Common Stock to any Person who is an owner of Old Common Stock. The Debtors have not yet identified a purchaser or purchasers of the shares to be sold in the Private Placement and there is no guaranty that the Debtors will be able to find purchasers. The Debtors will not sell shares to a prospective purchaser unless the purchaser and the sale meet the requirements for exemption from registration under section 5 of the Securities Act of 1933 by virtue of section 4(2) of the Act.


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C.    ISSUANCE OF THE NEW COMMON STOCK UNDER THE PLAN

      Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from the registration requirements of section 5 of the 1933 Act and state and local laws requiring registration or licensing if three principal requirements are satisfied: (i) the securities must be issued by the debtor, its successor, or an affiliate participating with the debtor under a plan of reorganization; (ii) the recipients of the securities must hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The issuance of the New Common Stock to creditors under the Plan satisfies these requirements and will be, therefore, exempt from the registration requirements of section 5 of the 1933 Act and applicable state laws.

D.    POST-CONFIRMATION TRANSFERS OF THE NEW COMMON STOCK

      Resales of and subsequent transactions in the New Common Stock issued pursuant to the Plan after the original issuance are also exempted from the registration requirements of section 5 of the 1933 Act and applicable state laws, except for certain transactions by "underwriters," as that term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

            (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

            (ii) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

            (iii) persons who offer to buy such securities for the holders of such securities, if the offer is (a) with a view to distributing them or
      (b) made under a distribution agreement ("syndicators"); and

            (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the 1933 Act.

      Under section 2(11) of the 1933 Act, an "issuer" includes any person directly or indirectly controlling or controlled by Reorganized Debtor, or any person under direct or indirect common control with Reorganized Debtor (a "control person").

      Whether a person is an "issuer", and therefore an "underwriter", for purposes of section 1145(b) of the Bankruptcy Code, depends on a number of factors. These include: (i) the person's equity interest in the Reorganized Debtor; (ii) the distribution and concentration of other equity interests in Reorganized Debtor; (iii) whether the person is an officer or director of Reorganized Debtor; (iv) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of Reorganized Debtor; and (v) whether the person actually has such power notwithstanding the absence of formal indicia of control. An officer or director of Reorganized Debtor may be deemed a controlling person, particularly if his position is coupled with ownership of a significant percentage of voting stock. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor with at least 10% of the securities of a debtor could be deemed a controlling person.


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      At the Confirmation Hearing, the Debtors will request that the Bankruptcy
Court make a specific finding and determination that the issuance and distribution of the New Common Stock will be covered by the provisions of section 1145 of the Bankruptcy Code.

      To the extent that a holder of an Allowed Claim is deemed to be an "underwriter," such holder may make public offers and sales of the New Common Stock only in accordance with the registration requirements of the 1933 Act or exemptions therefrom (see disclosure concerning Rule 144 below). In addition, transfers of such securities may be restricted by, and will require compliance with, state securities laws.

      The staff of the Securities and Exchange Commission (the "Commission") has taken the position that control persons may resell securities issued under a plan or reorganization that was confirmed under the Bankruptcy Code by complying with Rule 144 (except for the holding period of Rule 144(d)). Holders of Allowed Claims who believe that they may be statutory "underwriters" under the definition of that term contained in section 1145(b) of the Bankruptcy Code are advised to consult with their own counsel as to the availability of any exemptions under the 1933 Act.

GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE PLAN PROPONENTS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE THE NEW COMMON STOCK. THE PLAN PROPONENTS RECOMMEND THAT RECIPIENTS OF THE NEW COMMON STOCK CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES OR WHETHER THERE ARE ANY RESTRICTIONS ON THE RESALE OF THE NEW COMMON STOCK UNDER ANY APPLICABLE "BLUE SKY" OR OTHER SECURITIES LAWS.

E.    TRADING IN THE OVER-THE-COUNTER MARKET

      The Reorganized Debtor will take reasonable efforts to have the New Common Stock traded in the over-the-counter market and listed on the NASDAQ National Market. Even if the New Common Stock is listed on the NASDAQ National Market, there is no assurance that an active market will develop for the New Common Stock.

F.    CERTAIN TRANSACTIONS BY STOCKBROKERS

      Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and supplement hereto, if any) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other after-market transactions in such securities.


                                      XI.

                         VALUATION OF NEW COMMON STOCK

      As noted elsewhere in this Disclosure Statement, the Debtors have estimated that the Kitty Hawk common stock to be issued to holders of claims in Classes 6 and 7 will have an aggregate value of $150 million. The Company and its financial advisor, Seabury Securities LLC estimated the value of the New Common Stock using conventional, well-accepted methodologies for valuation of equity securities.

      Seabury used a variety of methods in assessing the valuation of the Company, which were

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of necessity dependent on the financial forecasts included in the Business Plan prepared by management.

      After considering a number of ways to value the company, Seabury concluded, based on the available information, that the best methods of valuing the Company were the discounted cash flow (DCF) method and the comparable company method. After reviewing the results of the different methodologies, Seabury derived a valuation for the equity of the reorganized company in the range of $150-175 million.

      In a DCF analysis, the cash to be produced by a company over a period of time and the company's value at the end of that period are forecasted. These cash flows are then discounted back to the present using a discount rate which reflects the risk associated with the company. The cash flows used are the actual cash to be produced after taking into account capital expenditures, changes in working capital and non-cash income statement items such as depreciation. The terminal value can be estimated in several different ways, but the most commonly used method is to use a multiple of the projected EBITDA.

      In performing the DCF analysis, Seabury used inputs it considered reasonable based on the Company's status, anticipated capital structure and the valuations of comparable companies and applied them to the Company's projections. Specifically, Seabury used five years of projections, a 15% discount rate and an "exit multiple" of EBITDA of 3.5-4.0 times projected 2005 results. This exit multiple was largely based on the market valuations of comparable companies today. This produced a valuation range of $167.2-$208.3 million. Since this valuation is highly sensitive to 2005 projections, Seabury put less reliance on this methodology than the others, which are based on nearer-term projections.

      Comparable Company Analysis compares a company's financial statistics to those of other similar companies and values the company by analogy to those companies. It is especially useful for valuing a publicly traded company, since the valuation is explicitly based on other public companies. Two of the most common techniques of Comparable Company Analysis are Price/Earnings multiples and Enterprise Value to EBITDA multiple. Price/earnings multiples value the equity of a company based on reported earnings. This method of valuing public companies is very widely used and easily applied and understood. On the other hand, it can be distorted by the different capital structures or accounting techniques used by those companies. For this reason, many financial professionals prefer to analyze companies on the basis of Enterprise Value (i.e. the sum of market value of equity plus debt plus preferred stock) to EBITDA, since this largely eliminates those distortions.

      Since the companies most comparable to the Company (Emery and BAX) are not independently publicly traded, only a limited universe of comparables was available. The public comparables selected were Airborne Freight, AirNet Systems and CNF Transportation (the parent of Emery) and to a lesser extent, Atlas Air. The multiples to 2001 projected earnings for the first three companies produced a range of 7.2-9.0 times net income; Seabury applied this range to the Company's projected 2001 net income and the resulting valuation range was $142.6-$178.2 million. For purposes of the EBITDA multiple analysis, Seabury looked at the scheduled business and ACMI business separately, since the market value of Atlas, the only public ACMI carrier, is significantly different from the other companies. Specifically, it used a multiple of 3.0-3.2x 2001 EBITDA for the scheduled operations and 4.5-5.0 times 2001 EBITDA for the ACMI business (which includes Postal). When appropriately adjusted to reflect the seasonality of the Company's business, this produced a value of $139.4-160.2 million.

      There was not sufficient information about precedent M&A transactions for comparable companies to produce any meaningful analysis. This was also less important since the valuation

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applies to the new public entity, not an acquisition transaction. Seabury also considered liquidation of the Company's assets as an alternative to valuing the Company as a going concern, but this produced a much lower valuation.

      Seabury has assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of this valuation. With respect to the financial projections, Seabury has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Seabury has not made any independent valuation or appraisal of the assets or liabilities of the Company, nor has it been furnished with any such appraisals. The valuation is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of the valuation.

                                     XII.

                                 RISK FACTORS

The following discussion addresses the risk factors that may affect the Reorganized Debtor's ability to meet its projections as well as the value of the New Common Stock.

A.    RISKS RELATING TO CONFIRMATION

      1.    RISKS RELATED TO EXIT FINANCING.

      Kitty Hawk's Plan is conditioned upon the Debtors securing exit financing in a sufficient amount, when combined with the Debtors' available cash resources, to fund the Debtors' obligations under the Plan and to meet its ongoing business needs. The Debtors received lending proposals from four parties. All of the potential lenders are major institutions and there is no question that they have the resources to make the contemplated loan. After negotiating with the lenders, the Debtors decided that Deutsche Bank had made the most attractive proposal. Deutsche Bank is currently in the process of conducting due diligence. The Debtors can not be sure that the selected lender will be willing to lend the Reorganized Debtor the amount that it needs for the exit financing. There is also a risk that the ultimate lending terms are unacceptable to the Debtors. The anticipated lending terms are discussed in
Section VII, J, 1.

      2.    RISKS RELATED TO ANNUAL MEETING

      By Order dated August 3, 2000, the Bankruptcy Court ordered Kitty Hawk to conduct an annual meeting of shareholders on October 31, 2000. Tom Christopher, former Chairman and Chief Executive Officer of Kitty Hawk, demanded the annual meeting. By agreement between Mr. Christopher and Kitty Hawk, the Bankruptcy Court will modify its Order to provide that the annual meeting will not be set before the Confirmation Hearing concludes.

      3.    RISKS RELATED TO PRIVATE PLACEMENT

      The Plan provides that the Debtors will use commercially reasonable efforts to sell up to five (5) million shares of New Common Stock through a Private Placement. The price per share placed will be $3 per share or more. The Debtors will use the proceeds of the Private Placement to redeem shares of New Common Stock distributed to holders of Allowed Class 7 Claims who elect to receive cash rather than New Common Stock. There is no guaranty that the Debtors will be able to place the shares or that the Reorganized Debtor will have the funds to redeem the shares. If the Debtors are not able to sell five (5) million shares through the Private Placement and a large proportion of the

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holders of Allowed Class 7 Claims elect to have their New Common Stock redeemed, the Debtors may not be able to redeem all the shares of New Common Stock offered for redemption, and the holders of Allowed Class 7 Claims requesting redemption may have fewer than all their shares of New Common Stock redeemed.

      4.    RISKS RELATED TO PEGASUS AVIATION LEASES

      Prior to the chapter 11 filing, Aircargo entered into leases with Pegasus Aviation, Inc. ("Pegasus") for nine Boeing 727-200 aircraft (the "Pegasus Aircraft"). Because the Pegasus Aircraft had been used in passenger service by other airlines, Pegasus paid the cost of converting each of the Aircraft to cargo service pursuant to Kitty Hawk's specifications. Prior to the chapter 11 filing, the cargo conversions had been completed on seven of the nine Pegasus Aircraft, and they had been placed in Kitty Hawk's service. During the chapter 11 case, Kitty Hawk notified Pegasus that it did not intend to and would not use the last two Pegasus Aircraft which either had been completed or were nearing completion of their cargo conversions. Thereafter, Pegasus terminated the leases for the two Pegasus Aircraft.

      The leases for all nine of the Pegasus Aircraft contain cross default clauses. Consequently, Pegasus contends that the breach of the two leases also resulted in defaults under the leases for the other seven Aircraft. Aircargo disagrees. Although Pegasus contends that the cross default clauses are enforceable and that Pegasus at any time could take back the seven remaining Pegasus Aircraft, the Debtors and Pegasus have concluded an agreement, subject to Court approval, under which Kitty Hawk will be assured of retaining the seven remaining Pegasus Aircraft in return for assuming the leases immediately under Bankruptcy Code ss. 365. The terms of the settlement will be set forth a motion to the Court seeking approval of the assumption of the leases. However, creditors should be apprized that if the settlement with Pegasus is not approved, Pegasus contends that it has the right on short notice to take possession of its seven remaining Pegasus Aircraft. Without the seven Pegasus Aircraft, Aircargo will have to find substitute aircraft or the Reorganized Debtor may not be able achieve its business plan as currently contemplated.

B.    KITTY HAWK RELATED RISKS

      1.    DEPENDENCE ON SIGNIFICANT CUSTOMERS

      Kitty Hawk's three largest customers are the U.S. Postal Service, BAX Global and Eagle Airfreight. Of Kitty Hawk's total revenues in 1999, the USPS accounted for $175.9 million, or 24 percent; BAX Global accounted for $63.7 million, or 8.7 percent; and Eagle Airfreight accounted for $128.4 million, or
17.6 percent. Of its total revenues in 1998, the USPS accounted for $120 million, or 16.8 percent; BAX Global accounted for $71.5 million, or 10%; and Eagle Airfreight accounted for $54.2 million, or 7.7 percent.

      As of August 1, 2000, Kitty Hawk had 13 B727-200 aircraft under contract to the USPS. The USPS awards contracts periodically pursuant to a public bidding process which incorporates: (i) quality of service, (ii) financial stability of shipper, and (iii) price. The USPS contracts include both multi-year and seasonal contracts. While the multi-year contracts typically have terms of six years with renewal options, bids for contracts to provide holiday season charters during the fourth quarter of each calendar year are generally submitted in the summer of each year and are awarded in August of the same year. Kitty Hawk's CNET contract was first granted in 1996. It had a renewal option limited only by the Procurement Manual's 5-year limit. Each year the contract has been renewed and negotiated under a new contract number. The Procurement Manual's 5-year limit was removed in 1997. Thus, the CNET contract for 1999 (CNB-9901) permits unlimited renewal. The 2000 renewal has not yet been awarded, but Kitty Hawk is working with the USPS in the apparently mutual expectation of the award. Kitty Hawk's inability to demonstrate appropriate financial capacity and

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stability or its inability to remain competitive with respect to quality of service and price could have a material adverse effect on its ability to retain such contracts. Kitty Hawk's inability to retain such contracts in the future would have a material adverse effect on its business. Kitty Hawk's contracts with the USPS are subject to termination at the convenience of the USPS, but in such a case, the USPS would be required to pay Kitty Hawk for services provided to the date of termination and reimburse Kitty Hawk for settlement expenses with suppliers and subcontractors for certain capital expenditures made under the cancelled contract.

      BAX Global leases seven aircraft from Kitty Hawk pursuant to an ACMI contract. BAX Global may terminate the contract if, among other reasons, Kitty Hawk does not meet specified on- time performance standards [or if majority ownership or control of Kitty Hawk is acquired by a competitor of BAX Global.] The loss of this customer, or a reduction in pounds shipped by BAX Global, could have a material adverse effect on Kitty Hawk's business.

      2.    EMPLOYEE RELATIONS

      Kitty Hawk's employees have been subject to union organization efforts from time to time, and Kitty Hawk believes they are likely to be subject to future unionization efforts as its operations expand. Several months ago, Aircargo's flight crew members (727-100, 727-200 and DC-9), in an election under the Railway Labor Act, voted overwhelmingly by write-in to be represented by the Air Line Pilots Association ("ALPA"), in preference to the International Brotherhood of Teamsters and an unaffiliated employee group calling themselves the Kitty Hawk Pilots Association ("KHPA"), which were on the ballot. ALPA declined to accept representation. KHPA then petitioned for another election, which is now being conducted, in which only KHPA is on the ballot. Ballots are expected to be counted in September, 2000. Although Kitty Hawk believes it has excellent employee relations, the unionization of its workforce could result in higher employee compensation and working condition demands that could increase Kitty Hawk's operating costs or constrain its operating flexibility.

C.    AIRCRAFT RELATED RISKS

      1.    FUTURE OPERATIONS BASED ON CONTINUED ACCEPTANCE OF SCHEDULED
            AIRFREIGHT

      Kitty Hawk's business plan is based substantially on the continued acceptance of a scheduled overnight airfreight network in support of the freight forwarders. Kitty Hawk believes there are over 3,500 freight forwarders in business today, which could comprise a substantial portion of Kitty Hawk's customer base. Recently, there has been an increase in the number of mergers and consolidations among freight forwarders. Certain of the larger freight forwarders have periodically contracted for dedicated air freighter capacity in lieu of using Kitty Hawk's services. The continued consolidation of this sector could have a material adverse impact on Kitty Hawk's business.

      2.    DEPENDENCE ON AIRCRAFT AVAILABILITY

      Kitty Hawk's revenues are dependent on having aircraft available for revenue service. The CNET contract depends very heavily on contracted third-party aircraft. The biggest risk-factors for CNET are probably the inability to obtain contract lift commitments without guaranteed pre- payments by letters of credit ('LCs") or deposit before Kitty Hawk obtains the enforceable commitment of the USPS, the possibility that Kitty Hawk will be unable to find the cash resources to supply those LCs or make those deposits, and the risk that having supplied the LCs or made the deposits, Kitty Hawk does not obtain or lose the CNET contract. It is also increasingly true of the Fort Wayne hub operation that Kitty Hawk relies on third-party lift, as it expands the use of wet- leased A300s. Any time Kitty Hawk uses third-party lift, it incurs the risk that the supplier defaults for any reason, leaving Kitty Hawk without replaceable lift - this is a major exposure in CNET,

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where Kitty Hawk depends heavily on a few carriers to supply the bulk of the lift. In the past, Kitty Hawk has experienced unanticipated Federal Aviation Administration ("FAA") Airworthiness Directives ("Directives") or excessive unscheduled maintenance due to equipment failures, or accidental damage, that has made its own or third-party contracted aircraft unavailable for revenue service. In the event one or more of Kitty Hawk's aircraft or its third-party contracted aircraft are out of service for an extended period of time, whether due to Directives, unscheduled maintenance, accidents or otherwise, Kitty Hawk may be forced to lease or purchase replacement aircraft and may be unable to fulfill its obligations under customer contracts. Kitty Hawk cannot assure that, if necessary, it could locate suitable replacement aircraft on acceptable terms. Loss of revenue from any such business interruption, damages for non-performance under customer contracts, or costs to replace aircraft could have a material adverse effect on Kitty Hawk's business.

      Kitty Hawk's business plan includes acquiring additional heavyweight B727-200F aircraft for its scheduled overnight freight operations and its ACMI Services. Kitty Hawk's business plan for its scheduled overnight freight operations also includes acquiring, pursuant to an ACMI contract, additional A300F aircraft. Inability to procure B727-200F and/or A300F aircraft on reasonable terms, or if at all, could have a material adverse effect of Kitty Hawk's business.

      3.    CAPITAL INTENSIVE NATURE OF AIRCRAFT OWNERSHIP

      Kitty Hawk's airfreight carrier business is highly capital intensive. In order to expand its airfreight carrier business, Kitty Hawk intends to acquire used jet aircraft, primarily B727-200F aircraft. Used aircraft typically require certain modifications, including reconfiguring the aircraft from passenger to cargo use and depending upon its prior operator and use, installing equipment to make the aircraft more compatible with the Kitty Hawk fleet or to comply with the noise regulations. The market for used jet aircraft is volatile and can be adversely affected by limited supply, increased demand, and other market factors. Kitty Hawk cannot assure that it will be able to purchase and, if necessary, modify additional B727-200F aircraft at favorable prices or that it will have or be able to obtain sufficient resources with which to make such acquisitions.

      4.    AGING AIRCRAFT REGULATIONS; POTENTIAL COMPLIANCE COSTS

      All of Kitty Hawk's Boeing 727-200F aircraft and its third-party contracted aircraft used in the scheduled-freight operation are subject to FAA Airworthiness Directives ("Directives") issued at any time. These Directives can cause Kitty Hawk or the operator to conduct extensive examinations and structural inspections of its aircraft and to make modifications to its aircraft to address or prevent problems of corrosion and structural fatigue among other things. Kitty Hawk's or the operator's cost to comply with such Directives issued by the FAA cannot currently be estimated, but could be substantial and, if material, could have a material adverse effect on Kitty Hawk's business.

      As of August 1, 2000, Kitty Hawk's fleet under its Part 121 certificate consists primarily of B727-200F aircraft. The FAA has issued certain Directives that subject B727-200 operators to extensive aircraft examinations and require B727-200 aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue and freighter conversion related issues. A Directive requiring significant modifications to this aircraft type could require Kitty Hawk to invest significant additional funds in its aircraft or potentially ground its fleet pending compliance.

      Kitty Hawk cannot predict when and whether new Directives covering its aircraft will be promulgated, and there can be no assurance that compliance with these Directives will not adversely affect Kitty Hawk's business, financial condition or results of operations.


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D.    INDUSTRY RELATED RISKS

      1.    CYCLICALITY AND SEASONALITY OF BUSINESS

      Kitty Hawk provides services to numerous industries and customers that experience significant fluctuations in demand based on economic conditions and other factors beyond its control. Demand for its services could be materially adversely affected by downturns in its customers' businesses. Kitty Hawk believes a significant percentage of its revenues derived from its scheduled airfreight operations will continue to be generated by the U.S. automotive industry, which has historically been a cyclical industry. A contraction in the U.S. automotive industry, a prolonged work stoppage or other significant labor dispute involving that industry, or a reduction in the use of air transportation could have a material adverse effect on Kitty Hawk's business.

      Additionally, the air cargo industry itself is seasonal in nature with a majority of the industry's flying activities being conducted in the second half of the year (principally the fourth quarter) as more air cargo is transported in anticipation of and during the December holiday season. A significant portion of Kitty Hawk's profitability of Kitty Hawk is dependent on the ability of Kitty Hawk to conduct a significant portion of its flying activities during this critical period. Certain of Kitty Hawk's customers engage in seasonal businesses, especially the USPS, and customers in the U.S. automotive industry. As a result, Kitty Hawk's airfreight carrier business has historically experienced its highest quarterly revenues and profitability during the last three months of the year due to the peak holiday season activity of the USPS in the fourth quarter of the calendar year and during the period from June 1 to November 30 when production schedules of the U.S. automotive industry typically increase. Consequently, Kitty Hawk historically experiences its lowest quarterly revenue and profitability during the first three months of the year.

      2.    VOLATILITY OF AIR FREIGHT SERVICES MARKET

      The demand for airfreight services is highly dependent on the strength of both the domestic and global economy. Although the airfreight services industry has experienced strong growth over the last several years, general economic downturns, particularly any downturn affecting North America, could have a material adverse effect on Kitty Hawk's business.

      3.    GOVERNMENT REGULATION

            A.    GENERAL

            Under Title 49 of the United States Code (formerly the Federal Aviation Act of 1958, as amended), the Department of Transportation ("DOT") and the FAA exercise regulatory authority over Kitty Hawk. Kitty Hawk has obtained the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the DOT and an Air Carrier Operating Certificate from the FAA, however, the continuation of such authority is subject to continued compliance by Kitty Hawk with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. All air carriers are subject to the strict scrutiny of FAA officials and to the imposition of regulatory demands that can negatively affect their operations.

            B.    INTERNATIONAL REGULATION

            Although Kitty Hawk does not presently conduct any material international operations, it may do so in the future. As such Kitty Hawk's international operations would be governed by air services agreements between the U.S. and foreign countries in which Kitty Hawk may operate. Under certain of these air services agreements, traffic rights in those countries are

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available to only a limited number of, and in some cases only one or two, U.S.
air carriers and are subject to approval by the applicable foreign regulators, limiting growth opportunities in such countries.

            C.    STOCK OWNERSHIP BY NON-U.S. CITIZENS

            Under current federal aviation law, Kitty Hawk could cease to be eligible to operate as an airfreight carrier if more than 25 percent of its voting stock were owned or controlled by non- U.S. citizens. Moreover, in order to hold an airfreight carrier certificate, the president and two-thirds of the directors and officers must be U.S. citizens. Kitty Hawk expects that its Plan of Reorganization will not result in a stock ownership profile that will result in more than 25% being held by non-U.S. citizens. There are provisions in the certificate of incorporation of Kitty Hawk, Inc. that limit the voting power of non-U.S. stockholders to protect against this risk. Similar provisions will be in the certificate of incorporation of the Reorganized Kitty Hawk.

            D.    NOISE ABATEMENT REGULATIONS

            Airline operators must comply with FAA noise control regulations primarily promulgated under the Airport Noise and Capacity Act of 1990 (the "Noise Regulations"). Under the Noise Regulations, in general, as of January 1, 2000, each jet aircraft operated in the U.S. must comply with Stage 3 of the Noise Regulations. All of the aircraft currently operated by Kitty Hawk are in compliance with Stage 3 of the Noise Regulations. Any jet aircraft that Kitty Hawk may add to its fleet must meet Stage 3 of the Noise Regulations before it can be operate the aircraft in revenue service. Certain airport operators have adopted local regulations that, among other things, impose various time curfews and other noise limiting requirements and other airport operators may adopt similar restrictions in the future.

            E.    SAFETY, TRAINING AND MAINTENANCE REGULATIONS

            Virtually every aspect of Kitty Hawk's air carrier operations is subject to extensive FAA regulation, including the areas of safety, training, and maintenance. To ensure compliance with FAA rules and regulations, the FAA routinely inspects air carrier operations and aircraft and proposes civil monetary penalties in the event of non-compliance. Periodically, the FAA focuses on particular aspects of air carrier operations occasioned as a result of a major incident. These types of inspections and regulations often impose additional burdens on air carriers and increase their operating costs. Kitty Hawk cannot predict when it will be subject to such inspections or regulations, or the impact of such inspections or regulations. Other regulations promulgated by state and federal Occupational Safety and Health Administrations, dealing with the health and safety of its employees, impact Kitty Hawk's operations. This extensive regulatory framework, coupled with federal, state and local environmental laws, imposes significant compliance burdens and risks that substantially affect Kitty Hawk's operational costs.

            F.    HAZARDOUS MATERIALS REGULATIONS

            The FAA exercises regulatory jurisdiction over transporting hazardous materials. Kitty Hawk regularly transports articles that are subject to these regulations. Shippers of hazardous materials share responsibility with the air carrier for compliance with these regulations and are primarily responsible for proper packaging and labeling. If Kitty Hawk fails to discover any undisclosed hazardous materials or mislabel or otherwise ship hazardous materials, it may suffer possible aircraft damage or liability, as well as, substantial monetary penalties. The FAA has recently increased its monitoring of shipments of hazardous materials.

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                                     XIII.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A.    GENERAL

      Under the Internal Revenue Code of 1986, as amended (the "TAX CODE"), there are certain significant federal income tax consequences associated with the Plan described in this Disclosure Statement. Certain of these consequences are discussed below. Due to the unsettled nature of certain of the tax issues presented by the Plan, the differences in the nature of Claims of the various creditors, their taxpayer status, residence and methods of accounting (including creditors within the same creditor class) and prior actions taken by creditors with respect to their Claims, as well as the possibility that events or legislation subsequent to the date hereof could change the federal tax consequences of the transactions, the tax consequences described below are subject to significant considerations applicable to each creditor. HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS RESPECTING THE INDIVIDUAL TAX CONSEQUENCES OF THE TRANSACTIONS, CONTEMPLATED UNDER OR IN CONNECTION WITH THE PLAN, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

B.    TAX CONSEQUENCES TO THE DEBTORS

      1.    IN GENERAL

      Section 368 of the Tax Code defines certain tax reorganizations under the Tax Code, including reorganizations under the Bankruptcy Code. Tax reorganizations include an exchange of a corporation's outstanding debt securities for the corporation's common stock The Debtor's exchange of New Common Stock for the Senior Notes should constitute a tax reorganization under the Tax Code although this issue is not free from doubt. As a result, Debtors should recognize no gain or loss with respect to the transfer of New Common Stock in exchange for the Senior Notes pursuant to the Plan except to the extent Debtors are deemed to incur discharge of indebtedness income upon the exchange (see "Reduction of Debtors' Indebtedness" below). The remainder of the discussion under this "Certain Federal Income Tax Consequences" section assumes that the exchange constitutes a tax reorganization under the Tax Code.

      2.    CARRYOVER OF TAX ATTRIBUTES

            A. NET OPERATING LOSS CARRYOVERS. Under the Tax Code, the Debtors' net operating loss carryovers (the "NOL CARRYOVERS") should carry over and generally be available for use by Reorganized Debtor. However, the amount of such losses will be reduced by an amount equal to the amount of indebtedness from which Debtors are discharged pursuant to the Plan (see "Reduction of the Debtors' Indebtedness" below). In addition, any remaining amount of NOL Carryovers (following such reduction) may be subject to limitation and/or further reduction pursuant to section 382 of the Tax Code. The amount of these NOL Carryovers also could be reduced as a result of future IRS audits.

            B. SECTION 382. Section 382 of the Tax Code describes the limitation placed on NOL Carryovers and certain built-in losses following certain changes in a corporation's ownership. Final and Temporary Treasury Regulations issued under section 382 of the Tax Code resolve certain issues, but leave other matters unresolved and subject to varying interpretations. One uncertainty concerns the application of section 382 to a consolidated group of corporations, particularly where certain members of the group are in bankruptcy while other group members are not.

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               76

            In general, the limitations under section 382 are triggered by a greater than 50% change in ownership of the value of stock in a loss corporation within a three-year testing period. After such a change, the amount of a loss corporation's taxable income that can be offset by pre- ownership change NOL Carryovers cannot exceed an amount equal to the value of the loss corporation immediately prior to the ownership change (excluding proscribed contributions to capital) multiplied by a specified rate of interest (the federal long-term tax exempt rate). Moreover, no NOL Carryovers will survive unless a continuity of business enterprise requirement is met during the two-year period beginning on the date of the change in ownership of the loss corporation. Under this business requirement, the loss corporation is required to continue its historic business or to use a significant portion of its assets in such business.

            The limitations of section 382 of the Tax Code arise upon the occurrence of an "ownership change." An ownership change occurs if, following an owner shift involving a five percent shareholder or any equity structure shift during a three-year testing period, there is more than a 50 percentage point increase in the total value of the stock of the loss corporation held at the close of the testing period by one or more five percent shareholders during the testing period over the lowest percentage holdings by such shareholder(s) during the testing period. An equity structure shift consists of tax reorganizations under the Tax Code and, to the extent provided in Treasury Regulations, other stock issuances, including public offerings and similar transactions. The term "five percent shareholder" includes any person holding five percent (5%) or more in value of the stock of the corporation at any time during the testing period. In general, stock includes all equity interests that participate in the earnings or growth of the corporation, that vote, or are convertible into such stock. Special attribution rules are provided in section 382. Among them, stock owned by a corporation or other entity is attributed to its shareholders.

            C. SPECIAL BANKRUPTCY EXCEPTION TO SECTION 382. If an ownership change occurs in a bankruptcy case, the bankrupt corporation may be able to utilize a special bankruptcy exception provided under section 382(1)(5). Under section 382(1)(5), the corporation's NOL Carryovers are reduced according to a formula but any NOL Carryovers that remain following this reduction are not otherwise limited as to their future use (the "SPECIAL BANKRUPTCY EXCEPTION").

            To qualify for this Special Bankruptcy Exception, certain creditors and shareholders of the corporation immediately before the exchange must acquire, as a result of such exchange, at least 50% of the stock of the reorganized corporation after the exchange. Only claims held by persons who were creditors as of the date eighteen months prior to the filing of the bankruptcy petition or whose claims arose in the ordinary course of the debtor corporation's trade or business (and were at all times beneficially owned by such persons) are taken into account ("QUALIFYING CREDITORS").

            If the bankrupt corporation does not qualify for, or elects out of, section 382(1)(5), then section 382(1)(6) would apply. Under section 382(1)(6), the section 382 limitation is imposed on the corporation, but the amount of this limitation is determined based on the corporation's post- bankruptcy reorganization value. This has the effect of increasing the amount of the section 382 limitation.

            An ownership change will result from the exchange of New Common Stock for Senior Notes under the Plan. Because Qualifying Creditors of the Debtors should receive at least 50% of the stock of Reorganized Debtor, the Special Bankruptcy Exception should apply to Reorganized Debtor, unless Reorganized Debtor makes an election not to have these rules apply. At present, the Debtors currently believe that they will elect out of the Special Bankruptcy Exception.


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               77

            If the Special Bankruptcy Exception applies to Reorganized Debtor, then the occurrence of a second ownership change within two years of the bankruptcy exchange will completely eliminate its NOL Carryovers.

      3.    REDUCTION OF DEBTORS' INDEBTEDNESS

      Under the Plan, the amount of the Debtors' aggregate outstanding indebtedness will be reduced. In general, the Tax Code provides that a taxpayer that realizes a "discharge of indebtedness" must include the amount of discharged indebtedness in taxable gross income to the extent that the indebtedness discharged exceeds any consideration given in exchange for such discharge. The Tax Code further provides that if a taxpayer is in a Title 11 case and the discharge of indebtedness is pursuant to a plan approved by the bankruptcy court, such discharge of indebtedness is not required to be included in gross income. Accordingly, the Debtors will not be required to include in their income any amounts resulting from any discharge of indebtedness. Discharge of indebtedness will arise to the extent Claims are discharged by the Debtors' payment of cash or distributions of other property with a fair market value less than the face amount of the Claims.

      Although discharge of indebtedness amounts are excluded from gross income, such amounts must be applied to reduce certain of the Debtors' tax attributes. In particular, assuming no election is made to reduce depreciable property first, any net operating loss for the taxable year of the discharge, and any NOL Carryovers to the taxable year are reduced. Thereafter, in most cases, the bases of property held on the first day of the year following the year of the discharge are reduced, provided the basis reduction may not exceed the excess of the aggregate of the bases of the property immediately after the discharge over the aggregate of the Debtors' liabilities after the discharge. The Debtors may elect to reduce the adjusted basis of the depreciable property they hold as of the beginning of the taxable year in which the discharge occurs before reducing the NOL Carryovers and other tax attributes. Net operating losses and the bases of property are reduced on a dollar-for-dollar basis regardless of whether an election is made to reduce the basis of depreciable property first.

C.    TAX CONSEQUENCES TO CREDITORS

      The tax consequences of the implementation of the Plan to a creditor will depend in part on whether the creditor's present debt constitutes a "security" for federal income tax purposes, the type of consideration received by the creditor in exchange for its Allowed Claim, whether the creditor reports income on the accrual or cash basis, whether the creditor receives consideration in more than one tax year of the creditor, whether the creditor is a resident of the United States, and whether all the consideration received by the creditor is deemed to be received by that creditor in an integrated transaction. The tax consequences of the receipt of cash or property that is allocable to interest are discussed below in the section entitled "Receipt of Interest."

      1.    CLAIMS CONSTITUTING SECURITIES

            A. DEFINITION OF SECURITY. The determination as to whether a Claim of any particular creditor constitutes a "security" for federal income tax purposes is based on the facts and circumstances surrounding the origin and nature of the claim and its maturity date. Generally, claims arising out of the extension of trade credit have been held not to be securities. Instruments with a five year term or less also rarely qualify as securities. On the other hand, bonds or debentures with an original term in excess of ten years have generally been held to be securities. The Debtors believe that the Senior Notes constitute securities but that the claims of the trade creditors probably do not constitute securities.


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               78

            B. RECEIPT OF STOCK OR SECURITIES. Section 354 of the Tax Code provides for nonrecognition of gain or loss by holders of securities of a corporation who exchange these claims only for new stock and securities pursuant to certain reorganizations. The nonrecognition rule of section 354 is not applicable if: (i) the principal amount of securities received exceeds the principal amount of securities surrendered; (ii) securities are received, but none are surrendered; or (iii) stock or securities are received for accrued interest.

            An unsecured creditor whose existing Claim constitutes securities may recognize gain (but not loss), if in addition to New Common Stock, it receives other property or money. The amount of such gain, if any, should equal the lesser of (i) the excess, if any, of the fair market value of any New Common Stock received over the basis of the creditor in its existing claim (other than any claim in respect of accrued interest); or (ii) the fair market value of the other property and money received.

            C. DETERMINATION OF CHARACTER OF GAIN. In the case of a creditor whose existing claim constitutes capital assets in his hands, the gain required to be recognized should be classified as a capital gain, other than amounts received on account of interest. It should be noted that Tax Code section 582(c) provides that the sale or exchange of a bond, debenture, note or certificate, or other evidence of indebtedness by a bank or certain other financial institutions will not be considered the sale or exchange of a capital asset. Accordingly, any gain recognized by such creditors as a result of the implementation of the Plan will be ordinary income, notwithstanding the nature of their claims. Any capital gain recognized by a creditor will be long-term capital gain with respect to those Claims for which the creditor's holding period is more than one year, and short-term capital gain with respect to such Claims for which the creditor's holding period is one year or less.

            D. TAX BASIS AND HOLDING PERIOD. The aggregate tax basis for any New Common Stock received, other than amounts received on account of interest, will be a substituted basis equal to the creditor's basis in the claim surrendered (other than any claims in respect of accrued interest), increased by any gain recognized on the exchange, and decreased by the fair market value of any other property or money received. The tax basis of any other property will be equal to such property's fair market value at the time of the exchange. If the creditor subsequently recognizes any gain on the sale or exchange of New Common Stock received, the gain recognized by such creditor on such sale or exchange will be treated as ordinary income to the extent of any bad debt deduction attributable to its claim, and thereafter, as capital gain provided that the New Common Stock constitutes a capital asset in the creditor's hands. The creditor's holding period for the New Common Stock will include the period during which such creditor held the security exchanged. The holding period for any other property will begin on the day following the day such property is deemed received.

            E. MARKET DISCOUNT WITH RESPECT TO SENIOR NOTES. Generally, a debt instrument will have "market discount" for federal income tax purposes if it is acquired after its original issuance for less than the issue price of such instrument plus the aggregate amount, if any, of original issue discount included in the income of all holders of such instrument prior to such acquisition. A holder of a Claim with market discount must treat any gain recognized with respect to the principal amount of such Claim on the satisfaction of such Claim pursuant to the Plan as ordinary income to the extent of the Claim's accrued market discount.

            A Noteholder holding a Senior Note with market discount must treat any gain recognized with respect to the principal amount of such Senior Note on the satisfaction of such Senior Note pursuant to the Plan as ordinary income to the extent of the Senior Note's accrued market discount. A Noteholder on an accrual basis will recognize ordinary income to the extent the consideration received that is allocable to accrued interest exceeds the amount of interest previously included in income, and will recognize a loss to the extent that the amount of interest previously

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               79
included in income exceeds the consideration that is allocated to such interest. It is unclear whether such a loss is capital or ordinary. Any other loss recognized by a Noteholder will generally be a capital loss.

      2.    CLAIMS NOT CONSTITUTING SECURITIES

            A. GAIN/LOSS ON EXCHANGE. A creditor whose existing Claim does not constitute a security will recognize gain or loss on the exchange of its existing claims (other than claims for accrued interest) for New Common Stock received equal to the difference between (i) the "amount realized" in respect of such claims and (ii) the creditor's tax basis in such claims. The "amount realized" will be equal to the fair market value of all New Common Stock received, less any amounts allocable to interest, unstated interest, or original issue discount.

            B. TAX BASIS AND HOLDING PERIOD. The aggregate tax basis in all New Common Stock received by a creditor will equal the amount realized on the receipt of such securities (other than amounts allocable to any accrued interest). Should the creditor subsequently recognize any gain on the sale or exchange of the New Common Stock received pursuant to the Plan, the gain recognized by such creditor on such sale or exchange will be treated as ordinary income to the extent of any bad debt deduction attributable to its claim, or ordinary loss claimed by it with respect to the exchange of its claim for New Common Stock pursuant to the Plan (to the extent properly attributable to such sale), and, thereafter, as capital gain, provided that the New Common Stock constitutes a capital asset in the creditor's hands.

            The holding period for the New Common Stock will begin on the day following the date such securities are deemed to be received.

      3.    CREDITORS RECEIVING SOLELY CASH

      A creditor who receives cash in full satisfaction of its Claim will be required to recognize gain or loss on the exchange. The creditor will recognize gain or loss equal to the difference between the amount realized in respect of such Claim and the creditor's tax basis in the Claim.

      4.    CONSIDERATION ALLOCABLE TO INTEREST OR ORIGINAL ISSUE DISCOUNT

      Consideration received by a creditor that is attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the creditor's existing Claims are capital assets in his hands or whether the exchange is pursuant to a tax reorganization.

      Part of the consideration received under the Plan in exchange for a Claim may be allocable to interest (including original issue discount) accrued while such creditor held the instrument underlying the Claim. If the consideration received with respect to a Claim is less than the amount of such Claim, there is some doubt as to how the consideration should be allocated between principal and such accrued interest. The Plan provides that consideration given in exchange for Senior Notes will be allocated first to principal and then, to the extent that such consideration exceeds the principal amount of such Claim, to accrued but unpaid interest.

      A holder of a Claim on an accrual basis will be required to recognize ordinary income to the extent the consideration received that is allocable to accrued interest exceeds the amount of interest previously included in income, and will recognize a loss to the extent that the amount of interest previously included in income exceeds the consideration that is allocated to such interest. It is unclear whether such a loss is capital or ordinary.


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               80

      5.    BACKUP WITHHOLDING

      Under the Tax Code, interest, dividends and other "reportable payments" may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Withholding generally applies if the holder: (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.


                                     XIV.

                                  CONCLUSION

      This Disclosure Statement has attempted to provide information regarding the Debtors' estates and the potential benefits that might accrue to holders of Claims against and Interests in the Debtors under the Plan as proposed. The Plan is the result of extensive efforts by the Debtors, their advisors, and management to provide the creditors with a meaningful dividend. The Debtors believe that the Plan is feasible and will provide each holder of a Claim against the Debtors with an opportunity to receive greater benefits than those that would be received by termination of the Debtors' business and the liquidation of their assets, or by any alternative plan or sale of the business to a third party. The Debtors, therefore, hereby urge you to vote in favor of the Plan.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE CONFIRMATION HEARING, WHICH IS SCHEDULED TO COMMENCE ON DECEMBER 5, 2000, AT 10:00 A.M. DALLAS TEXAS TIME, YOU MUST SIGN, DATE, AND MAIL YOUR BALLOT AS SOON AS POSSIBLE FOR THE PURPOSE OF HAVING YOUR VOTE COUNT AT SUCH HEARING. ALL VOTES MUST BE RETURNED TO THE SOLICITATION AGENT: LAIN FAULKNER & CO., 400 N. ST. PAUL STREET, SUITE 600, DALLAS, TEXAS 75201, TELEPHONE (214) 720-1929, TELECOPY (214) 720-1450,
ATTENTION: DENNIS FAULKNER, AS INDICATED ON THE BALLOT ON OR BEFORE 4:00 P.M. DALLAS TEXAS TIME ON NOVEMBER 14, 2000. ANY BALLOT WHICH IS ILLEGIBLE OR WHICH FAILS TO DESIGNATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE COUNTED AS A VOTE IN FAVOR OF THE PLAN.


FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000               81

Dated: October 10, 2000.


KITTY HAWK, INC.                        OK TURBINES, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession


/S/ TILMON J. REEVES                    /S/ TILMON J. REEVES
-------------------------------------   -------------------------------------
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer



KITTY HAWK AIRCARGO, INC.               LONGHORN SOLUTIONS, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession


/S/ TILMON J. REEVES                    /S/ TILMON J. REEVES
-------------------------------------   -------------------------------------
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer



KITTY HAWK CHARTERS, INC.               AIRCRAFT LEASING, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession


/S/ TILMON J. REEVES                    /S/ TILMON J. REEVES
-------------------------------------   -------------------------------------
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer



KITTY HAWK INTERNATIONAL, INC.          AMERICAN INTERNATIONAL TRAVEL, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession


/S/ TILMON J. REEVES                    /S/ TILMON J. REEVES
-------------------------------------   -------------------------------------
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer



KITTY HAWK CARGO, INC.                  FLIGHT ONE LOGISTICS, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession


/S/ TILMON J. REEVES                    /S/ TILMON J.REEVES
-------------------------------------   -------------------------------------
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000

Robert D. Albergotti                         John D. Penn                                     Sarah B. Foster
State Bar No. 00969800                       State Bar No. 15752300                           State Bar No. 07297500
Haynes and Boone, LLP                        Haynes and Boone, LLP                            Haynes and Boone, LLP
901 Main Street, Suite 3100                  201 Main Street, Suite 2200                      600 Congress Ave., Suite 1600
Dallas, Texas 75202                          Fort Worth, Texas 76102                          Austin, Texas 78701
Tel. No. (214) 651-5000                      Direct Tel. No. (817) 347-6610                   Tel. No. (512) 867-8400
Fax No. (214) 651-5940                       Direct Fax No. (817) 348-2300                    Fax No. (512) 867-8470

/S/ JOHN D. PENN
------------------------------------
Robert D. Albergotti (No. 00969800)
John D. Penn (No. 15752300)
Sarah B. Foster (No. 07297500)

COUNSEL TO THE DEBTORS AND THE DEBTORS-IN-POSSESSION

FINAL DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE DEBTORS' JOINT PLAN OF REORGANIZATION DATED OCTOBER 10, 2000

                                  EXHIBIT "A"
                PROJECTIONS OF REORGANIZED DEBTOR'S OPERATIONS
          MANAGEMENT DISCUSSION OF THE PRO FORMA FINANCIAL STATEMENTS

The Company's management has prepared the following financial projections. While management believes the underlying assumptions to be reasonably accurate, a large percentage of these assumptions are based solely upon management's industry experience and judgment. Therefore, the Company can give no assurance that such assumptions will prove to be correct. Persons interested in a transaction with the Company should conduct their own due diligence as to the accuracy and completeness of these assumptions and financial projections before making such investment.

The forecasts detailed herein are provided for informational purposes only, and are based on estimates and assumptions made at the date of this Memorandum. The Company has no responsibility to update these forecasts for subsequent influences or events that may modify or change certain forecast results. The Company will provide more revenue and expense detail to investors interested in pursuing a transaction with the Company.

The Company currently operates a fleet of B727-200F aircraft some of which are nearing the end of their economic useful life, primarily as a result of the increased maintenance costs associated with operating older aircraft. As a result, the Company is initiating an aggressive fleet renewal program that it believes will reduce the overall maintenance costs of its B727-200F fleet and increase its operational reliability. The following table summarizes the Company's aggressive fleet renewal program:




                         B727 Composition (End of Year)
--------------------------------------------------------------------------------
Vintage                             2000    2001    2002    2003    2004    2005
--------------------------------    ----    ----    ----    ----    ----    ----
1969 and Earlier ...............      17      14       9       6       2    --
1973 to 1979 ...................      18      18      18      18      18      18
1980 and Later` ................       3       8      13      16      20      22
                                    ----    ----    ----    ----    ----    ----
                                      38      40      40      40      40      40

In order to execute this fleet renewal program the Company will require additional financing. The Company believes that the disposition of the older vintage aircraft units will approximate the equity necessary for the replacement units. The Company has assumed that additional units both replacement units and growth units acquired through year-end 2002 will be financed pursuant to debt structures and those acquisitions after 2003 will be financed pursuant to operating lease structures. The following table summarizes the capital requirements to fund the Company's proposed fleet renewal program:

                                                  FLEET RENEWAL PROGRAM
------------------------------------------------------------------------------------------------------------------------------------
                                                          2001              2002             2003            2004             2005
                                                         -------          -------          -------          -------          -------
Replaced Units ................................                3                5                3                4                2
Proceed from Dispostion .......................          $10,125          $14,675          $ 6,917          $ 7,583          $ 2,833
Proceeds from Acquisition(1) ..................            5,760            9,150             --               --               --
Proceeds from Leased/AC .......................             --               --                609              772              364
                                                         -------          -------          -------          -------          -------
Net Cash Proceeds/(Needs) .....................          $ 4,365          $ 5,525          $ 6,308          $ 6,811          $ 2,469
                                                         =======          =======          =======          =======          =======

EXHIBIT "A" - Page 1

Summary of Major Assumptions

GENERAL

All values are expressed in nominal dollars (subject to an assumed 2.5 percent per annum inflation assumption). These pro forma results assume that the Company is a taxpayer, however, the Company has not yet determined its net tax paying position upon emergence from bankruptcy. Currently, the Company has an estimated NOL that exceeds $100.0 million. The ability of the Company to retain any portion of this NOL may impact these pro forma results and thus the overall valuation of the Company. Generally, the assumptions used to derive these pro forma operating results are based on historical experience of the Company. The Company believes that these projections can be improved upon emergence from bankruptcy, primarily as a result of a more strategically focused business plan.

OPERATING REVENUES

Over the projection period, management believes that that it will be able to steadily improve total revenues as a result of an overall growth in the air cargo industry. On a consolidated basis revenues are projected to increase from $394.9 million in 2001 to $499.9 million in 2005, representing a CAGR of 4.8%. This revenue growth is detailed as follows:

      The scheduled business is assumed to increase from $212.1 million in 2001 to $289.2 million in 2005, representing a CAGR of 6.4%. This growth rate is a combination of increased freight on the scheduled system (assumed at 4.0% per annum) as well as a yield increase (assumed at 2.5% per annum).

      The USPS business line is assumed to increase from $151.1 million in 2001 to $172.8 million in 2005, representing a CAGR of 2.7%. This growth rate is substantially a result of two additional units added to this business line beginning in September 2001. No other revenue growth is assumed in this business line other than inflation increases resulting from the terminal handling portion f this business line. The Company believes that this business line can further be expanded with additional resources.

      The ACMI business line is assumed to increase form $31.7 million in 2001 to $37.9 million in 2005 representing a CAGR of 3.6%. This growth is substantially a result of an assumed 5% price increase beginning in 2002, upon expiration of the existing contract with BAX Global. Growth is assumed to be at the rate of inflation thereafter. Additional revenue growth is generated from the assumption that as the Company replaces its fleet of lightweight B727 aircraft with heavyweight B727 aircraft the customer will derive increased utilization and higher rates. This assumption is based on the historical experience of the Company. These pro forma results have been adjusted for seasonality based on the Company's historical experience.

The ability of the Company to grow it revenue base will be impacted by a number of factors. The key factors are highlighted below:

MARKET SHARE
Management believes that in order to realize its projected revenue growth in the scheduled overnight air freight business it will have to obtain market share from its competitors.

YIELD MANAGEMENT
In order to increase yields above those assumed in these projections, the Company believes that it may be advisable to install a sophisticated yield management system to assist in driving yields upward. Additionally, the Company believes that as it demonstrates an improved reliability, the demand for its priority delivery product will increase, thereby increasing the overall yield.

OPERATING EXPENSES

EXHIBIT "A" - Page 2

During the projection period, management expects operating expenses on a consolidated basis (including depreciation and amortization), to grow from $355.7 million in 2001 to $429.8 million in 2005, representing a CAGR of 3.9%. This growth is at a slower rate that total revenues projected to grow at a CAGR of approximately 4.9% through 2005. Therefore, total operating expenses as a percentage of total revenues are projected to decrease from 90.1% in 2001 to 86.0% in 2005. The major components of the total expenses include salaries and wages, fuel costs, aircraft maintenance, aircraft rentals and expenses relating to operating a hub and spoke operation. The chart below summarizes these major cost components and their percentage of total revenue.

                                                                      OPERATING EXPENSE AS A % OF TOTAL REVENUE
                                                   --------------------------------------------------------------------------------
                                                       2001             2002             2003             2004             2005
                                                   ------------     ------------     ------------     ------------     ------------
Aircraft Rentals ..............................             4.1%             3.7%             4.0%             4.6%             5.0%
Flight Crews ..................................            10.1%             9.6%             9.5%             9.3$             9.1%
Aircraft Maintenance ..........................            15.3%            15.1%            14.5%            14.1%            13.9%
Ground Handling and Trucking ..................            13.1%            13.4%            13.5%            13.6%            13.8%
Fuel ..........................................             9.4%             9.5%             9.0%             8.5%             8.2%
A300 ACMI Expenses ............................             9.3%            11.0%            11.8%            11.9%            11.6%
                                                   ============     ============     ============     ============     ============
  Sub-total Operating Expenses ................            61.3%            62.3%            62.3%            62.0%            61.6%

AIRCRAFT RENT EXPENSE
The Company has assumed that any fleet decisions with respect to the B727-200F fleet after 2002 will be financed on an operating lease basis. This assumption is based on the belief that the Company does not want to speculate on the long-term viability of the B727-200F freighter. While there currently is no replacement for the B727-200F, alternatives, including the B737 and B757 aircraft types, are emerging as potential candidates albeit several years from being economically viable, primarily due to high currently high capital costs.

FLIGHT CREWS
The Company has historically had a high turnover in its flight crews as demand from the major passenger air carriers continues to outpace supply. As a result the Company typically has a high number of training sessions for new crewmembers. Additionally, the Company has historically devoted significant resources to a travel budget for its crew members in a large amount of its annual expenses in travel expenses incurred a large amount The Company has initiated a revised crew scheduling policy that it believes will substantially reduce its historically high travel costs associated with moving crews in support of its operation. Additionally, the projections assume 3 crews (9 crew members) per aircraft to meet the operating and training requirements of the Company.

AIRCRAFT MAINTENANCE
These projections assume the Company's historical maintenance approximates future performance. Currently, the Company's fleet of aging B727-200F aircraft requires an extensive amount of aging aircraft inspections and maintenance requirements. However, the Company believes that by embarking on a fleet renewal program that it will be able to reduce its overall maintenance costs. These projections do not attempt to quantify such benefits.

GROUND HANDLING AND TRUCKING
This operating expense is directly related to the amount of freight that the Company can deliver through its scheduled freight system and to a lesser extent the USPS terminal handling portion of a USPS contract. These projections assume the Company's historical experience is indicative of its future performance.

EXHIBIT "A" - Page 3

FUEL
The Company has assumed that the price of fuel (including into-plane costs) is constant at $0.97 cents per gallon and that the fuel burn associated with both the B727-200F and A300F remain as historically experienced. The addition of units is substantially completed by 2002 and the overall aircraft utilization stabilizes throughout the projection period. As a result, total fuel expense remains relatively constant throughout the projection period.

A300F ACMI AIRCRAFT
The Company has assumed that it will continue to operate its existing fleet of A300F aircraft, which are operated under wet-lease ACMI contracts with a third party. Additionally, the Company assumes that it will add A300F aircraft under similar contracts with other third parties. The Company believes that obtaining these aircraft under similar arrangements allows it the flexibility to access these domestic wide-body freighters without having to take ownership and maintenance risks associated with this relatively new freighter variant.

AIRCRAFT ACQUISITION ASSUMPTIONS

As stated earlier, the Company is embarking on an aggressive fleet renewal program. Fleet acquisitions through year-end 2002 are assumed to be financed pursuant to a debt structure based on a 70% advance rate fully-amortizing over seven years. Aircraft acquisitions after 2002 are assumed to be financed pursuant to an operating lease structure at a 1.75% rental factor. Acquisition prices for B727-200F aircraft are assumed at $6.4 million in 2001 falling to $5.2 million in 2005.

BALANCE SHEET ASSUMPTIONS

As a result of the bankruptcy filing the Company will have be required to adopt "fresh-start" accounting which will require the reorganized Company to mark its assets and liabilities to market value based upon its post-emergence equity valuation. The Company has assumed that as a result of this accounting principal an intangible asset entitled Assets in Excess of Reorganized Value will be created and amortized over forty years.

The opening balance sheet assumed as of December 31, 2000 is the Company's current best estimate as to its financial position as of this date. Of significant interest is the assumption as to the financing of the C-Net contract. The Company has assumed that it will use $20.0 million of its cash balance to secure a significant portion of the expenses associated with executing this contract. The balance (assumed at $46.0 million) is assumed to be funded pursuant to normal credit terms from its vendors.

EXIT FINANCING
The Company intends to acquire two forms of exit financing (i) a $60.0 million terms loan secured by 24 B727-200F aircraft and (ii) a $50.0 million revolving credit facility secured by accounts receivable and inventory. The term loan is assumed to be amortized over five years and requires additional principal reduction as a result of the B727-200F collateral retirements pursuant to the Company's fleet renewal program. As a result, the average life of the term loan is 39 months. The revolving credit facility is secured by the accounts receivable and inventory of the Company. The Company has assumed that it will be able to achieve an advance rate of (i) 80% of its total accounts receivable balance and that 95% of its total accounts receivable balance will be considered eligible and (ii) 45% of its total rotable inventory balance and that 90% of its total rotable inventory balance will be considered eligible.

CAPITALIZED EXPENDITURES
Capitalized expenditures are assumed to consist of heavy maintenance ("D"-Check) requirements, assumed at two units per year. Additional capital expenditures are assumed to be equal to the depreciated amount of the rotable inventory, or approximately $144 thousand per month.

EXHIBIT "A" - Page 4

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
CONSOLIDATED BUSINESS LINES
(000'S)

                                                                          PROJECTED
                                    -------------------------------------------------------------------------------------
                                       2001              %           2002            %             2003             %
                                    ----------      ----------    ----------     ----------     ----------     ----------
REVENUES:
    Scheduled
    Services ...................    $  212,124           53.7%    $  240,229           54.7%    $  255,786           55.8%

    USPS .......................       151,077           38.3%       166,196           37.9%       168,357           36.7%

    ACMI .......................        31,620            8.0%        32,488            7.4%        34,032            7.4%

      Total Operating
      Revenue ..................       394,822          100.0%     438,913 1           00.0%       458,175          100.0%

OPERATING
EXPENSES:
    B727 Operating
    Expenses
      Aircraft
      Rentals ..................        16,116            4.1%        16,105            3.7%        18,365            4.0%
      Flight Crew (Salaries,
      Wages, & Benefits) .......        39,724           10.1%        42,252            9.6%        43,322            9.5%

      Maintenance ..............        60,392           15.3%        66,130           15.1%        66,330           14.5%

      Insurance ................         1,569            0.4%         1,669            0.4%         1,711            0.4%
    Transportation Related
    Expenses
      Ground Handling and
      Trucking .................        51,533           13.1%        58,829           13.4%        62,030           13.5%
      Peak Season
      Expenses .................        46,000           11.7%        47,164           10.7%        48,358           10.6%
    Other Aircraft Related
    Expenses

      Fuel .....................        37,271            9.4%        41,532            9.5%        41,350            9.0%

      A300 ACMI Expenses .......        36,561            9.3%        48,098           11.0%        54,001           11.8%
      Aircraft & Traffic
      Handling .................         2,177            0.6%         2,446            0.6%         2,491            0.5%
      Landing/Parking/De-Icing
      Charges ..................        13,272            3.4%        14,632            3.3%        14,978            3.3%
    Other Operational Related
    Expenses

      Scheduled Related Expenses         6,125            1.6%         6,186            1.4%         6,249            1.4%
      Postal Related
      Expenses .................         1,255            0.3%         1,286            0.3%         1,319            0.3%
    General and Administrative
    Expenses

      Scheduled Related Expenses         3,792            1.0%         3,888            0.9%         3,986            0.9%
      Postal Related
      Expenses .................           409            0.1%           420            0.1%           430            0.1%

                                                            PROJECTED
                                    --------------------------------------------------------
                                       2004            %              2005             %
                                    ----------     ----------      ----------     ----------
REVENUES:
    Scheduled
    Services ...................    $  272,066           56.8%    $  289,246            57.8%

    USPS .......................       170,573           35.6%       172,845            34.6%

    ACMI .......................        36,691            7.7%        37,916             7.6%

      Total Operating
      Revenue ..................       479,330          100.0%        500,007          100.0%

OPERATING
EXPENSES:
    B727 Operating
    Expenses
      Aircraft
      Rentals ..................        22,231            4.6%        24,855             5.0%
      Flight Crew (Salaries,
      Wages, & Benefits) .......        44,418            9.3%        45,543             9.1%

      Maintenance ..............        67,634           14.1%        69,405            13.9%

      Insurance ................         1,754            0.4%         1,799             0.4%
    Transportation Related
    Expenses
      Ground Handling and
      Trucking .................        65,370           13.6%        68,884            13.8%
      Peak Season
      Expenses .................        49,583           10.3%        50,838            10.2%
    Other Aircraft Related
    Expenses

      Fuel .....................        40,964            8.5%        40,859             8.2%

      A300 ACMI Expenses .......        56,802           11.9%        58,159            11.6%
      Aircraft & Traffic
      Handling .................         2,550            0.5%         2,615             0.5%
      Landing/Parking/De-Icing
      Charges ..................        15,347            3.2%        15,718             3.1%
    Other Operational Related
    Expenses

      Scheduled Related Expenses         6,313            1.3%         6,379             1.3%
      Postal Related
      Expenses .................         1,352            0.3%         1,386             0.3%
    General and Administrative
    Expenses

      Scheduled Related Expenses         4,087            0.9%         4,191             0.8%
      Postal Related
      Expenses .................           441            0.1%           452             0.1%

EXHIBIT "A" - Page 5

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
CONSOLIDATED BUSINESS LINES
(000'S)

                                                                          PROJECTED
                                    --------------------------------------------------------------------------------------
                                       2001              %           2002            %             2003             %
                                    ----------      ----------    ----------     ----------     ----------     ----------
      Depreciation and
      Amortization .............        16,487            4.2%        17,541            4.0%        16,897            3.7%
      General and Administrative
      Expenses .................        23,000            5.8%        23,269            5.3%        23,546            5.1%


        Total Operating Expenses       355,681           90.1%       391,449           89.2%       405,363           88.5%


    EBIT .......................    $   39,140            9.9%    $   47,464           10.8%    $   52,812           11.5%

Interest
Income/(Expense):
    Interest Income (Prior Month
    End. Cash Bal.) ............           467            0.1%           919            0.2%         1,896            0.4%
    Interest
    Expense ....................        (6,694)          -1.7%         (4,450)         -1.0%         (3,079)         -0.7%
      Total Interest
      Income/(Expense): ........        (6,226)          -1.6%         (3,531)         -0.8%         (1,183)         -0.3%

EARNINGS BEFORE
TAXES ..........................        32,914            8.3%        43,933           10.0%        51,629           11.3%


      Income Tax Expense .......        13,166            3.3%        17,573            4.0%        20,651            4.5%

NET
INCOME .........................    $   19,748            5.0%    $   26,360            6.0%    $   30,977            6.8%


    EBITDA .....................    $   55,627           14.1%    $   65,005           14.8%    $   69,709           15.2%


    EBITDAR ....................    $   71,743           18.2%    $   81,110           18.5%    $   88,074           19.2%

                                                            PROJECTED
                                    --------------------------------------------------------
                                       2004            %              2005             %
                                    ----------     ----------      ----------     ----------
      Depreciation and
      Amortization .............        15,429            3.2%        14,585             2.9%
      General and Administrative
      Expenses .................        23,829            5.0%        24,119             4.8%


        Total Operating Expenses       418,105           87.2%       429,788            86.0%


    EBIT .......................    $   61,225           12.8%    $   70,220            14.0%

Interest
Income/(Expense):
    Interest Income (Prior Month
    End. Cash Bal.) ............         3,187            0.7%         5,173             1.0%
    Interest
    Expense ....................        (1,036)          -0.2%            (1)            0.0%
      Total Interest
      Income/(Expense): ........         2,150            0.4%         5,171             1.0%

EARNINGS BEFORE
TAXES ..........................        63,375           13.2%        75,391            15.1%


      Income Tax Expense .......        25,350            5.3%        30,156             6.0%

NET
INCOME .........................    $   38,025            7.9%    $   45,235             9.0%


    EBITDA .....................    $   76,654           16.0%    $   84,805            17.0%


    EBITDAR ....................    $   98,884           20.6%    $  109,660            21.9%

EXHIBIT "A" - Page 6

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
SCHEDULED BUSINESS LINE
(000'S)

                                                                             PROJECTED
                                         -----------------------------------------------------------------------------------
                                           2001            %             2002           %             2003           %
                                         ----------    ----------     ----------    ----------     ----------    ----------
   Scheduled
   Freight ..........................    $  209,184          98.6%    $  237,215          98.7%    $  252,695          98.8%

   Other Scheduled Revenue ..........          2940           1.4%         3,014           1.3%         3,091           1.2%
     TOTAL
     REVENUE ........................       212,124         100.0%        240229         100.0%       255,786         100.0%

   Aircraft
   Rentals ..........................         5,148           2.4%         4,959           2.1%         5,918           2.3%
   Flight crews (Salaries and Travel
   Related) .........................        16,706           7.9%        17,129           7.1%        17,563           6.9%

   Maintenance - Line/Labor .........         7,337           3.5%         7,434           3.1%         6,996           2.7%
   Insurance -
   Aircraft/Inventory ...............           660           0.3%           676           0.3%           694           0.3%
   Heavy Maintenance -
   Reserves .........................         9,952           4.7%        10,084           4.2%         9,490           3.7%

       Total B727 Operating Expenses         39,803          18.8%        40,282          16.8%        40,661          15.9%

SCHEDULED RELATED EXPENSES:
   Transportation Related
     Ground Handling -
     Outsourced .....................        16,908           8.0%        19,173           8.0%        20,425           8.0%
     Ground Handling -
     Internal .......................        10,836           5.1%        12,288           5.1%        13,090           5.1%

     Trucking .......................         6,424           3.0%         7,284           3.0%         7,760           3.0%
     Contract
     Labor ..........................         3,604           1.7%         4,087           1.7%         4,353           1.7%
       Total Transportation Related
       Expenses .....................        37,771          17.8%        42,833          17.8%        45,628          17.8%

   Other Aircraft Related
   Expenses

     Fuel ...........................        37,271          17.6%        41,532          17.3%        41,350          16.2%

     A300 ACMI ......................        36,561          17.2%        48,098          20.0%        54,001          21.1%
     Landing Fees (B727
     and A300) ......................         5,354           2.5%         5,965           2.5%         6,082           2.4%
     Parking Fees (B727
     and A300) ......................           621           0.3%           671           0.3%           669           0.3%

     De-Icing .......................         6,100           2.9%         6,323           2.6%         6,511           2.5%
       Total Other Aircraft Related
       Expenses .....................        85,906          40.5%       102,589          42.7%       108,612          42.5%

   Other Operational Related Expenses

     Rent ...........................         3,708           1.7%         3,708           1.5%         3,708           1.4%

     Utilities ......................           990           0.5%         1,015           0.4%         1,041           0.4%
     Other Operations
     Expenses .......................         1,426           0.7%         1,463           0.6%         1,500           0.6%

     Scheduled G&A Expenses .........         3,792           1.8%         3,888           1.6%         3,986           1.6%

                                                                PROJECTED
                                         ------------------------------------------------------
                                             2004            %            2005           %
                                          ----------    ----------     ----------    ----------
   Scheduled
   Freight ..........................     $  268,897          98.8%    $  285,997          98.9%

   Other Scheduled Revenue ..........          3,169           1.2%          3249           1.1%
     TOTAL
     REVENUE ........................        272,066         100.0%        289246         100.0%

   Aircraft
   Rentals ..........................          7,559           2.8%          8631           3.0%
   Flight crews (Salaries and Travel
   Related) .........................         18,007           6.6%         18463           6.4%

   Maintenance - Line/Labor .........          6,873           2.5%         7,029           2.4%
   Insurance -
   Aircraft/Inventory ...............            711           0.3%           729           0.3%
   Heavy Maintenance -
   Reserves .........................          9,323           3.4%         9,534           3.3%

       Total B727 Operating Expenses          42,473          15.6%        44,386          15.3%

SCHEDULED RELATED EXPENSES:
   Transportation Related
     Ground Handling -
     Outsourced .....................         21,734           8.0%        23,116           8.0%
     Ground Handling -
     Internal .......................         13,930           5.1%        14,815           5.1%

     Trucking .......................          8,257           3.0%         8,783           3.0%
     Contract
     Labor ..........................          4,632           1.7%         4,927           1.7%
       Total Transportation Related
       Expenses .....................         48,553          17.8%        51,641          17.9%

   Other Aircraft Related
   Expenses

     Fuel ...........................         40,964          15.1%        40,859          14.1%

     A300 ACMI ......................         56,802          20.9%        58,159          20.1%
     Landing Fees (B727
     and A300) ......................          6,215           2.3%         6,356           2.2%
     Parking Fees (B727
     and A300) ......................            675           0.2%           691           0.2%

     De-Icing .......................          6,697           2.5%         6,867           2.4%
       Total Other Aircraft Related
       Expenses .....................        111,355          40.9%       112,932          39.0%

   Other Operational Related Expenses

     Rent ...........................          3,708           1.4%         3,708           1.3%

     Utilities ......................          1,067           0.4%         1,094           0.4%
     Other Operations
     Expenses .......................          1,538           0.6%         1,576           0.5%

     Scheduled G&A Expenses .........          4,087           1.5%         4,191           1.4%

EXHIBIT "A" - Page 7

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
SCHEDULED BUSINESS LINE
(000'S)

                                                                             PROJECTED
                                         ----------------------------------------------------------------------------------
                                           2001            %             2002           %             2003           %
                                         ----------    ----------     ----------    ----------     ----------    ----------
        Total Other Operational
        Related Expenses ............         9,917           4.7%        10,074           4.2%        10,235           4.0%


     Total Scheduled Related Expenses       133,594          63.0%       155,495          64.7%       164,475          64.3%

       GROSS
       PROFIT .......................        38,727          18.3%        44,452          18.5%        50,650          19.8%

ALLOCATED
OVERHEAD
   Depreciation &
   Amortization .....................         6,321           3.0%         6,360           2.6%         5,968           2.3%
   Aircraft and Traffic Handling
   Expenses .........................           853           0.4%           953           0.4%           960           0.4%
   Allocated Ownership of B727 "Hot"
   Spares ...........................         1,359           0.6%         1,359           0.6%         1,337           0.5%
   Allocated Ownership of B727 Mx
   Spares ...........................         1,019           0.5%         1,019           0.4%         1,003           0.4%
   General and Administrative
   Expenses .........................        12,357           5.8%        12,357           5.1%        12,357           4.8%

       TOTAL COST OF
       ALLOCATIONS ..................        21,909          10.3%        22,048           9.2%        21,625           8.5%


   EBIT .............................    $   16,817           7.9%    $   22,404           9.3%    $   29,025          11.3%


   EBITDA ...........................    $   23,138          10.9%    $   28,763          12.0%    $   34,993          13.7%


   EBITDAR ..........................    $   30,664          14.5%    $   36,100          15.0%    $   43,250          16.9%
                                                               PROJECTED
                                         -----------------------------------------------------
                                            2004            %            2005           %
                                         ----------    ----------     ----------    ----------
        Total Other Operational
        Related Expenses ............        10,400           3.8%        10,570           3.7%


     Total Scheduled Related Expenses       170,308          62.6%       175,143          60.6%

       GROSS
       PROFIT .......................        59,285          21.8%        69,717          24.1%

ALLOCATED
OVERHEAD
   Depreciation &
   Amortization .....................         5,241           1.9%         4,768           1.6%
   Aircraft and Traffic Handling
   Expenses .........................           970           0.4%           992           0.3%
   Allocated Ownership of B727 "Hot"
   Spares ...........................         1,286           0.5%         1,265           0.4%
   Allocated Ownership of B727 Mx
   Spares ...........................           965           0.4%           949           0.3%
   General and Administrative
   Expenses .........................        12,357           4.5%        12,357           4.3%

       TOTAL COST OF
       ALLOCATIONS ..................        20,820           7.7%        20,331           7.0%


   EBIT .............................    $   38,465          14.1%    $   49,386          17.1%


   EBITDA ...........................    $   43,706          16.1%    $   54,154          18.7%


   EBITDAR ..........................    $   53,517          19.7%    $   64,999          22.5%

EXHIBIT "A" - Page 8

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
USPS BUSINESS LINE
(000'S)

                                                                          PROJECTED
                                      -----------------------------------------------------------------------------------
                                         2001           %             2002           %             2003           %
                                      ----------    ----------     ----------    ----------     ----------    ----------
Revenues:
    USPS Line
    Haul .........................    $   70,123          46.4%    $   80,818          48.6%    $   80,818          48.0%

    USPS Ground Handling .........        25,954          17.2%        28,985          17.4%        29,719          17.7%

    Peak Season Revenue ..........        55,000          36.4%        56,392          33.9%        57,820          34.3%
      Total ......................
      Revenue ....................       151,077         100.0%       166,196         100.0%       168,357         100.0%

B727 Operating Expenses:
    Aircraft
    Rentals ......................         4,682           3.1%         4,959           3.0%         5,918           3.5%
    Flight crews (Salaries and
    Travel Related) ..............        15,221          10.1%        17,129          10.3%        17,563          10.4%
    Maintenance -
    Line/Labor ...................        12,747           8.4%        14,945           9.0%        15,323           9.1%

    Insurance - Aircraft/Inventory           601           0.4%           676           0.4%           694           0.4%

    Heavy Maintenance - Reserves .        17,291          11.4%        20,272          12.2%        20,786          12.3%
      Total B727 Operating
      Expenses ...................        50,542          33.5%        57,982          34.9%        60,283          35.8%

Postal Related Expenses:

    Peak Season Expenses .........        46,000          30.4%        47,164          28.4%        48,358          28.7%
    Terminal
    Handling .....................        13,761           9.1%        15,997           9.6%        16,402           9.7%

    Landing Fees .................         1,197           0.8%         1,674           1.0%         1,716           1.0%
    Other Operations
    Expenses .....................         1,255           0.8%         1,286           0.8%         1,319           0.8%
    General and
    Administrative ...............           409           0.3%           420           0.3%           430           0.3%
      Total Postal Related
      Expenses ...................        62,622          41.2%        66,541          39.8%        68,226          40.3%

    Depreciation &
    Amortization .................         5,908           3.9%         6,458           3.9%         6,066           3.6%
    Aircraft and Traffic Handling
    Expenses .....................           923           0.6%         1,082           0.7%         1,109           0.7%

      Total Cost of
      Revenues ...................       119,995          79.2%       132,063          79.2%       135,684          80.3%

      Gross
      Profit .....................        31,082          20.8%        34,133          20.8%        32,673          19.7%

Allocation of Overhead
    B727 Maintenance
    Spare ........................         1,019           0.7%         1,019           0.6%         1,003           0.6%
    General and Administrative
    Expenses .....................         8,801           5.8%         9,024           5.4%         9,252           5.5%


    EBIT .........................    $   21,262          14.3%    $   24,090          14.7%    $   22,418          13.6%


    EBITDA .......................    $   27,170          19.1%    $   30,548          20.1%    $   28,485          22.2%


    EBITDAR ......................    $   32,871          22.9%    $   36,526          23.7%    $   35,405          26.3%

                                      -----------------------------------------------------
                                         2004           %             2005           %
                                      ----------    ----------     ----------    ----------
Revenues:
    USPS Line
    Haul .........................    $   80,818          47.4%    $   80,818          46.8%

    USPS Ground Handling .........        30,471          17.9%        31,243          18.1%

    Peak Season Revenue ..........        59,284          34.8%        60,784          35.2%
      Total ......................                                                        %
      Revenue ....................       170,573         100.0%       172,845         100.0

B727 Operating Expenses:
    Aircraft
    Rentals ......................         7,559           4.4%         8,631           5.0%
    Flight crews (Salaries and
    Travel Related) ..............        18,007          10.6%        18,463          10.7%
    Maintenance -
    Line/Labor ...................        15,711           9.2%        16,109           9.3%

    Insurance - Aircraft/Inventory           711           0.4%           729           0.4%

    Heavy Maintenance - Reserves .        21,312          12.5%        21,851          12.6%
      Total B727 Operating
      Expenses ...................        63,300          37.1%        65,783          38.1%

Postal Related Expenses:

    Peak Season Expenses .........        49,583          29.1%        50,838          29.4%
    Terminal
    Handling .....................        16,817           9.9%        17,243          10.0%

    Landing Fees .................         1,760           1.0%         1,804           1.0%
    Other Operations
    Expenses .....................         1,352           0.8%         1,386           0.8%
    General and
    Administrative ...............           441           0.3%           452           0.3%
      Total Postal Related
      Expenses ...................        69,953          40.8%        71,724          41.2%

    Depreciation &
    Amortization .................         5,340           3.1%         4,867           2.8%
    Aircraft and Traffic Handling
    Expenses .....................         1,137           0.7%         1,166           0.7%

      Total Cost of
      Revenues ...................       139,730          81.7%       143,540          82.8%

      Gross
      Profit .....................        30,843          18.3%        29,305          17.2%

Allocation of Overhead
    B727 Maintenance
    Spare ........................           965           0.6%           949           0.5%
    General and Administrative
    Expenses .....................         9,486           5.6%         9,726           5.6%


    EBIT .........................    $   20,391          12.2%    $   18,630          11.0%


    EBITDA .......................    $   25,732          24.9%    $   23,497          27.0%


    EBITDAR ......................    $   34,256          29.9%    $   33,077          32.6%

EXHIBIT "A" - Page 9

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
ACMI BUSINESS LINE
(000'S)

                                                                          PROJECTED
                                      ----------------------------------------------------------------------------------
                                         2001           %             2002           %             2003           %
                                      ----------    ----------     ----------    ----------     ----------    ----------
Revenues:
   ACMI ..........................    $   31,620         100.0%    $   32,488         100.0%    $   34,032         100.0%
     Total
     Revenue .....................        31,620         100.0%        32,488         100.0%        34,032         100.0%

B727 OPERATING
EXPENSES:
   Aircraft
   Rentals .......................         2,413           7.6%         2,314           7.1%         2,719           8.0%
   Flight crews (Salaries and
   Travel Related) ...............         7,796          24.7%         7,994          24.6%         8,196          24.1%
   Maintenance -
   Line/Labor ....................         5,544          17.5%         5,685          17.5%         5,828          17.1%

   Insurance - Aircraft/Inventory            308           1.0%           316           1.0%           324           1.0%

   Heavy Maintenance - Reserves ..         7,521          23.8%         7,711          23.7%         7,906          23.2%


     Total B727 Operating Expenses        23,582          74.6%        24,019          73.9%        24,974          73.4%

       Gross
       Profit ....................         8,038          25.4%         8,469          26.1%         9,058          26.6%

Allocation of Overhead

   Depreciation & Amortization ...         2,697           8.5%         2,719           8.4%         2,553           7.5%
   Aircraft and Traffic Handling
   Expenses ......................           401           1.3%           411           1.3%           422           1.2%
    B727 Maintenance
   Spares ........................           476           1.5%           476           1.5%           468           1.4%
   General and Administrative
   Expenses ......................         1,842           5.8%         1,889           5.8%         1,936           5.7%


       Total Cost of Allocations .         5,416          17.1%         5,495          16.9%         5,379          15.8%


   EBIT ..........................    $    2,622           8.3%    $    2,974           9.2%    $    3,679          10.8%


   EBITDA ........................    $    5,319          16.8%    $    5,694          17.5%    $    6,232          18.3%


   EBITDAR .......................    $    8,208          18.3%    $    8,483          19.0%    $    9,419          19.7%

                                                            PROJECTED
                                      -----------------------------------------------------
                                         2004           %             2005           %
                                      ----------    ----------     ----------    ----------
Revenues:
   ACMI ..........................    $   36,691         100.0%    $   37,916         100.0%
     Total
     Revenue .....................        36,691         100.0%        37,916         100.0%

B727 OPERATING
EXPENSES:
   Aircraft
   Rentals .......................         3,446           9.4%         3,988          10.5%
   Flight crews (Salaries and
   Travel Related) ...............         8,403          22.9%         8,616          22.7%
   Maintenance -
   Line/Labor ....................         6,117          16.7%         6,315          16.7%

   Insurance - Aircraft/Inventory            332           0.9%           340           0.9%

   Heavy Maintenance - Reserves ..         8,298          22.6%         8,567          22.6%


     Total B727 Operating Expenses        26,597          72.5%        27,827          73.4%

       Gross
       Profit ....................        10,094          27.5%        10,089          26.6%

Allocation of Overhead

   Depreciation & Amortization ...         2,230           6.1%         1,993           5.3%
   Aircraft and Traffic Handling
   Expenses ......................           443           1.2%           457           1.2%
    B727 Maintenance
   Spares ........................           450           1.2%           443           1.2%
   General and Administrative
   Expenses ......................         1,985           5.4%         2,036           5.4%


       Total Cost of Allocations .         5,108          13.9%         4,929          13.0%


   EBIT ..........................    $    4,986          13.6%    $    5,160          13.6%


   EBITDA ........................    $    7,216          19.7%    $    7,154          18.9%


   EBITDAR .......................    $   11,112          20.9%    $   11,584          20.0%

EXHIBIT "A" - Page 10

KH 5 YEAR BUSINESS PLAN
PRO FORMA BALANCE SHEET (000'S)

                                                                                       PROJECTED
                                                    --------------------------------------------------------------------------------
                                                     YE 2000       YE 2001       YE 2002       YE 2003       YE 2004       YE 2005
                                                    ----------    ----------    ----------    ----------    ----------    ----------
ASSETS:
CURRENT ASSETS:
    Cash & Cash
    Equivalents ................................    $   16,033    $    9,847    $   15,702    $   39,955    $   70,258    $  118,146
    Accounts Receivable,
    Net ........................................       100,954       111,535       115,799       120,267       124,884       129,660
    Inventory & Aircraft
    Supplies ...................................         1,160         1,160         1,160         1,160         1,160         1,160
    Prepaid Expenses & Other Current
    Assets .....................................         4,600         4,700         4,742         4,785         4,830         4,830
      Total Current
      Assets ...................................       122,747       127,242       137,403       166,167       201,132       253,796

PROPERTY & EQUIPMENT:
    Aircraft &
    Engines ....................................        99,905        89,780        75,405        68,488        60,905        58,072
    Additional
    Aircraft ...................................          --          25,600        56,100        56,100        56,100        56,100
    Rotable Inventory
    (B727) .....................................        12,099        13,827        15,556        17,284        19,013        20,741

    Capitalization of Heavy Mx. Events .........          --           3,230         6,460         9,690        12,920        16,150

    Machinery & Equipment ......................         7,518         7,518         7,518         7,518         7,518         7,518

    Buildings & Leasehold Improvements .........         2,929         2,929         2,929         2,929         2,929         2,929

      Total Property & Equipment ...............       122,451       142,884       163,968       162,010       159,385       161,510

    Less Accumulated Depreciation ..............          --          15,119        31,168        46,573        60,509        73,602
      Net Property &
      Equipment ................................       122,451       127,765       132,800       115,437        98,875        87,908

OTHER ASSETS
    Assets in excess of reorg. value,
    net ........................................        59,695        59,695        59,695        59,695        59,695        59,695
      Amortization of Excess Reorg .............
      Value ....................................          --           1,492         2,985         4,477         5,970         7,462
        Net Assets in Excess of
        Reorg. Value ...........................        59,695        58,203        56,710        55,218        53,726        52,233


    Other Assets (F&F) .........................         1,817         1,817         1,817         1,817         1,817         1,817
    Aircraft Lease
    Deposits ...................................         2,600         2,600         2,600         3,412         4,182         4,546

      Total Other Assets .......................        64,112        62,620        61,127        60,447        59,725        58,596

    TOTAL ASSETS ...............................    $  309,310    $  317,627    $  331,330    $  342,051    $  359,732    $  400,300

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT
LIABILITIES:
    Revolving Credit
    Facility ...................................        50,000        10,173          --            --            --            --
    Accounts
    Payable ....................................        41,000        65,216        67,381        69,249        70,938        72,723

    Accrued Taxes ..............................          --            --            --            --            --            --
    CMLTD-Initial
    Funding (A/C) ..............................         9,843        10,734        11,800         7,479          --            --
    CMLTD-First Source
    (A/C) ......................................         1,613         1,930         2,109         2,304           201          --

    CMLTD-Additional A/C .......................          --           3,200         6,250         6,250         6,250         6,250
      TOTAL CURRENT
      LIABILITIES ..............................       102,455        91,253        87,540        85,282        77,390        78,973

EXHIBIT "A" - Page 11

KH 5 YEAR BUSINESS PLAN
PRO FORMA BALANCE SHEET (000'S)

                                                                                       PROJECTED
                                                    --------------------------------------------------------------------------------
                                                     YE 2000       YE 2001       YE 2002       YE 2003       YE 2004       YE 2005
                                                    ----------    ----------    ----------    ----------    ----------    ----------
LONG-TERM
LIABILITIES:

    Long-Term Debt (Initial Financing
    A/C) .......................................        50,157        34,838        15,445         6,000          --            --

    Long-Term Debt-First Source (A/C) ..........         6,697         4,614         2,506           201          --            --

    Long-Term Debt Additional A/C ..............          --          17,173        29,732        23,482        17,232        10,982
      TOTAL LONG-TERM
      LIABILITIES ..............................        56,855        56,626        47,682        29,683        17,232        10,982

STOCKHOLDERS'
EQUITY:

    Common Stock ...............................         1,000         1,000         1,000         1,000         1,000         1,000
    Additional
    Capital ....................................       149,000       149,000       149,000       149,000       149,000       149,000
    Retained
    Earnings ...................................          --          19,748        46,108        77,085       115,110       160,345
      TOTAL
      STOCKHOLDERS'
      EQUITY ...................................       150,000       169,748       196,108       227,085       265,110       310,345

    TOTAL LIABILITIES & STOCKHOLDERS'
    EQUITY .....................................    $  309,310    $  317,627    $  331,330    $  342,051    $  359,732    $  400,300

EXHIBIT "A" - Page 12

KH 5 YEAR BUSINESS PLAN
PRO FORMA CASH FLOW STATEMENT, (000'S)

                                                                                           PROJECTED
                                                             ----------------------------------------------------------------------
                                                              YE 2001        YE 2002         YE 2003        YE 2004        YE 2005
                                                             ----------     ----------     ----------     ----------     ----------
Beginning Cash Balance ..................................    $   16,033     $    9,847     $   15,702     $   39,955     $   70,258

Cash Flow from Operating
Activities:
Net Income/(Loss) Available to
Common ..................................................        19,748         26,360         30,977         38,025         45,235
Adjustments to Reconcile NI to
Net Cash:
    Depreciation & Amortization
    Addback .............................................        15,119         16,049         15,405         13,936         13,093
    Amortization Assets in Excess Reorg
    Value ...............................................         1,492          1,492          1,492          1,492          1,492
    Other, Net
      Total Operating
      Activities ........................................        36,360         43,901         47,875         53,454         59,820

Changes in Operating Assets &
Liabilities:
    (Incr)/Decr in Trade Accounts
    Receivable, Net .....................................       (10,581)        (4,263)        (4,468)        (4,617)        (4,776)
    (Incr)/Decr in Inventory and Aircraft
    Supplies ............................................          --             --             --             --             --
    (Incr)/Decr in Prepaid
    Expenses & Other ....................................          (100)           (42)           (43)           (44)          --
    (Incr)/Decr in Other Assets
    (F&F) ...............................................          --             --             --             --             --
    (Incr)/Decr in Aircraft Lease
    Deposits ............................................          --             --             (812)          (770)          (364)
    Incr/(Decr) in Accounts
    Payable .............................................        24,216          2,166          1,867          1,690          1,785
    Incr/(Decr) in
    Accrued Taxes .......................................          --             --             --             --             --
      Total Changes in Operating Assets &
      Liabilities .......................................        13,534         (2,140)        (3,456)        (3,742)        (3,355)

    Net Cash Provided/(Used) by Operating
    Activities ..........................................        49,894         41,761         44,419         49,712         56,465


Cash Flow from Investing
Activities:
      Sale of Initial Aircraft
      and Engines .......................................        10,125         14,375          6,917          7,583          2,833
      Acquisition of Additional B727
      Aircraft ..........................................       (25,600)       (30,500)          --             --             --
      Rotable
      Inventory .........................................        (1,728)        (1,728)        (1,728)        (1,728)        (1,728)
      Capitalization of Heavy
      Maintenance .......................................        (3,230)        (3,230)        (3,230)        (3,230)        (3,230)
      Machinery &
      Equipment .........................................          --             --             --             --             --
      Buildings & Leasehold
      Improvements ......................................          --             --             --             --             --

    Net Cash Provided/(Used) by Investing
    Activities ..........................................       (20,433)       (21,083)         1,958          2,625         (2,125)

Cash Flow from Financing
Activities:
      Borrowings on Revolving Credit
      Facility, Net .....................................       (39,827)       (10,173)          --             --             --
      Issuance/(Retire)
      Additional B727 Debt ..............................        20,373         15,608         (6,250)        (6,250)        (6,250)
      Retire Initial Aircraft and
      Engines ...........................................       (14,428)       (18,328)       (13,765)       (13,479)          --
      Retire First Source
      Debt ..............................................        (1,766)        (1,930)        (2,109)        (2,304)          (201)

    Net Cash Provided/(Used) by Financing
    Activities ..........................................       (35,647)       (14,823)       (22,124)       (22,034)        (6,451)

Net Increase (Decrease)
in Cash .................................................        (6,186)         5,855         24,253         30,303         47,888


Ending Cash Balance .....................................    $    9,847     $   15,702     $   39,955     $   70,258     $  118,146

EXHIBIT "A" - Page 13

                             KITTY HAWK, INC., ET AL
                              LIQUIDATION ANALYSIS
                          AMENDED AS OF OCTOBER 5, 2000
                                 (IN THOUSANDS)

                                                                   NET VALUE           LESS:            REALLOCATION
                                                                   OF ASSETS         ESTIMATED            BASED ON
                           LIQUIDATION        LESS: ASSETS       AVAILABLE FOR     ADMINISTRATIVE       INTERCOMPANY
                              VALUE         SUBJECT TO LIENS,      UNSECURED        AND PRIORITY        RECEIVABLES/
                          OF ASSETS (1)      AS ADJUSTED (2)       CREDITORS           CLAIMS           PAYABLES (3)
                         ---------------     ---------------    ---------------    ---------------     ---------------
Kitty Hawk, Inc. ....    $        17,680     $        10,952    $         6,728    $         5,161               3,750
Kitty Hawk Cargo ....             35,127              22,324             12,803              5,515                 959
Kitty Hawk Aircargo .            103,164              68,194             34,970              5,190              (1,902)

Kitty Hawk Int'l ....            133,171             118,421             14,750              7,212              (4,120)

Kitty Hawk Charters .             34,038              11,241             22,797              4,194                 986


Longhorn Solutions ..                189                 128                 61                 73                  10
Aircraft Leasing ....             61,238              50,693             10,545              2,085                 289
American Int'l Travel                138                  93                 45                 17                   0
Flight One ..........                  0                   0                  0                 38                   1
Logistics ...........                (37)


OK Turbines .........              2,927               1,797              1,130                485                  27
                         ---------------     ---------------    ---------------    ---------------     ---------------
                         $       387,672    $       283,843     $       103,829    $        29,970                  (0)

                           NET AMOUNT
                         AVAILABLE FOR         ESTIMATED
                             GENERAL            GENERAL              ESTIMATED
                            UNSECURED          UNSECURED             RECOVERY
                            CREDITORS          CLAIMS (4)           PERCENTAGE
                         ---------------     ---------------      ---------------
Kitty Hawk, Inc. ....    $         5,317             203,182                 2.62%
Kitty Hawk Cargo ....              8,247             206,318                 4.00%
Kitty Hawk Aircargo .             27,878             227,291                12.27%

Kitty Hawk Int'l ....              3,418             228,206                 1.50%

Kitty Hawk Charters .             19,589             211,383                 9.27%


Longhorn Solutions ..                 (2)            200,798                 0.00%
Aircraft Leasing ....              8,749             202,030                 4.33%
American Int'l Travel                 28             200,732                 0.00%
Flight One ..........            200,730                                     0.00%
Logistics ...........


OK Turbines .........                672             200,755                 0.33%
                         ---------------     ---------------      ---------------
                         $        73,859

FOOTNOTES:
(1) The liquidation value(s) represent the expected value to be received upon the sale of the relevant asset pursuant to an orderly sale taking into account the age of the asset and the speed that the asset could be sold. All airframe and engine values are presumed to be "half-time" with regard to condition since no valuation based upon condition was performed upon each airframe and engine. Additional detail of assets is attached as a separate exhibit.

(2) Certain assets are subject to the liens of various secured creditors. Deficiency claims have been included with "Estimated General Unsecured Claims." For purposes of this analysis, the claim of the Wells Fargo Bank Group has been allocated to each applicable Debtor on a pro rata basis using the estimated liquidation values of assets subject to its liens held by such Debtor.

(3) The Debtors have not maintained their intercompany balances on an entity-by-entity basis, but rather on a pooled basis. For purposes of this analysis, each Debtor has either a receivable or a payable from/to the intercompany pool. Based on estimated liquidation recoveries by the Debtors which have payables to the intercompany pool, an allocation of such expected recoveries has been reallocated to those Debtors with receivables from the intercompany pool.

(4) Each Debtor was a guarantor of the Senior Secured Notes Payable. For purposes of this analysis, the deficiency for the Senior Secured Notes is estimated at $200,730,000. Therefore, each Debtor has this amount included in its "Estimated General Unsecured Claims."

EXHIBIT "B" - Page 1

                             KITTY HAWK, INC. ET AL
              ESTIMATED LIQUIDATION VALUE OF ASSETS AS OF 8/31/2000
                                 (IN THOUSANDS)

                                         KITTY           KITTY           KITTY           KITTY          KITTY
                                         HAWK,           HAWK             HAWK           HAWK            HAWK           LONGHORN
                                          INC.           CARGO          AIRCARGO         INT'L         CHARTERS         SOLUTIONS
                                      ------------    ------------    ------------    ------------    ------------    ------------
CURRENT ASSETS
CASH & CASH EQUIVALENTS ..........    $     16,180    $      6,756    $     12,972    $          0    $      8,627    $        186
ACCOUNTS RECEIVABLE, NET .........               0          26,225          12,480               0           5,641               0
ASSETS HELD FOR RESALE ...........               0               0               0           1,000               0               0
EXPENDABLE SPARE PART & SUPPLIES .               0               0             414           7,400           1,600               0
POST-PETITION ADJUSTMENTS ........               0               0               0               0               0               3
                                      ------------    ------------    ------------    ------------    ------------    ------------
SUB-TOTAL NET CURRENT ASSETS .....    $     16,180    $     32,981    $     25,866    $      8,400    $     15,868    $        189
                                      ------------    ------------    ------------    ------------    ------------    ------------

PROPERTY, PLANT & EQUIPMENT ......               0               0               0               0               0               0
BUILDING & LEASEHOLD IMPROVEMENTS            1,500               0               0           6,400             450               0
JT8 -7/-9 SPARE ENGINES ..........               0               0           5,250               0               0               0
AIRCRAFT - KH CHARTERS/OK TURBINES               0               0               0               0          16,500               0
AIRCRAFT - UNENCUMBERED DC9-15F ..               0               0               0               0               0               0
DC 9-15F (N112PS) (INCL. & ENGINE)               0               0               0               0               0               0
L1011 AIRCRAFT ...................               0               0               0          28,924               0               0
B727 AIRCRAFT - WELLS FARGO BANK .               0               0          44,289               0               0               0
B727 AIRCRAFT - SR. SECURED ......               0               0          14,951               0               0               0
B747 AIRCRAFT ....................               0               0               0          66,246               0               0
OTHER AIRCRAFT (GATX/HULLS) ......               0               0               3              56               0               0
DC8-62F (N801MG) .................               0               0               0           2,000               0               0
DC8-62F (N802MG) .................               0               0               0           2,000               0               0
DC8-62F (N803CK) .................               0               0               0           2,000               0               0
DC8-63F (N811CK) .................               0               0               0           2,500               0               0
DC8-63F (N815CK) .................               0               0               0           2,500               0               0
DC8-62F (N818CK) .................               0               0               0           2,000               0               0
LEAR 25-030 (N500JS) .............               0               0               0               0             500               0
EQUIPMENT ........................               0           2,146           4,300             145             720               0
ROTABLE SPARE PARTS ..............               0               0           8,505               0               0               0
JT9D/RB211 SPARE AIRCRAFT ENGINES                0               0             000           5,000               0               0
JT9D SPARE AIRCRAFT ENGINES - AAR                0               0               0           1,000               0               0
JT9D/RB211 SPARE ENGINES - M/L'S .               0               0               0           4,000               0               0
                                      ------------    ------------    ------------    ------------    ------------    ------------
SUB-TOTAL PROP., PLANT & EQUIP ...    $      1,500    $      2,146    $     77,298    $    124,771    $     18,170    $          0
                                      ------------    ------------    ------------    ------------    ------------    ------------
TOTAL ............................    $     17,680    $     35,127    $    103,164    $    133,171    $     34,038    $        189
                                      ============    ============    ============    ============    ============    ============
                                                       AMERICAN
                                       AIRCRAFT           OK             INT'L         FLIGHT ONE        TOTAL
                                        LEASING        TURBINES          TRAVEL         LOGISTICS       COMBINED
                                      ------------    ------------    ------------    ------------    ------------
CURRENT ASSETS
CASH & CASH EQUIVALENTS ..........    $      4,781    $          0    $        138    $          0    $     49,640
ACCOUNTS RECEIVABLE, NET .........               0             505               0               0          44,851
ASSETS HELD FOR RESALE ...........               0               0               0               0           1,000
EXPENDABLE SPARE PART & SUPPLIES .               0           2,150               0               0          11,564
POST-PETITION ADJUSTMENTS ........               0               0               0               0               3
                                      ------------    ------------    ------------    ------------    ------------
SUB-TOTAL NET CURRENT ASSETS .....    $      4,781    $      2,655    $        138    $          0    $    107,058
                                      ------------    ------------    ------------    ------------    ------------

PROPERTY, PLANT & EQUIPMENT ......               0               0               0               0               0
BUILDING & LEASEHOLD IMPROVEMENTS                0               0               0               0           8,350
JT8 -7/-9 SPARE ENGINES ..........               0               0               0               0           5,250
AIRCRAFT - KH CHARTERS/OK TURBINES               0              85               0               0          16,585
AIRCRAFT - UNENCUMBERED DC9-15F ..           9,000               0               0               0           9,000
DC 9-15F (N112PS) (INCL. & ENGINE)           2,803               0               0               0           2,803
L1011 AIRCRAFT ...................               0               0               0               0          28,924
B727 AIRCRAFT - WELLS FARGO BANK .               0               0               0               0          44,289
B727 AIRCRAFT - SR. SECURED ......          44,654               0               0               0          59,605
B747 AIRCRAFT ....................               0               0               0               0          66,246
OTHER AIRCRAFT (GATX/HULLS) ......               0               0               0               0              59
DC8-62F (N801MG) .................               0               0               0               0           2,000
DC8-62F (N802MG) .................               0               0               0               0           2,000
DC8-62F (N803CK) .................               0               0               0               0           2,000
DC8-63F (N811CK) .................               0               0               0               0           2,500
DC8-63F (N815CK) .................               0               0               0               0           2,500
DC8-62F (N818CK) .................               0               0               0               0           2,000
LEAR 25-030 (N500JS) .............               0               0               0               0             500
EQUIPMENT ........................               0             187               0               0           7,498
ROTABLE SPARE PARTS ..............               0               0               0               0           8,505
JT9D/RB211 SPARE AIRCRAFT ENGINES                0               0               0               0           5,000
JT9D SPARE AIRCRAFT ENGINES - AAR                0               0               0               0           1,000
JT9D/RB211 SPARE ENGINES - M/L'S .               0               0               0               0           4,000
                                      ------------    ------------    ------------    ------------    ------------
SUB-TOTAL PROP., PLANT & EQUIP ...    $     56,457    $        272    $          0    $          0    $    280,614
                                      ------------    ------------    ------------    ------------    ------------
TOTAL ............................    $     61,238    $      2,927    $        138    $          0    $    387,672
                                      ============    ============    ============    ============    ============

EXHIBIT "B" - Page 2